     AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ON
                                NOVEMBER 3, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               BIOMEDICINES, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                        2834                    68-0364181
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
     of incorporation or         Industrial Classification    Identification No.)
        organization)                  Code Number)

                          1301 MARINA VILLAGE PARKWAY
                                   SUITE 200
                           ALAMEDA, CALIFORNIA 94501
                                 (510) 814-0112
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                   MARK MORAN
                            CHIEF EXECUTIVE OFFICER
                               BIOMEDICINES, INC.
                          1301 MARINA VILLAGE PARKWAY
                           ALAMEDA, CALIFORNIA 94501
                                 (510) 814-0112
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

               JAMES C. KITCH, ESQ.                                  DONALD J. MURRAY, ESQ.
               BRETT D. WHITE, ESQ.                                   DEWEY BALLANTINE LLP
                COOLEY GODWARD LLP                                 1301 AVENUE OF THE AMERICAS
               FIVE PALO ALTO SQUARE                                   NEW YORK, NY 10019
                3000 EL CAMINO REAL                                      (212) 259-8000
             PALO ALTO, CA 94306-2155
                  (650) 843-5000

                         ------------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM
                                                                   AGGREGATE            AMOUNT OF
            TITLE OF SECURITIES TO BE REGISTERED              OFFERING PRICE (1)    REGISTRATION FEE
COMMON STOCK, $0.001 PAR VALUE..............................      $57,500,000            $15,180

(1) Estimated solely for the purpose of calculating the amount of the registration in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS           SUBJECT TO COMPLETION          NOVEMBER 3, 2000
--------------------------------------------------------------------------------

          SHARES

[LOGO]

COMMON STOCK

----------------------------------------------------------------------

This is the initial public offering of shares of common stock of BioMedicines, Inc. No public market currently exists for our common stock. We expect the
public offering price to be between $     and $     per share.

We intend to apply to have our common stock listed on the Nasdaq National Market under the symbol "BIOS."

BEFORE BUYING ANY SHARES YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE    TOTAL
----------------------------------------------------------------------------------
PUBLIC OFFERING PRICE                                         $           $
----------------------------------------------------------------------------------
UNDERWRITING DISCOUNTS AND COMMISSIONS                        $           $
----------------------------------------------------------------------------------
PROCEEDS, BEFORE EXPENSES, TO BIOMEDICINES                    $           $
----------------------------------------------------------------------------------

The underwriters may also purchase up to           shares of common stock from
us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and
commissions will be $      , and our total proceeds, before expenses, will be
$      .

The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about              .

UBS WARBURG LLC

                           U.S. BANCORP PIPER JAFFRAY

                                                   PACIFIC GROWTH EQUITIES, INC.

--------------------------------------------------------------------------------

Through and including       , 2001 (the 25th day after commencement of this
offering), federal securities law may require all dealers selling shares of our common stock, whether or not participating in this offering, to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Prospectus summary.....................         3

The offering...........................         5

Summary financial data.................         6

Risk factors...........................         7

Forward-looking information............        18

Use of proceeds........................        19

Dividend policy........................        19

Capitalization.........................        20

Dilution...............................        21

Selected financial data................        22

Management's discussion and analysis of
  financial condition and results of
  operations...........................        24

Business...............................        30

Management.............................        49

Related party transactions.............        63

Principal stockholders.................        66

Description of capital stock...........        68

Shares eligible for future sale........        71

Underwriting...........................        73

Legal matters..........................        76

Change in independent auditors.........        76

Experts................................        76

Where you can find more information....        76

Index to financial statements..........       F-1

BioMedicines-TM- and DEALS-TM- are trademarks of BioMedicines, Inc. This prospectus also refers to service marks, trademarks and trade names of other organizations.

--------------------------------------------------------------------------------

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in the prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock that we discuss under "Risk factors" beginning on page 7.

OUR BUSINESS

We are a biopharmaceutical company that acquires and develops chemical and biological drug products in the areas of cancer, immunology and infectious disease. We identify alternative or improved development strategies for drug candidates in which other companies have previously made substantial investments in clinical and other development activities. We apply our proprietary Database Evaluation and Linkage System, or DEALS, algorithms to analyze large public and private chemical, biological and clinical databases. Through DEALS, we have identified and acquired rights to a portfolio of product candidates for which we are:

-   redirecting product development toward valuable alternative indications;

-   expanding development to related indications to enlarge market potential; or

-   otherwise improving the product's development prospects.

OUR PRODUCTS

To date, we have successfully assembled a portfolio of five drug candidates. We have initiated new clinical development programs with respect to three of these drug candidates. We estimate that these clinical-stage drug candidates represent at least $85 million in previous research and development investment by our licensors. We have acquired rights to these three drug candidates under license agreements with Schering AG, Boehringer Ingelheim International GmbH and G.D. Searle & Co. These drug candidates are:

- ATAMESTANE. We are developing atamestane to treat post-menopausal women with metastatic breast cancer. We have initiated Phase III clinical trials in the United States.

- OMEGA INTERFERON. We are developing omega interferon to treat patients with chronic hepatitis C. We are conducting Phase II clinical trials in Europe and the United States.

- BIOMED 101. We are developing Biomed 101 to be used in conjunction with interleukin-2 to treat patients with metastatic melanoma or kidney cancer. We are conducting a Phase Ib clinical trial in the United States.

In connection with our acquisition of product rights, we have also obtained valuable regulatory and clinical information and inventories of the drugs. As a result, we have saved both time and money in initiating our clinical development programs.

INDUSTRY BACKGROUND

Large pharmaceutical companies are under intense pressure to develop and bring to market new drugs that can generate substantial sales. Given budgetary constraints, these companies must evaluate and determine as early as possible which among a number of competing drug programs to continue to fund. We estimate that only 10% to 20% of drug candidates in early-stage clinical testing progress to Phase III trials. The reasons for terminating development vary, but include:

- a drug candidate does not show positive activity in the disease area that is the market focus of a particular company even though it may show useful activity in another area;

- a drug candidate shows positive activity but is deemed unlikely to meet the substantial sales threshold of a major pharmaceutical company; and

- a company encounters technological or manufacturing barriers that, at the time, cannot be surmounted.

THE BIOMEDICINES APPROACH

During the development process, extensive information on these potential products is captured in various databases. These systematic applications of our DEALS algorithms identify potentially viable product candidates from these unexploited assets. We seek to capitalize on the significant historical investments made by major pharmaceutical companies, shortening our own product development efforts. We acquire drug candidates when we see opportunities to:

- REDIRECT DEVELOPMENT. We redirect development efforts for existing product candidates toward new clinical applications that represent valuable alternative commercial opportunities.

- EXPAND DEVELOPMENT. We continue development for the original indication and add other indications to increase the potential value of the product.

- IMPROVE DEVELOPMENT. We improve development to treat more effectively the original target disease, possibly by changing the product formulation.

- OVERCOME OTHER OBSTACLES. We develop insights into the application of newly developed technologies to improve the economics of manufacturing or to solve a technical problem that had impeded previous development efforts.

OUR STRATEGY

We seek to commercialize products of high clinical value to patients while minimizing our product acquisition and development costs. Our strategy to achieve this objective incorporates the following key elements:

- the development and commercialization of our current portfolio of cancer, immunology and infectious disease product candidates;

-   the identification and acquisition of additional product candidates;

- the establishment of strategic collaborations with our licensors to gain future competitive preferences;

-   the creation of new intellectual property; and

- the outsourcing of many aspects of drug development that require capital intensive facilities.

                            ------------------------

We were incorporated in Delaware in June 1995. Our principal executive offices are located at 1301 Marina Village Parkway, Suite 200, Alameda, California 94501. Our telephone number is (510) 814-0112. Our website is on the world wide web located at "biomedicinesinc.com." Information found on our website is not a part of this prospectus.

THE OFFERING

The following information assumes that the underwriters do not exercise their over-allotment option to purchase additional shares in the offering.

Common stock we are offering.................  shares

Common stock to be outstanding after the
  offering...................................  shares

Proposed Nasdaq National Market Symbol.......  BIOS

Use of proceeds..............................  To fund our product development activities, including clinical trials, acquisition of
                                               product candidates and working capital and
                                               general corporate purposes. See "Use of
                                               proceeds."

Unless we indicate otherwise, when analyzing the information in this prospectus you should assume that outstanding share of our preferred stock convert into shares of our common stock upon the closing of this offering.

The number of shares of common stock outstanding after the offering as shown above is based on the number of shares outstanding as of September 30, 2000, excluding:

- 16,500 shares of common stock issuable upon exercise of outstanding options at an exercise price of $0.225 per share, plus an additional 729,500 shares of common stock available for future grant under our 1998 Stock Option Plan;

- 2,000,000 shares of common stock available for future grant under our 2000 Equity Incentive Plan; and

- 300,000 shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan.

Unless otherwise noted, the information in this prospectus assumes:

- the filing of our amended and restated certificate of incorporation following this offering; and

-   the underwriters have not exercised their over-allotment option.

We have agreed to issue an additional       shares if the underwriters exercise
their over-allotment option in full, which we describe in "Underwriting." If the
underwriters exercise this option in full,       shares of our common stock will
be outstanding after this offering.

SUMMARY FINANCIAL DATA

The summary financial data below should be read in conjunction with our financial statements and the related notes and "Management's discussion and analysis of financial condition and results of operations" appearing elsewhere in this prospectus. See Note 1 of the notes to financial statements for an explanation of the method used to determine the number of shares used in computing per share data below. See Note 6 of the notes to financial statements for information concerning the deemed dividends to preferred stockholders. In the "as adjusted" column below, we have adjusted the actual balance sheet data to give effect to the automatic conversion of all our preferred stock into shares of common stock upon the completion of this offering and to give effect
to receipt of the net proceeds from the sale in this offering of       shares of
our common stock at an assumed initial public offering price of $      per share
after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                                                                                                                 PERIOD FROM
                                                                                                                   INCEPTION
                                                  YEAR ENDED                      NINE MONTHS ENDED                (JUNE 28,
                                                 DECEMBER 31,                       SEPTEMBER 30,                   1995) TO
                                     ------------------------------------   -----------------------------      SEPTEMBER 30,
                                           1997         1998         1999            1999            2000               2000
STATEMENTS OF                                                                 (UNAUDITED)     (UNAUDITED)        (UNAUDITED)
OPERATIONS DATA
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
----------------------------------------------------------------------------------------------------------------------------
Research and development
  expenses.........................       $81         $732       $2,184        $1,395          $3,144            $6,142
Total operating expenses...........       196          898        4,920         2,834           8,279            14,299
Net loss...........................      (178)        (857)      (4,520)       (2,589)         (7,684)          (13,246)
Deemed dividend to preferred
  stockholders.....................        --           --           --            --         (10,362)          (10,362)
Net loss attributable to common
  stockholders.....................      (178)        (857)      (4,520)       (2,589)        (18,046)          (23,608)
Basic and diluted net loss per
  common share.....................    $(0.83)      $(2.22)      $(5.44)       $(3.35)        $(15.00)
Weighted-average shares used in
  computing basic and diluted net
  loss per share...................       214          387          832           773           1,203
Pro forma basic and diluted net
  loss per share...................                              $(0.70)                       $(2.03)
Weighted-average shares used in
  computing pro forma basic and
  diluted net loss per share.......                               6,465                         8,875

                                                                  AS OF SEPTEMBER 30, 2000
                                                              ---------------------------------
                                                                ACTUAL              AS ADJUSTED
                                                                         (UNAUDITED)
BALANCE SHEET DATA
                                                                       (IN THOUSANDS)
------------------------------------------------------------  ---------------------------------
Cash, cash equivalents and short-term investments...........  $41,986                    $
Working capital.............................................   41,764
Total assets................................................   44,229
Deficit accumulated during the development stage............  (13,246)
Convertible preferred stock.................................   12,203
Total stockholders' equity..................................   43,459

--------------------------------------------------------------------------------

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE HARMED. IN SUCH AN EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE EXPECT TO CONTINUE TO INCUR SIGNIFICANT OPERATING LOSSES, AND WE MAY NEVER ACHIEVE PROFITABILITY.

We have never generated revenue from any products and have incurred significant net operating losses in each year since our inception. As of September 30, 2000, we had an accumulated deficit of $13.2 million. The extent of our future losses is highly uncertain, and we may never achieve profitable operations. We expect that our losses will increase as we proceed with Phase III testing of atamestane, conduct our other clinical trials and begin new drug development programs. Even if we succeed in developing a commercial product, there is no guarantee that we will become profitable. We will receive product revenues to offset our losses only if we complete clinical trials for our drug candidates, receive regulatory approvals and successfully commercialize our products. We anticipate that it will be at least several years before we commercialize any of our current product candidates, if at all.

OUR STRATEGY FOR ACQUIRING RIGHTS TO DEVELOP, MARKET AND MANUFACTURE NEW PRODUCT CANDIDATES IS NOVEL. WE HAVE NOT YET COMMERCIALIZED ANY PRODUCTS USING THIS STRATEGY AND, TO DATE, WE HAVE LIMITED EXPERIENCE IN ADVANCING ACQUIRED PRODUCT CANDIDATES THROUGH THE CLINICAL DEVELOPMENT PROCESS.

A key component of our strategy is to acquire rights to develop, market and manufacture product candidates that were previously pursued for commercial development by others. We have developed our DEALS algorithms to assist us in identifying potential product candidates for us to acquire. Our DEALS algorithms also facilitate our formulation of new hypotheses as to how we might redirect development of these candidates to new indications or otherwise improve their commercial prospects. We believe this strategy for acquiring new product candidates is novel. However, we have not yet developed and commercialized any products using this strategy and, to date, we have limited experience in advancing acquired product candidates through the development process. We cannot assure you that this strategy will prove to be commercially viable.

WE MAY NOT BE ABLE TO OBTAIN REGULATORY APPROVAL TO MARKET OUR PRODUCTS FOR A NUMBER OF REASONS, ANY ONE OF WHICH WOULD PREVENT US FROM BECOMING PROFITABLE AND COULD CAUSE OUR STOCK PRICE TO DECLINE.

Prior to marketing any of our products, we must complete extensive preclinical and clinical trials of our product candidates and rigorous regulatory approval processes. Conducting clinical trials is a lengthy, time-consuming and expensive process. To date, none of our product candidates has been approved for sale in the United States or in any foreign market. Any delays in, or termination of, our clinical trials will materially and adversely affect our development and commercialization timelines, which could cause our stock price to decline. If we do not complete clinical trials for a product candidate and obtain regulatory approval, we will not be able to recover any of the substantial direct costs invested by us in the development of the product candidate. Further, we expend considerable

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

indirect resources, including management time, on clinical trials, which will not be recovered if the trials do not yield marketable drugs. Any of these events would also seriously impede our ability to obtain additional financing.

The regulatory review process takes many years, requires the expenditure of substantial resources and involves post-marketing surveillance. The length of time of clinical trials generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. The results from preclinical testing and early clinical trials are often not predictive of results obtained in later clinical trials. In conducting clinical trials, we may fail to establish the effectiveness of a compound for the targeted indication or discover unforeseen side effects. Clinical trials, moreover, may require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Patients participating in the trials may die before completion of the period of the trial or suffer adverse medical effects unrelated to treatment with our product candidate. Clinical trials are often subject to unanticipated delays. For example, we reduced the rate of dosage escalation of Biomed 101 for several months pending an investigation by us of two adverse events which we ultimately concluded were associated with IL-2 and not with Biomed 101. A number of companies in the pharmaceutical industry have suffered significant setbacks in every stage of clinical trials, even in advanced clinical trials after promising results in earlier trials. Failure to complete, or delays in, any of our clinical trials, regulatory submissions or regulatory approvals could adversely affect our ability to develop products and result in a decline in our stock price.

We cannot predict whether we will obtain regulatory approval for any of our product candidates. We may fail to obtain approval from the United States Food and Drug Administration, referred to as the "FDA," or foreign regulatory agencies for our product candidates, or experience delays in obtaining such clearance, due to varying interpretation of data or failure to satisfy efficacy, safety or quality standards. Furthermore, we may encounter delays or rejections due to changes in governmental regulations based on future legislation or administrative action during the period of the trials.

EVEN IF WE OBTAIN REGULATORY APPROVALS FOR OUR PRODUCTS, THOSE APPROVALS AND ONGOING REGULATION OF OUR PRODUCTS MAY LIMIT HOW WE MANUFACTURE AND MARKET OUR PRODUCTS, WHICH COULD PREVENT US FROM REALIZING THE FULL BENEFIT OF OUR EFFORTS.

Once regulatory approval has been granted, the product and its manufacturer are subject to continual review. We and the manufacturers of our products are required to comply with current good manufacturing practice regulations, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Further, manufacturing facilities must be approved by regulatory agencies before they can be used to manufacture our products and are subject to additional regulatory inspection. Discovery of previously unknown problems with a product or manufacturer may result in restrictions or sanctions with respect to the product, manufacturer and relevant manufacturing facility, including withdrawal of the product from the market. Failure to comply with FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, partial or total suspension of production or withdrawal of a product from the market.

FAILURE TO ESTABLISH OR MAINTAIN RELATIONSHIPS WITH LICENSORS AND COLLABORATORS MAY DELAY OR PRECLUDE SUCCESSFUL DEVELOPMENT AND COMMERCIALIZATION OF PRODUCT CANDIDATES.

Our strategy for developing product candidates depends in large part upon maintaining and entering into licensing and collaboration agreements with pharmaceutical companies or other parties. We have

--------------------------------------------------------------------------------
8

RISK FACTORS
--------------------------------------------------------------------------------

entered into a number of agreements with different pharmaceutical companies to obtain development and marketing rights and drug supplies, including our agreements with Schering AG, Boehringer Ingelheim and Searle. If we fail to satisfy payment requirements and other obligations under our current licensing and collaboration agreements, we may have to forfeit product rights, discontinue existing programs, renegotiate terms or undertake activities at our own expense that may be impractical or significantly increase our capital requirements. If a licensing or collaborative relationship is disrupted or terminated for a given product opportunity, it is unlikely that we will be able to gain access to the technology and data from another party. Even if we are able to identify a new product opportunity, we cannot assure you that we will establish a favorable licensing or collaborative relationship with the party owning the technology, data or means of production relating to the new product opportunity.

Because we are dependent upon licensing and collaborative relationships, we are subject to risks that are beyond our control, including the following:

- changes in a licensor's or collaborative party's business strategy, ownership or financial condition may adversely affect its willingness or ability to complete its obligations under an agreement with us;

- a licensor or collaborative party may have failed to obtain adequate patent protection or other rights licensed to us; and

- we may have disagreements with a licensor or collaborator regarding the terms of our agreement or ownership of proprietary rights.

These factors and other possible disagreements with our licensors or collaborators could lead to delays in the research, development and commercialization of our products or could require or result in litigation or arbitration, which would be time-consuming and expensive.

WE RELY ON THIRD PARTIES TO CONDUCT THE CLINICAL TRIALS FOR OUR PRODUCT CANDIDATES, AND WE COULD BE HARMED BY THE CONDUCT OF THESE PARTIES IF THEY DO NOT SUCCESSFULLY PERFORM THEIR OBLIGATIONS TO US.

Although we design the clinical trials for our product candidates, we rely on contract research organizations and other third parties to assist us in managing, monitoring and otherwise carrying out these trials. If these third parties do not successfully carry out their duties under their agreements with us, fail to comply with clinical trial protocols or fail to meet expected deadlines, our clinical trials may be adversely affected and we may not be able to obtain regulatory approvals.

OUR CURRENT DEPENDENCE UPON OUR LICENSORS AND OTHER THIRD PARTIES FOR THE MANUFACTURE OR SUPPLY OF OUR PRODUCTS MAY ADVERSELY AFFECT OUR ABILITY TO SUCCESSFULLY COMMERCIALIZE PRODUCTS.

We depend on our licensors and other third parties to manufacture or supply materials for use in our preclinical and clinical trials, and we expect to be dependent on these parties for the manufacture of products for commercial resale. If we do not maintain agreements with our licensors or other third parties or establish new agreements for the supply of these materials for our products in sufficient quantities and at an acceptable cost, we will be unable to complete testing for our product candidates or meet demand for our products. Our products may be subject to manufacturing delays if licensors or outside contractors give greater priority to the production of other products over our own. We and our licensors and contract manufacturers are required to comply with applicable FDA manufacturing practice regulations, which include requirements relating to quality control and quality assurance as

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

well as corresponding maintenance of records and documentation. For these and other reasons, our licensors and contract manufacturers may not be able to manufacture materials for use in trials or our products in a cost-effective or timely manner. If not performed in a timely manner, clinical trials of our product candidates could be delayed, and our ability to deliver commercial products on a timely basis could be impaired or precluded.

OUR RESULTS OF OPERATIONS MAY FLUCTUATE SIGNIFICANTLY FROM PERIOD TO PERIOD, AND A FAILURE TO MEET THE EXPECTATIONS OF INVESTORS OR THE FINANCIAL COMMUNITY AT LARGE COULD RESULT IN A DECLINE IN OUR STOCK PRICE.

Our results of operations may fluctuate significantly on a quarterly and annual basis due to, among other factors:

- the timing of any up-front payments that we may be required to pay in connection with any future acquisition of product rights;

- the timing of milestone payments that we may be required to pay to our current or future licensors;

- the timing of vesting of stock options with milestone vesting and vesting of restricted common stock purchased by our employees, and the difference between the purchase price and the fair market value of our common stock at the time of vesting, which could result in significant charges;

- fluctuations in our research and development and other costs in connection with ongoing product development programs;

-   the timing of regulatory approvals and product launches;

-   the level of revenue generated by commercialized products;

- the timing of the acquisition and integration of businesses, assets, products and technologies; and

-   general and industry-specific business and economic conditions.

Any adverse fluctuations in our results of operations, or failure to meet analyst or investor expectations, could cause our stock price to decline dramatically.

IF WE ARE UNABLE TO CREATE SALES, MARKETING AND DISTRIBUTION CAPABILITIES OR ENTER INTO AGREEMENTS WITH THIRD PARTIES TO PERFORM THESE FUNCTIONS, WE WILL NOT BE ABLE TO COMMERCIALIZE OUR PRODUCT CANDIDATES.

We currently have no sales, marketing or distribution capability. To commercialize any product candidates, we must internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services. We cannot assure you that we will be successful in these efforts and, therefore, we may not be able to profitably sell our products. To market any of our products directly, we must commit financial and managerial resources to develop a marketing and sales force with technical expertise and with supporting distribution capabilities. If we rely on pharmaceutical companies with established distribution systems to market our products, we will need to establish and maintain marketing arrangements on acceptable terms. To the extent that we enter into co-promotion or other licensing arrangements, our product revenues may be lower than if we directly marketed and sold our products, and any revenues we receive will depend upon the efforts of third parties, which efforts may not be successful.

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RISK FACTORS
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We have granted Schering AG an option to co-promote atamestane in the United
States and an option to exclusively license atamestane for commercialization outside of the United States. In addition, we have granted Boehringer Ingelheim and Searle the right to negotiate with us for commercialization rights relating to omega interferon and Biomed 101, respectively, prior to our negotiating with any other third party for these rights. There can be no guarantee that our licensors will be interested in collaborating further with us to commercialize our product candidates. If we enter into further collaborative arrangements with these parties or with other third parties in connection with the commercialization of any of our products, our success may be dependent in large part on the subsequent efforts of these parties.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL NECESSARY TO FUND OUR OPERATIONS. IF WE ARE UNABLE TO DO SO, WE MAY HAVE TO DISCONTINUE DRUG DEVELOPMENT PROGRAMS, RELINQUISH OUR RIGHTS TO SOME OR ALL OF OUR PRODUCT CANDIDATES OR DECLARE BANKRUPTCY. THE MANNER IN WHICH WE RAISE ANY ADDITIONAL FUNDS MAY AFFECT THE VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK.

Our cash flow from operations will be negative at least until the time we can successfully commercialize one or more of our products. As a result, we expect that we will require additional financing in the future to fund our drug development programs and to expand our infrastructure and research and development activities. If we fail to obtain the necessary capital, we will not be able to fund our operations. We have no committed sources of additional capital. We do not know whether additional financing will be available when needed on terms favorable to us, if at all. Failure to acquire new product candidates for development or to advance our current product candidates to later stage trials could create difficulties in obtaining additional financing. We may raise any additional capital through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements.

We believe that the net proceeds to us from this offering and our current cash and investment securities will be sufficient to support our current operating plan through at least the end of 2002. Although we have based this estimate on assumptions that we believe to be reasonable, these assumptions may prove to be wrong. Our future capital requirements depend on many factors that affect our research and development activities, including timing, extent and results of clinical trials, the timing of acquiring new drug candidates, payments required under our current and any future collaborations, and costs associated with conducting preclinical and clinical testing. See "Management's discussion and analysis of financial condition and results of operations" for a further discussion of our liquidity and capital resources.

To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. We may grant future investors rights superior to those of the common stock sold in this offering. To the extent that we raise additional funds through collaborations and licensing arrangements, it may be necessary to relinquish some rights to our technologies, product candidates or products, or grant licenses on terms that are not favorable to us. If we raise additional funds by incurring debt, we could incur significant interest expense and become subject to covenants in the related transaction documentation that could affect the manner in which we conduct our business.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS, OUR COMPETITIVE POSITION WOULD BE HARMED.

Our commercial success will depend in part on obtaining patent protection and other proprietary rights for our products and successfully defending these patents and other rights against third-party

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                                                                              11
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RISK FACTORS
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challenges. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. We will be able to protect our intellectual property rights from unauthorized use by third parties only to the extent that our technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. With regard to the technologies we license from others, we rely upon the patent protection and intellectual property rights obtained by the licensor or collaborator. The degree of future protection for our proprietary rights is uncertain, and we will not be able to ensure that:

- we or our collaborators were the first to make the inventions covered by patent applications;

- we or our collaborators were the first to file patent applications for inventions;

- others will not independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

-   any of our pending patent applications will result in issued patents;

- any patents issued or licensed to us will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

-   we will develop proprietary technologies that are patentable; or

- the patents of others will not have an adverse effect on our ability to do business.

The rights to product candidates we acquire from licensors or collaborators are protected by patents and proprietary rights owned by them, and we rely on the patent protection and rights established or acquired by them. We cannot assure you that our licensors' or collaborators' patents, patent applications and proprietary rights will not be challenged. In addition, we generally do not unilaterally control the prosecution of in-licensed technology. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we may exercise over internally developed technology.

We rely on trade secrets to protect technology where we believe patent protection is inappropriate or not obtainable. However, trade secrets are difficult to protect. While we require employees, academic collaborators and consultants to enter into confidentiality agreements and agreements to assign intellectual property rights to us, we may not be able to adequately protect our trade secrets or other proprietary information. Our DEALS algorithms are not patented. We rely on trade secrets to protect this intellectual property.

WE ARE AWARE OF INTELLECTUAL PROPERTY RIGHTS HELD BY THIRD PARTIES, TO WHICH WE DO NOT HAVE RIGHTS, THAT MAY LIMIT, DELAY OR PREVENT OUR COMMERCIALIZATION OF ATAMESTANE AND OMEGA INTERFERON.

Our product candidates could become the subject of third-party claims of intellectual property infringement. Any legal action against us or our collaborators claiming damages and seeking to enjoin developmental or marketing activities relating to affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our collaborators to obtain a license to continue to develop, manufacture or market the affected products and processes. We cannot predict whether we or our collaborators would prevail in any of these actions or whether any license required under any of these patents would be made available on commercially acceptable terms, if at all. If we are required to defend or otherwise engage in patent suits, it could consume a substantial portion of our managerial and financial resources.

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RISK FACTORS
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With respect to our proposed atamestane combination therapy, we are aware of an issued US patent and foreign counterparts relating generally to combination therapies for the treatment of breast cancer. We do not currently have rights to these patents. We believe that a large pharmaceutical company controls the rights to these patents. If this company were to make a claim of infringement against us and if we were found to infringe a valid patent, we could incur substantial damages and be required either to seek a license or to discontinue commercialization efforts. We believe that the US patent, insofar as it relates to our proposed commercialization of atamestane, is invalid because the pertinent claim is anticipated by prior art that was not disclosed to the US patent office. However, if we are forced to defend infringement litigation, we may not be able to establish invalidity through clear and convincing evidence sufficient to overcome the presumption that issued patents are valid.

With respect to omega interferon, we are aware of a US patent issued to Berlex Laboratories Incorporated relating to the manufacture of interferons in mammalian cells. This patent covers the methods of manufacturing omega interferon that we use. We are currently in discussions with Berlex regarding a license under this patent. However, we cannot assure you that we can successfully secure a license on reasonable terms, if at all.

In addition, we are aware of two US patents held by Genentech that relate to the composition of matter of omega interferon. Boehringer Ingelheim has license rights to these US patents under which we believe omega interferon can be marketed in the United States in the event Boehringer Ingelheim, our licensor and the manufacturer of omega interferon, elects to commercialize omega interferon with us. Boehringer Ingelheim does not have the right to sublicense these license rights without the consent of Genentech. As a result, we will not be able to commercialize omega interferon in the United States without Boehringer Ingelheim unless Genentech consents to a sublicense or otherwise permits us to access its US patent rights. If Boehringer Ingelheim elects not to enter into a commercialization agreement with us, it has agreed to use its best reasonable efforts to grant us a sublicense to these rights and to secure the required consent of Genentech.

We may be required to defend infringement actions or challenge the validity of third-party patents in court in order to commercialize our proposed atamestane combination therapy and/or omega interferon. However, we may not have sufficient resources to bring these actions to a successful conclusion. If we do not successfully defend any infringement actions to which we become a party or are unable to have infringed patents declared invalid, we may:

- have to pay substantial monetary damages which can be tripled if the infringement is deemed willful; or

- be required to discontinue or significantly delay commercialization and development of the affected products.

We will be materially harmed if we are unable to successfully defend any infringement litigation relating to these patents or are unable to obtain any required license or sublicense to these patents.

IF WE FAIL TO ATTRACT, RETAIN AND MOTIVATE SKILLED PERSONNEL, IT WILL DELAY OUR PRODUCT DEVELOPMENT PROGRAMS.

We are a small company and had only 16 employees as of September 30, 2000. Our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions and scientists. Competition for personnel and academic collaborations is intense. In particular, our product development programs depend on our ability to attract and retain highly skilled chemists and clinical development personnel. If we lose the services of any of these personnel, in

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                                                                              13
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RISK FACTORS
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particular, Mark Moran, our Chief Executive Officer, it could impede significantly the achievement of our research and development objectives. We maintain key management personnel insurance in the amount of $4 million with respect to Dr. Moran. We do not know if we will be able to attract or retain personnel.

IF OUR COMPETITORS DEVELOP AND MARKET PRODUCTS THAT ARE MORE EFFECTIVE THAN OURS, DEMAND FOR OUR PRODUCTS MAY BE REDUCED OR ELIMINATED.

There is intense competition in our target markets of cancer and infectious disease. Our ability to successfully market drugs will be limited if our competitors develop and market products that are more effective, have fewer side effects or are less expensive than our product candidates. With respect to our drug development programs, other companies have product candidates in clinical trials to treat each of the diseases for which we are seeking to develop products, including cancer and viral hepatitis. Many of these competing potential drugs are further advanced in development than are any of our potential products. Our competitors may succeed in developing and marketing products that are either more effective than those we may develop or are marketed before any products we develop are marketed.

Our competitors include fully-integrated pharmaceutical companies, biopharmaceutical companies and universities and public and private research institutions and may include our licensors, who are not generally restricted from competing with us. Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater marketing capabilities than we do. If our competitors successfully enter into partnering arrangements or license agreements with pharmaceutical companies or academic research institutions, we will then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find an acceptable substitute.

OUR LICENSORS AND OTHER COLLABORATORS MAY DEVELOP PRODUCTS IN RELATED FIELDS THAT ARE COMPETITIVE OR HAVE THE POTENTIAL TO COMPETE WITH THE PRODUCTS OR POTENTIAL PRODUCTS THAT ARE THE SUBJECT OF OUR COLLABORATIONS.

The development of potentially competing products by a licensor or collaborator could cause the licensor or collaborator to be less willing to support our product candidates. Since our current licensors and other collaborators have significantly greater financial resources and established distribution systems than we do, they would be in a better position to market their products.

OUR ABILITY TO GENERATE REVENUES WILL BE DIMINISHED IF WE FAIL TO OBTAIN ACCEPTABLE PRICES OR AN ADEQUATE LEVEL OF REIMBURSEMENT FOR OUR PRODUCTS FROM THIRD-PARTY PAYORS.

The continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means will limit our commercial opportunity. For example, in some foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Government and other third-party payors increasingly are attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drugs and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling

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RISK FACTORS
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approval. Cost control initiatives could decrease the price that we or any of our collaborators receive for our products from third-party payors, including private health insurers and governmental providers.

IF PRODUCT LIABILITY LAWSUITS ARE SUCCESSFULLY BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT COMMERCIALIZATION OF OUR PRODUCT CANDIDATES.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop. We currently carry product liability insurance covering our clinical studies, but in the future we may not be able to obtain insurance at a reasonable cost, if at all.

RISKS RELATED TO THE OFFERING

IF OUR OFFICERS, DIRECTORS AND LARGEST STOCKHOLDERS CHOOSE TO ACT TOGETHER, THEY MAY BE ABLE TO CONTROL OUR MANAGEMENT AND OPERATIONS, ACTING IN THEIR BEST INTERESTS AND NOT NECESSARILY IN THE INTERESTS OF OTHER STOCKHOLDERS.

Following completion of this offering, our directors, executive officers and holders of 5% or more of our outstanding common stock and their affiliates will
beneficially own approximately     % of our common stock based on their
beneficial ownership as of September 30, 2000, and     % if the underwriters
exercise their over-allotment option in full. Accordingly, they collectively will have the ability to determine the election of all of our directors and to determine the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR OUR COMMON STOCK AND AFTER THE OFFERING OUR STOCK PRICE MAY BE VOLATILE AND YOUR INVESTMENT IN OUR STOCK COULD DECLINE IN VALUE.

Our common stock has not been publicly traded prior to this offering. We do not know how our common stock will trade in the future. The market prices for securities of biopharmaceutical companies have been highly volatile and may continue to be highly volatile in the future independent of company performance. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

- announcements of technological innovations or new commercial products by our competitors or us;

-   results of clinical trials;

- approval or disapproval of our product candidates by the FDA or other regulatory agencies;

-   loss of key personnel;

-   developments concerning proprietary rights, including patents;

-   developments concerning our collaborations;

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                                                                              15
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RISK FACTORS
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-   publicity regarding actual or potential medical results relating to products under development by our competitors or us;

-   regulatory developments in the United States and foreign countries;

-   litigation;

-   economic and other external factors or other disasters or crises;

-   changes in earnings estimates by market research analysts; and

-   period-to-period fluctuations in financial results.

BECAUSE OF OUR POTENTIAL STOCK PRICE VOLATILITY, WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION.

In the past, securities class action litigation has been brought against a company following a decline in the market price of its securities. This risk is especially acute for us because biopharmaceutical companies have experienced significant stock price volatility in recent years. As a result, we may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources and could seriously harm our business.

IF OUR STOCKHOLDERS SELL SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK AFTER THIS PUBLIC OFFERING, INCLUDING SHARES ISSUED UPON THE EXERCISE OF OUTSTANDING OPTIONS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE.

The market price of our common stock may decline due to sales of a large number of shares of our common stock or the perception that such sales may occur. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

After this offering, we will have       outstanding shares of common stock,
      shares if the underwriters exercise their over-allotment option in full, based upon the number of outstanding share as of September 30, 2000. Of these
shares,       shares, plus an additional       shares if the underwriters
exercise their over-allotment option in full, will be freely tradeable without restriction or further registration under the Securities Act. Of the remaining
shares, a total of approximately       shares held by our directors, executive
officers and our existing stockholders are subject to lock-up agreements generally providing that these stockholders will not sell or otherwise dispose of their shares for a period of 180 days following the date of the final prospectus for this offering without the prior written consent of UBS Warburg LLC. UBS Warburg LLC can release these lock-up agreements at any time. In addition, options to purchase 16,500 shares of our common stock are outstanding as of September 30, 2000. Following this offering, we expect to register the shares underlying these options. Subject to the exercise of these options, shares included in such registration will be available for sale in the open market immediately after the 180-day lock-up period expires.

After this offering, the holders of approximately 14,103,494 shares of common stock will be entitled to rights with respect to registration of such shares under the Securities Act. If such holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, these sales could have an adverse effect on the market price for our common stock. If we were to initiate a registration and include shares held by these holders pursuant to the exercise of their registration rights, these sales may impair our ability to raise capital.

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RISK FACTORS
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PROVISIONS IN DELAWARE LAW AND OUR CHARTER MAY PREVENT OR DELAY A CHANGE OF
CONTROL, EVEN IF THAT CHANGE OF CONTROL MAY BE BENEFICIAL TO OUR STOCKHOLDERS.

We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in business combinations with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation's outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation's voting stock unless specified conditions are met, as further described in "Description of capital stock."

Our certificate of incorporation and bylaws include a number of provisions that may deter or impede hostile takeovers or changes of control or management. These provisions include:

- our board is classified into three classes of directors as nearly equal in size as possible with staggered three-year terms;

- the authority of our board to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of these shares, without stockholder approval;

- all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent; and

- special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer or the board.

These provisions may have the effect of delaying or preventing a change of control.

PURCHASERS OF COMMON STOCK IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE.

Purchasers in the public offering will experience immediate and substantial
dilution of $        in the net tangible book value per share of common stock
from the initial public offering price. Assuming an initial public offering
price of $        per share of common stock, our net tangible book value, after
giving effect to this offering, would be $        per share. See "Dilution" for
more details regarding the dilution purchasers in this offering will experience. Additional dilution will occur upon exercise of options granted by us.

WE HAVE BROAD DISCRETION TO USE THE PROCEEDS FROM THIS OFFERING AND MAY USE THE PROCEEDS IN A MANNER WITH WHICH YOU MAY NOT AGREE.

We have not allocated any specific portion of the proceeds from this offering to any particular use. We will have substantial flexibility and broad discretion in applying the net proceeds from this offering and you will be relying on the judgment of our management regarding the application of these proceeds. We cannot assure you that management will use these funds in a manner that you would approve of.

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FORWARD-LOOKING INFORMATION

Some of the statements under "Prospectus summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. Some of these factors are listed under "Risk factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Neither we nor any other person assumes responsibility for the accuracy and completeness of those statements. Except as required by law, we undertake no obligation to update any of the forward-looking statements after the date of this prospectus or to conform them to actual results or changes in our expectations.

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USE OF PROCEEDS

The net proceeds to us from the sale of common stock in this offering are
estimated to be $             million, or $            million if the
underwriters exercise their over-allotment option in full, assuming a public
offering price of $            per share and after deducting estimated
underwriting discounts and commissions and our estimated offering expenses.

We currently intend to use the net proceeds of this offering to fund product development activities, including clinical trials, the acquisition of product candidates, and working capital and general corporate purposes. We have not determined the amount of net proceeds that we will use for each of these purposes.

We may also use a portion of the net proceeds to acquire or invest in other businesses, although no acquisitions are currently planned or being negotiated as of the date of this prospectus, and no portion of the net proceeds has been allocated for a specific acquisition.

Until we use the net proceeds of this offering for the above purposes, we intend to invest the net proceeds temporarily in investment-grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock and do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

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                                                                              19
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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2000:

-   on an actual basis;

- on a pro forma basis to reflect the conversion of all outstanding shares of preferred stock into 12,203,494 shares of common stock upon the completion of this offering; and

-   on a pro forma as adjusted basis to reflect our receipt of the net proceeds
    from our sale of       shares of common stock in this offering at an assumed
    initial public offering price of $    per share, after deducting estimated
    underwriting discounts and commissions and estimated offering expenses payable by us.

                                                                                            PRO FORMA
                                                                   ACTUAL     PRO FORMA   AS ADJUSTED
                                                                          (IN THOUSANDS)
-----------------------------------------------------------------------------------------------------
Convertible preferred stock, $0.001 par value, 12,203,494
  shares authorized, 12,203,494 issued and outstanding,
  actual; 12,203,494 shares authorized, no shares issued and outstanding, pro forma; 5,000,000 shares undesignated
  preferred stock authorized, no shares issued and
  outstanding, pro forma as adjusted........................          $12           $--           $--
Common stock, $0.001 par value; 16,000,000 shares
  authorized, 2,798,000 shares issued and outstanding,
  actual; 16,000,000 shares authorized, 15,001,494 shares
  issued and outstanding, pro forma; and 75,000,000 shares
  authorized,     shares issued and outstanding, pro forma
  as adjusted...............................................            3            15            --
Additional paid-in capital..................................       58,470        58,470
Notes receivable from stockholders..........................         (282)         (282)         (282)
Deferred compensation.......................................       (1,498)       (1,498)       (1,886)
Deficit accumulated during the development stage............      (13,246)      (13,246)       (8,568)
                                                              -----------   -----------   -----------
Total stockholders' equity..................................      $43,459       $43,459             $
                                                              ===========   ===========   ===========

The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of September 30, 2000 and excludes:

- 16,500 shares of common stock issuable upon exercise of outstanding options at an exercise price of $0.225 per share, plus an additional 729,500 shares of common stock available for future grant under our 1998 Stock Option Plan;

- 2,000,000 shares of common stock available for future grant under our 2000 Equity Incentive Plan; and

- 300,000 shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan.

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DILUTION

Purchasers of common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the initial public offering price. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of our shares of common stock outstanding, assuming the conversion of all outstanding shares of convertible preferred stock into 12,203,494 shares of common stock effective immediately prior to the closing of this offering. As of September 30, 2000, we had a net tangible book value of $43.5 million, or $2.90
per share of common stock. After giving effect to the sale of       shares of
common stock in this offering at an assumed public offering price of $       per
share and after the deduction of estimated underwriting discounts and commissions and estimated offering expenses, our net tangible book value would
have been $      million, or $      per share. This represents an immediate
increase in net tangible book value of $      per share to existing stockholders
and an immediate and substantial dilution of $      per share to new investors
purchasing common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price.......................                   $
Net tangible book value as of September 30, 2000............   $2.90
Increase attributable to new investors......................
                                                              ------
Pro forma net tangible book value after the offering........
                                                                         -------
Dilution in pro forma net tangible book value to new
  investors.................................................                   $
                                                                         =======

The following table summarizes, on a pro forma basis as of September 30, 2000, after giving effect to this offering, the total number of shares of common stock purchased from us and the total consideration and the average price per share paid by existing stockholders and by new investors:

                                                 SHARES PURCHASED       TOTAL CONSIDERATION   AVERAGE PRICE
                                                NUMBER    PERCENT         AMOUNT    PERCENT       PER SHARE
-----------------------------------------------------------------------------------------------------------
Existing stockholders....................   15,001,494           %  $ 52,422,438           %   $       3.49
New investors............................                        %                         %
                                           -----------   --------   ------------   --------
  Total..................................                     100%  $                   100%
                                           ===========   ========   ============   ========

The discussion and tables above exclude 16,500 shares of common stock issuable upon exercise of outstanding options to purchase common stock at $0.225 per share. The issuance of common stock in connection with the exercise of these options will result in further dilution to new investors. See
"Management--Employee Benefit Plans."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA

This section presents our historical selected financial data. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements, and "Management's discussion and analysis of financial condition and results of operations." The selected data in this section is not intended to replace the financial statements.

We derived the statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 from the audited financial statements included in this prospectus audited by Ernst & Young LLP. We derived the balance sheet data as of December 31, 1997 from audited financial statements not included in this prospectus. The financial data as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 and for the period from inception (June 28, 1995) to September 30, 2000 are derived from unaudited financial statements included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. As we commenced operations in 1997, the only activity in 1995 and 1996 consisted of general and administrative expenses of $6,729.

Historical results are not necessarily indicative of future results. See the notes to the financial statements for an explanation of the method used to determine the number of shares used in computing per share data below and for information concerning the deemed dividend to preferred stockholders.

                                                                                                                     PERIOD FROM
                                                                                                                       INCEPTION
                                                                                      NINE MONTHS ENDED          (JUNE 28, 1995)
                                                      YEAR ENDED DECEMBER 31,           SEPTEMBER 30,                         TO
                                            ---------------------------------   -----------------------------      SEPTEMBER 30,
                                                 1997        1998        1999            1999            2000               2000
                                                                                  (UNAUDITED)     (UNAUDITED)        (UNAUDITED)
STATEMENTS OF OPERATIONS DATA
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------------------------------------------------------
Operating expenses:
  Research and development................  $      81   $     732   $   2,184   $       1,395   $       3,144   $          6,142
  General and administrative..............        115         166         468             318             578              1,332
  Stock-based compensation (see
   Note A)................................         --          --       2,268           1,121           4,557              6,825
                                            ---------   ---------   ---------   -------------   -------------   ----------------
Loss from operations......................       (196)       (898)     (4,920)         (2,834)         (8,279)           (14,299)
                                            ---------   ---------   ---------   -------------   -------------   ----------------
Other income, net.........................         18          41         400             245             595              1,053
                                            ---------   ---------   ---------   -------------   -------------   ----------------
Net loss..................................       (178)       (857)     (4,520)         (2,589)         (7,684)           (13,246)
                                            =========   =========   =========   =============   =============   ================
Deemed dividend to preferred
  stockholders............................         --          --          --              --         (10,362)           (10,362)
                                            =========   =========   =========   =============   =============   ================
Net loss attributable to common
  stockholders............................  $    (178)  $    (857)  $  (4,520)  $      (2,589)  $     (18,046)  $        (23,608)
                                            =========   =========   =========   =============   =============   ================
Basic and diluted net loss per share......  $   (0.83)  $   (2.22)  $   (5.44)  $       (3.35)  $      (15.00)
                                            =========   =========   =========   =============   =============
Weighted-average shares used in computing
  basic and diluted net loss per share....        214         387         832             773           1,203
                                            =========   =========   =========   =============   =============
Pro forma basic and diluted net loss per
  share...................................                          $   (0.70)                  $       (2.03)
                                                                    =========                   =============
Weighted-average shares used in computing
  pro forma basic and diluted net loss per
  share...................................                              6,465                           8,875
                                                                    =========                   =============
Note A: Stock-based compensation relates
  to the following:
  Research and development................  $      --   $      --   $   1,213   $         577   $       2,550   $          3,762
  General and administrative..............         --          --       1,055             544           2,007              3,063
                                            ---------   ---------   ---------   -------------   -------------   ----------------
                                            $      --   $      --   $   2,268   $       1,121   $       4,557   $          6,825
                                            =========   =========   =========   =============   =============   ================

--------------------------------------------------------------------------------
22

SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

                                                                    AS OF DECEMBER 31,                    AS OF
                                                              ------------------------------      SEPTEMBER 30,
                                                                  1997       1998       1999               2000
                                                                                                    (UNAUDITED)
BALANCE SHEET DATA
                                                                               (IN THOUSANDS)
---------------------------------------------------------------------------------------------------------------
Cash, cash equivalents and short-term investments...........   $4,398    $ 1,007    $ 9,688        $ 41,986
Working capital.............................................      785        968      9,588          41,764
Total assets................................................      811      1,068     11,114          44,229
Deficit accumulated during the development stage............     (185)    (1,042)    (5,562)        (13,246)
Total stockholders' equity (net capital deficiency).........     (212)    (1,024)    (3,262)         43,459

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. AS A RESULT OF MANY FACTORS, SUCH AS THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS.

OVERVIEW

We were incorporated in June 1995 and began operations in February 1997. We are a biopharmaceutical company that acquires and develops drug candidates for which we have identified improved or alternative development strategies. Since our inception, we have devoted substantially all of our efforts to the acquisition, preclinical research and clinical development of our drug candidates.

We have incurred significant losses since our inception. As of September 30, 2000, our accumulated deficit was $13.2 million. The process of developing our drugs will require significant additional preclinical studies and clinical trials, as well as regulatory approval and manufacturing and commercialization activities. We expect these activities, together with our general and administrative expenses, to result in significant additional operating losses for the foreseeable future. We will receive revenue from product sales only if we complete clinical trials, obtain regulatory approvals and successfully commercialize at least one of our drug candidates.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses were approximately $3.1 million for the nine months ended September 30, 2000, compared with approximately $1.4 million for the nine months ended September 30, 1999. This increase primarily was a result of:

-   additional personnel costs;

-   expenditures in support of planned clinical trials of atamestane;

-   costs of clinical trials for omega interferon; and

-   costs of clinical trials for Biomed 101.

We expect that research and development expenses will increase significantly in the future, particularly as we commence later stage clinical trials for other drug candidates.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses were approximately $578,000 for the nine months ended September 30, 2000, compared with approximately $319,000 for the nine months ended September 30, 1999. This increase was primarily attributable to increased costs for additional personnel and occupancy costs. We expect that general and administrative expenses will increase in the future to support continued growth of our research and development efforts and to accommodate new demands associated with operating as a public company.

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24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

AMORTIZATION OF DEFERRED COMPENSATION AND OTHER STOCK-BASED COMPENSATION
EXPENSES

Stock-based compensation was approximately $4.6 million for the nine months ended September 30, 2000, which consisted of $1.1 million of amortization of deferred stock-based compensation and $3.5 million of compensation expense related to restricted stock issued to one of our officers compared with approximately $1.1 million for the nine months ended September 30, 1999 almost entirely related to compensation expense associated with restricted stock issued to one of our officers. We recorded aggregate deferred stock-based compensation of approximately $2.8 million during the period from April 1999 through September 2000, representing the difference between the exercise price of options and the fair value of our common stock as determined by management in light of this initial public offering and the expected initial public offering price per share.

Based on deferred stock-based compensation recorded as of September 30, 2000, we expect to record amortization for deferred stock-based compensation as follows: approximately $280,000 for the remaining three months in 2000, $733,000 in 2001, $359,000 in 2002, $109,000 in 2003 and $18,000 in 2004.

In addition, as performance incentives, we have attached either milestones or vesting accelerators to option grants to some of our employees. Under these arrangements, the employee has to meet a specific performance milestone in order to commence vesting. Options that commence vesting only upon achievement of milestones will be valued at the date such milestones are achieved and to the extent the fair value of our common stock exceeds the exercise price of the shares on the date the milestones are achieved, such amount will be accounted for as compensation expense. This amount may be material. As of December 31, 1999 and September 30, 2000, we had 68,000 options and 117,500 options (of which 101,000 options were exercised early), respectively, subject to milestone-based vesting. We do not anticipate granting options or issuing restricted stock to our employees in the future with exercise or purchase prices below fair market value on the date of grant or issuance. However, if we grant options subject to milestone-based vesting in the future, we may be subject to additional and substantial stock-based compensation charges.

In November 1998 and 1999, we issued an aggregate of 1,000,000 shares of common stock to one of our officers pursuant to a restricted stock purchase agreement, under which we have repurchase rights that lapse, in part, upon achievement of certain milestones. To the extent that the fair value of our common stock on the date the milestones are achieved exceeds the issuance price of the shares, this amount will be accounted for as compensation expense. We recorded $1.1 million and $3.5 million in stock-based compensation for the nine months ended
September 30, 1999 and 2000, respectively. Both the November 1998 and 1999 restricted stock purchases were consummated through the issuance of full-recourse notes to us, which will be forgiven upon the closing of this offering. Due to this performance-based forgiveness feature, we are subject to the provisions of EITF 95-16 and are required to apply variable accounting on all these restricted shares vested until the earlier of either the triggering of the performance feature or the board of directors approving early forgiveness of the amount due. As a result, for the nine months ended September 30, 1999 and 2000, additional stock-based compensation expense of $597,000 and $3.1 million, respectively, was recorded. These amounts are included in the stock-based compensation expense previously presented above. In addition, as a result of the achievement of a milestone linked to this offering, our repurchase rights will lapse with respect to 250,000 of these restricted shares upon the completion of
this offering. Based on an initial public offering price of $    per share, we
expect to record additional stock-based compensation expense of $     upon the
completion of this offering.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

OTHER INCOME, NET

Other income, net was approximately $595,000 for the nine months ended
September 30, 2000, compared with approximately $245,000 for the nine months ended September 30, 1999. The increase was due to increased interest income earned on higher average balances of cash, cash equivalents and short-term investments during the 2000 period resulting from the investment of the net proceeds from the sale of Series B convertible preferred stock in April 1999 and the sale of Series C convertible preferred stock in September 2000.

DEEMED DIVIDEND TO PREFERRED STOCKHOLDERS

In September 2000, we sold 4,834,606 shares of Series C preferred stock for proceeds of $38 million. At the date of issuance, we believed that the Series C preferred stock was issued at fair value. However, after reevaluating the fair value of our common stock in contemplation of this offering, we determined that the issuance of the Series C preferred stock resulted in a beneficial conversion feature of approximately $10.4 million, calculated in accordance with Emerging Issues Task Force Consensus No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features." This amount has been recorded as a deemed dividend to the Series C stockholders for the nine months ended September 30, 2000. There was no effect on total stockholders equity as the dividend was recorded as a simultaneous charge and credit to additional paid in capital.

YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses were approximately $2.2 million in 1999, compared with approximately $732,000 in 1998 and approximately $81,000 in 1997. Research and development expenditures in 1999 consisted primarily of:

- up-front and other costs associated with the acquisition of atamestane, and expenses associated with INDs for Biomed 101 and omega interferon; and

-   hiring and personnel costs.

Research and development expenditures in 1998 consisted primarily of:

- up-front and other costs associated with the acquisition of Biomed 101 and omega interferon; and

-   personnel costs.

Research and development expenditures in 1997 consisted primarily of:

-   personnel costs; and

-   costs associated with the acquisition of Biomed 101.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses were approximately $468,000 in 1999, compared with approximately $166,000 in 1998 and approximately $114,000 in 1997. These increases were primarily attributable to increased costs for additional personnel and occupancy costs.

AMORTIZATION OF DEFERRED COMPENSATION AND OTHER STOCK-BASED COMPENSATION
EXPENSES

Stock-based compensation was approximately $2.3 million for 1999. This amount consisted of $262,000 of amortization of deferred stock-based compensation and $2.0 million of compensation expense related to restricted stock granted to one of our officers. There was no amortization of deferred compensation for 1998 or 1997. We recorded aggregate deferred stock-based compensation of

--------------------------------------------------------------------------------
26

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

approximately $1.0 million during 1999 representing the difference between the exercise price and the fair value of our common stock as determined by management in light of this initial public offering and the expected initial public offering price per share.

In November 1998 and 1999, we issued an aggregate of 1,000,000 shares of common stock to one of our officers pursuant to a restricted stock purchase agreement, under which we have repurchase rights that lapse, in part upon achievement of certain milestones. To the extent that the fair value of our common stock on the date the milestones are achieved exceeds the issuance price of the shares, this amount will be accounted for as compensation expense. We recorded $2.0 million in stock-based compensation in 1999. Both the November 1998 and 1999 restricted stock purchases were consummated through the issuance of full-recourse notes to us, which will be forgiven upon the closing of this offering. Due to this performance-based forgiveness feature, we are subject to the provisions of EITF 95-16 and are required to apply variable accounting on all these restricted shares vested until the earlier of either the triggering of the performance feature or the board of directors approving early forgiveness of the amount due. As a result, for the year ended December 31, 1999, additional stock-based compensation expense of $1.1 million was recorded. These amounts have been included in the stock-based compensation expense previously presented above.

OTHER INCOME, NET

Other income, net was approximately $400,000, $41,000 and $18,000 in 1999, 1998 and 1997, respectively. These increases were due primarily to increased interest income earned on higher average balances of cash, cash equivalents and short-term investments as a result of preferred stock financings in 1999, 1998 and 1997.

INCOME TAXES

As of December 31, 1999, we had approximately $2.6 million in federal and state net operating loss carryforwards. If not utilized, net operating loss and credit carryforwards will expire at various dates beginning in 2012 for federal income tax purposes and beginning in 2005 for state tax purposes. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of our net operating losses and credits before they can be used. You should read Note 8 of notes to the financial statements.

LIQUIDITY AND CAPITAL RESOURCES

Since our inception, we have financed our operations primarily through private placements of preferred stock and interest income. As of September 30, 2000, we had received net proceeds of approximately $49.8 million from the sale of convertible preferred stock.

We had cash, cash equivalents and short-term investments of approximately
$42.0 million at September 30, 2000, an increase of approximately $32.3 million from $9.7 million at December 31, 1999. We received net proceeds of approximately $35.7 million from the sale of our Series C preferred stock in September 2000. Cash used in operations during the nine months ended
September 30, 2000 was approximately $3.0 million. Cash used in operating activities was primarily due to funding of net operating losses.

During the three-year period ended December 31, 1999, cash used in operating activities was approximately $2.2 million. Cash used in operating activities was primarily due to funding of net operating losses. Cash flow from financing activities of approximately $14.1 million for the three-year

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

period ended December 31, 1999 included the sale of Series A preferred stock in August 1997 and August 1998 for approximately $2.0 million and the sale of Series B preferred stock in April 1999 for approximately $12.1 million.

Under the terms of our license agreements with Schering AG, Boehringer Ingelheim and Searle, we are obligated to make payments of up to $10.5 million in the aggregate upon the achievement of development milestones.

We believe our existing cash, cash equivalents and short-term investments, together with cash flows and the net proceeds of this offering, will be sufficient to fund our operating expenses, debt obligations and capital requirements at least through the next two years. Our future capital uses and requirements depend on numerous factors, including:

- the extent to which our product candidates progress into later stages of development;

-   our ability to acquire new product candidates;

-   our progress with research and development; and

- regulatory changes, competition and technological developments in the market.

Therefore, our capital requirements may increase in future periods. As a result, we may require additional funds and may attempt to raise additional funds through equity or debt financings, collaborative arrangements with corporate partners or from other sources.

We have no commitments for any additional financings. Additional funding may not be available to finance our operations when needed or, if available, the terms for obtaining such funds may not be favorable or may result in dilution to our stockholders.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

The primary objective of our investment activities is to preserve our capital until it is required to fund operations while at the same time maximizing the income we receive from our investments without significantly increasing risk. To minimize this risk, we maintain a portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds and corporate debt securities. The average maturity of all our investments in 1999 and the first nine months of 2000 was less than six months. Due to the short-term nature of these investments, a 10% movement in market interest rates would not have a material impact on the total fair market value of our portfolio as of September 30, 2000.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," referred to as "SFAS 133," as amended by SFAS 137 and SFAS 138, which will be effective for the year ending December 31, 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. We believe the adoption of SFAS 133 will not have a material effect on our financial statements, since we currently do not engage in hedging activities and hold no derivative financial instruments.

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28
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, referred to as "SAB 101." SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition. We believe the adoption of SAB 101 will have no significant impact on our revenue recognition policy.

In March 2000, the FASB issued Interpretation No. 44, referred to as "FIN 44," "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB 25," which contains rules to clarify the applications of APB 25. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either
December 15, 1998 or January 12, 2000. We believe the adoption of FIN 44 will not have a material impact on our operating results or financial position.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

BUSINESS

OVERVIEW

We are a biopharmaceutical company that acquires and develops drug candidates for which we have identified alternative or improved development strategies. We apply our proprietary Database Evaluation and Linkage System, or DEALS, algorithms to analyze large public and private chemical, biological and clinical databases. DEALS enables us to identify potential drug candidates in which other companies have previously made substantial investments in clinical and other development activities directed toward a particular indication. Based on this approach, we have acquired rights to a portfolio of product candidates for which we are:

-   redirecting product development toward valuable alternative indications;

-   expanding development to related indications to enlarge market potential; or

-   otherwise improving the product's development prospects.

To date, we have successfully assembled a portfolio of five drug candidates. We have initiated new clinical development programs with respect to three of these drug candidates. We estimate that these clinical-stage drug candidates represent at least $85 million in previous research and development investment by our licensors. We have acquired rights to these three drug candidates under license agreements with Schering AG, Boehringer Ingelheim International GmbH and G.D. Searle & Co. These drug candidates are:

- ATAMESTANE. We are developing atamestane to treat post-menopausal women with metastatic breast cancer. We have initiated Phase III clinical trials in the United States.

- OMEGA INTERFERON. We are developing omega interferon to treat patients with chronic hepatitis C. We are conducting Phase II clinical trials in Europe and the United States.

- BIOMED 101. We are developing Biomed 101 to be used in conjunction with interleukin-2 to treat patients with metastatic melanoma or kidney cancer. We are conducting a Phase Ib clinical trial in the United States.

In connection with our acquisition of product rights, we have also obtained valuable regulatory and clinical information and inventories of the drugs. As a result, we have saved both time and money in initiating our clinical development programs. We have acquired product rights and supply, designed clinical development programs, made related regulatory filings, begun conducting clinical testing on two of these products and obtained regulatory approval to initiate clinical testing on a third, all for aggregate expenditures through September 30, 2000 of approximately $6.1 million.

If our development and commercialization efforts prove to be successful, we will have created valuable commercial products and our licensors will receive, at a minimum, financial returns they may not have otherwise realized. Moreover, we believe that successes in our initial development programs may enable us to obtain from our licensors preferred access to additional product acquisition opportunities in the future.

INDUSTRY BACKGROUND

Large pharmaceutical companies are under intense pressure to develop and bring to market new drugs that can generate substantial sales. The Pharmaceutical Research and Manufacturers of America organization, or PhRMA, estimates that pharmaceutical companies will spend approximately $26 billion in 2000 generating preclinical and clinical data for thousands of potential products and

--------------------------------------------------------------------------------
30

BUSINESS
--------------------------------------------------------------------------------

that the average cost of bringing one new medicine to market is in excess of $500 million. According to PhRMA, it takes on average 12 to 15 years to develop and obtain regulatory approval for a new medicine. As a promising new drug advances from discovery through late-stage clinical development, the required rate of investment significantly increases. Given budgetary constraints, pharmaceutical companies face considerable pressure to evaluate and determine as early as possible which among competing drug programs to continue to fund.

From publicly available information, we have determined that pharmaceutical companies terminated development on more than 200 clinical-stage product candidates in 1999. We estimate that only 10% to 20% of drug candidates in early-stage clinical testing progress to Phase III trials. One of the reasons for terminating development is that a drug candidate may not show positive activity in the disease area that is the market focus of a particular company, even though it may show useful activity in another area. In addition, a pharmaceutical company may terminate development if a drug candidate shows positive activity but is deemed unlikely to meet a required sales threshold. A pharmaceutical company may also terminate development if it encounters technological or manufacturing barriers that, at the time, cannot be surmounted.

During the development process, extensive information on these potential products is captured in various databases. However, major pharmaceutical companies have little incentive to prepare these drug candidates for licensing to other companies, particularly if additional spending may be necessary and potential development partners could be competitors. Even if relevant new information subsequently becomes available, it is unlikely that a major pharmaceutical company will re-initiate development. As a result, potentially valuable assets may remain unexploited.

THE BIOMEDICINES APPROACH

We have developed a systematic approach to identify and acquire potentially viable product candidates from these unexploited assets. We have used this approach to assemble a portfolio of five drug candidates. We acquire drug candidates when we see opportunities to:

- REDIRECT DEVELOPMENT. We redirect development efforts for existing product candidates toward new clinical applications that represent valuable alternative commercial opportunities.

- EXPAND DEVELOPMENT. We continue development for the original indication and add other indications to increase the potential value of the product.

- IMPROVE DEVELOPMENT. We improve development to treat more effectively the original target disease, possibly by changing the product formulation.

- OVERCOME OTHER OBSTACLES. We develop insights into the application of newly developed technologies to improve the economics of manufacturing or to solve a technical problem that had impeded previous development efforts.

Our approach is based on our proprietary DEALS algorithms that incorporate a predetermined series of decision rules. DEALS enables us to efficiently evaluate large amounts of biological and chemical data to identify opportunities for new product acquisition and development. We then generate hypotheses regarding redirected, expanded or improved uses for existing drug candidates, devise preliminary new drug development plans, and we may, if appropriate, file patent applications to protect new intellectual property that we may create. Finally, we approach the pharmaceutical companies regarding opportunities to license these product candidates.

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                                                                              31

BUSINESS
--------------------------------------------------------------------------------

OUR STRATEGY

We seek to commercialize products of high clinical value to patients while minimizing our product acquisition and development costs. Our strategy to achieve this objective incorporates the following key elements:

DEVELOP AND COMMERCIALIZE OUR CURRENT PORTFOLIO OF CANCER, IMMUNOLOGY AND INFECTIOUS DISEASE PRODUCTS

We are initially focusing on the areas of cancer and viral diseases. These are areas where there is significant unmet medical need and potential for accelerated development and approval status by the FDA. By initially focusing on these particular disease areas, we believe we can assemble a product portfolio that will enable us to realize development and marketing synergies.

IDENTIFY AND ACQUIRE ADDITIONAL PRODUCT CANDIDATES

Utilizing our proprietary DEALS algorithms, we intend to continue to identify and acquire clinical stage products with significant historical investment. We believe that we can save significant amounts of time and capital by acquiring drug candidates for which there is a substantial amount of preclinical, clinical and manufacturing data.

ESTABLISH STRATEGIC COLLABORATIONS WITH OUR LICENSORS TO GAIN COMPETITIVE PREFERENCES

We seek to develop ongoing relationships with our licensors. We intend to treat our licensors as strategic collaborators, keeping them informed of our progress and, at the appropriate stage, providing them with the opportunity to become our commercialization partners. We believe this approach may lead to new product acquisition opportunities and potentially enable us to obtain competitive preferences for future opportunities.

CREATE NEW INTELLECTUAL PROPERTY

To supplement our acquired intellectual property, we intend to file new patent applications to protect the insights and other intellectual contributions that we bring to our product development programs. We intend to pursue new use, combination therapy, composition of matter, formulation and, if appropriate, manufacturing process patents.

OUTSOURCE MANY ASPECTS OF DRUG DEVELOPMENT

We intend to outsource to third parties those aspects of drug development that require capital intensive facilities for their conduct, including manufacturing, pharmacology, pharmacokinetics and toxicology. We intend to continue to focus on our core expertise--drug identification, acquisition and clinical development.

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32
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BUSINESS
--------------------------------------------------------------------------------

PRODUCTS UNDER DEVELOPMENT

The following table summarizes our current product portfolio.

                                                                             DEVELOPMENTAL
PRODUCT                 FORMULATION    INDICATION                            STATUS               LICENSOR
--------------------------------------------------------------------------------------------------------------
Atamestane               Oral          Treatment of estrogen dependent       Phase III--US        Schering AG
                                       breast cancer
--------------------------------------------------------------------------------------------------------------
Omega interferon         Injectable    Previously untreated hepatitis C      Phase II--Europe     Boehringer
                         Injectable    Alpha interferon resistant hepatitis  Phase II--US         Ingelheim
                                       C
                         Oral          Previously untreated and alpha        Preclinical
                                       interferon resistant hepatitis C
--------------------------------------------------------------------------------------------------------------
Biomed 101               Oral          Reduction of IL-2 toxicity in         Phase Ib--US         G.D. Searle
                                       patients with kidney cancer and
                                       melanoma
--------------------------------------------------------------------------------------------------------------
Biomed 536               Oral          Treatment of hormone resistant        Preclinical          Jenapharm
                                       tumors                                                     (option)
--------------------------------------------------------------------------------------------------------------
Biomed 081               Oral          Improved radiation therapy            Preclinical          N/A

ATAMESTANE

OVERVIEW

We are developing atamestane for use as part of a primary, or "first-line," combination therapy for metastatic breast cancer in post-menopausal women, and as an alternative, or "second-line," monotherapy when other first-line treatments have failed. The National Cancer Institute estimates that in the United States there are approximately 2.0 million women who have breast cancer and that another 180,000 women are diagnosed with breast cancer annually. We believe that there is a similar prevalence and incidence of breast cancer in Europe. More than 60% of women with breast cancer have tumors with estrogen receptors. In these women, the naturally occurring hormone estrogen promotes tumor growth when it binds to the estrogen receptor.

We estimate that approximately 75% of women with breast cancer are post-menopausal. Because post-menopausal women with breast cancer have lower levels of estrogen than pre-menopausal women, they are more likely to respond to interventions that reduce estrogen production or activity and less likely to sustain significant adverse effects. Post-menopausal women with metastatic breast cancer have limited therapeutic options, primarily hormonal monotherapy or toxic chemotherapy. Tamoxifen and toremifene, both known as "antiestrogens" or "estrogen receptor blockers," are each approved as a hormonal monotherapy in post-menopausal women with metastatic breast cancer. Recently, anastrozole, an inhibitor of estrogen synthesis that does not block the estrogen receptor, has also been approved as a hormonal monotherapy.

We believe that the current first-line monotherapies are inadequate. When an estrogen receptor blocker is used alone, natural estrogen synthesis can be stimulated to high levels. These natural estrogens can overcome the effect of the estrogen receptor blocker and stimulate tumor growth. In contrast, when an estrogen synthesis inhibitor is used alone, inhibition of estrogen synthesis is usually incomplete, allowing the residual estrogens to stimulate tumor growth. We believe that superior suppression of tumor growth requires the simultaneous blockade of estrogen synthesis and estrogen receptors from two different chemical classes. Moreover, the pair of drugs must be selected so as to avoid adverse interaction between the two drugs. We have filed a patent application relating to the process of determining therapeutically appropriate combinations of estrogen receptor blockers and inhibitors of estrogen synthesis.

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Atamestane is a potent, specific and irreversible inhibitor of estrogen synthesis. We believe that atamestane, when combined with an appropriate estrogen receptor blocker, will produce significant inhibition of both the synthesis and the effects of estrogens.

APPLICATION OF OUR ALGORITHMS

Using our DEALS algorithms, we identified atamestane from public and private databases as an estrogen synthesis inhibitor for which extensive animal and human safety data existed through prior developmental efforts by Schering AG. Schering AG had conducted 23 clinical studies involving atamestane:

- PHASE IA/IB: Twelve studies to evaluate the safety and tolerability, pharmacokinetics or phamacologic effects of atamestane in healthy normal males and females, in post-menopausal females, in elderly males and in males with benign prostatic hypertrophy, a condition associated with excessive growth of prostate tissue.

- PHASE II: Nine studies to assess the clinical benefit of atamestane treatment in men with benign prostatic hypertrophy; and two studies to assess the clinical benefit of monotherapy with atamestane in women with metastatic breast cancer.

In the course of these clinical trials, Schering AG generated pharmacokinetic and safety data on more than 900 patients.

In the Phase II studies by Schering AG mentioned above, 120 women with metastatic cancer recurring after treatment with tamoxifen received therapy with atamestane alone. The drug significantly lowered estrogen levels and prevented tumor growth for a median of seven months, suggesting useful anti-tumor activity. Ten percent of these metastatic cancer patients in the study survived for 36 months on continuous atamestane therapy. In addition, atamestane appeared to have low side effects. Only 2.5% of patients discontinued dosing because of adverse effects. Nevertheless, given that atamestane had failed in its primary target indication for the treatment of benign prostatic hypertrophy, Schering AG elected not to dedicate additional resources to further development.

Our DEALS algorithms led us to the hypothesis that atamestane could have enhanced utility as part of a combination therapy in post-menopausal women with primary metastatic estrogen dependent breast cancer. We also recognized that atamestane could be used as a monotherapy in women with recurrent estrogen dependent breast cancer. We also believed that this compound was chemically stable and that its synthesis could be improved. We therefore identified atamestane as a potential candidate for redirected development.

Based on our hypothesis about the alternative use of atamestane as part of first-line combination therapy, we approached Schering AG and, in February 1999, we acquired worldwide rights to atamestane under a license agreement, as is further described under "--Licensing Agreements."

DEVELOPMENT STATUS

Based on the historical development of atamestane by Schering AG, including the positive data in breast cancer for atamestane monotherapy, we filed an Investigational New Drug application, or "IND," with the FDA in April 2000 that has been accepted. We met with the FDA in May 2000 to discuss the details for our proposed Phase III clinical trial of atamestane in combination with toremifene, a marketed estrogen receptor blocker, as a first-line combination therapy for estrogen dependent metastatic breast cancer. We have agreed with the FDA on the details of the trial design, including endpoints for registration, and have initiated this Phase III study.

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Our Phase III study is randomized, double-blind and placebo-controlled in design and will involve approximately 300 patients in each of two treatment groups.
Both groups will be given toremifene orally once a day. One group of patients will also receive atamestane orally twice a day, while the other group will receive a placebo. We will measure time to progression as the primary clinical endpoint. Because of the safety profile of atamestane, we are not obligated to conduct a trial with mortality as the primary endpoint, which will save us a significant amount of time and money.

We have proposed a second Phase III study of atamestane as second-line monotherapy in post-menopausal women with recurrent metastatic breast cancer. The FDA has also accepted this proposed study. One group of patients will receive atamestane orally twice a day, while the other will receive monotherapy with a currently approved product such as anastrozole. We will measure response rate as the primary clinical endpoint (the percentage of patients who have complete or partial responses to treatment). The FDA has advised us that if the results of these two independent studies are positive, the product, if approved, would be labeled for both first and second-line indications:

- first-line combination therapy for post-menopausal women with primary metastatic breast cancer; and

- second-line monotherapy for post-menopausal women with recurrent metastatic breast cancer.

OMEGA INTERFERON

OVERVIEW

We are developing omega interferon for the first-line treatment of previously untreated, and certain forms of drug-resistant, hepatitis C. The World Health Organization estimates that more than 170 million people worldwide are infected with chronic viral hepatitis C. The Centers for Disease Control and Prevention estimate that approximately 2.7 million people in the United States have chronic viral hepatitis C. Progressive hepatitis C often results in cirrhosis of the liver. Fatal liver cancer develops in a significant percentage of these patients. The most commonly prescribed treatment for hepatitis C is alpha interferon, given either alone or in combination with the antiviral drug ribavirin. A modified form of an alpha interferon, known as "pegylated interferon," has recently been approved for use as a monotherapy and is undergoing Phase III clinical trials for possible use in combination with ribavirin. The sponsor of these Phase III clinical trials has recently announced positive results of this combination therapy.

In patients with chronic hepatitis C, the amount of virus in the blood, referred to as "viral load," is a principal measure of the severity of the infection. The goal of therapy is to reduce viral load as much as possible and when possible to achieve a "durable response," defined as a permanent reduction in viral load even after therapy is discontinued. We believe that currently approved therapies are deficient in that the durable response rate is relatively low. Used alone, alpha interferon is associated with a durable antiviral response in approximately 12% of patients. Pegylated interferon used alone may achieve a durable response in approximately 25% of patients. Alpha interferon in combination with ribavirin may achieve a durable response in approximately 40% of patients. Therefore, depending upon which currently approved treatment is used, the failure rate will vary from approximately 60% to 88%. Recently reported Phase III clinical trial results suggest that a combination therapy consisting of pegylated interferon and ribavirin will be more effective than currently approved therapies but may still have a failure rate approaching 40%. Current therapies are also inconvenient to administer for many patients, limiting compliance. Alpha interferon must be given by frequent injections--typically three to five times a week for unmodified alpha interferon or once weekly for the pegylated form. The need to administer from 52 to 260 injections each year is a burden for many patients, particularly when the durable response rate is low.

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In addition, the side effects of current therapies are numerous and sometimes severe. We believe that the systemic side effects of current therapies occur at relatively high rates because the majority of the dose for any injected alpha interferon does not actually reach the infected liver in a patient with hepatitis C. Rather, most of the drug is delivered to and absorbed by tissues outside the liver, inducing adverse effects in those tissues.

APPLICATION OF OUR ALGORITHM

Using our DEALS algorithms, we identified omega interferon as a biologically active, genetically engineered human interferon with what we believed was potentially novel pharmacological activity, a unique molecular structure and a distinctive immunological profile. From DEALS, we also determined that extensive preclinical, Phase I clinical and manufacturing information existed as a result of prior developmental efforts by Boehringer Ingelheim to develop an injectable form for possible use in patients with viral diseases. The preclinical testing results showed omega interferon to be more potent than alpha interferon for inhibiting viral replication. Further testing also demonstrated that omega interferon induced antiviral effects in infected cells that distinguished omega interferon from alpha interferon.

Boehringer Ingelheim had conducted three randomized, double-blind, placebo-controlled or actively-controlled Phase I clinical trials utilizing several dose levels of omega interferon in normal volunteers. Approximately 100 subjects were studied with single or multiple doses of omega interferon. In these clinical studies, omega interferon had an acceptably low incidence of side effects. There was evidence of biological activity in humans comparable to alpha interferon in these Phase I trials. Nevertheless, with only one formulation of omega interferon available at the time, with the extent of resistance to alpha interferon not yet widely appreciated and with novel chemical techniques not yet readily available to improve the delivery of omega interferon, Boehringer Ingelheim elected not to invest significant additional resources.

Based on our analyses, we formed new hypotheses regarding the use and delivery of omega interferon. First, because of the potency and pharmacological profile of omega interferon, we hypothesized that this drug might be useful in treating the large number of patients who had failed to respond to alpha interferon. Secondly, because of the molecular structure and chemical stability of omega interferon, we also recognized that this molecule could be particularly well suited for a long-term depot administration to treat all patients with hepatitis C. This would mean potentially only one injection procedure every three to six months, which we believe would be a marked advance in the treatment of patients with hepatitis C. In addition, because of the chemical structure of omega interferon, we hypothesized that this molecule could be chemically modified to permit oral administration which would be more likely to reach the liver rather than peripheral tissues. Our analyses suggested that this could increase effectiveness while simultaneously reducing side effects.

In July 1998, we acquired exclusive rights from Boehringer Ingelheim to omega interferon for the treatment of hepatitis C, cancer and all other human diseases except for multiple sclerosis, as further described in "--Licensing Agreements."

DEVELOPMENT STATUS

We are expanding and improving the potential use of omega interferon by:

- DETERMINING A SAFETY, TOLERABILITY AND ACTIVITY PROFILE IN PATIENTS PREVIOUSLY UNTREATED FOR HEPATITIS C. We initiated Phase II clinical testing in Germany during the second quarter of 2000 in patients with chronic hepatitis C. Eight or more patients will be studied in each of three different dosing groups. The duration of dosing is scheduled to be a minimum of three months but may extend to a maximum of twelve. The primary purpose of this study is to examine the safety,

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   tolerability and activity of omega interferon in patients who have not previously received antiviral therapy for hepatitis C. The initial results from this study show that even the lowest tested dose of omega interferon is able to reduce viral load significantly in these previously untreated patients.

- TREATING PATIENTS WITH ALPHA INTERFERON RESISTANT HEPATITIS C. We have filed an IND in the United States for omega interferon that was accepted by the FDA. We began Phase II clinical testing at the Scripps Institute during the second quarter of 2000 in patients with an alpha interferon resistant form of chronic hepatitis C. The primary purpose of this study is to examine the safety, tolerability and activity of omega interferon in patients who have failed previous therapy with alpha interferon. Up to eight patients will be studied in each of three dosing groups. Enrollment is complete in the first dosing group and continuing in the second dosing group. The initial results show that even the lowest tested dose is able to reduce the viral load significantly within two weeks of initiation of treatment, sometimes to undetectable levels.

- DEVELOPING A MODIFIED FORM OF OMEGA INTERFERON TO BE DELIVERED ORALLY AND TARGETED TO THE LIVER. All currently approved interferons are administered by injection. Because these interferons reach tissues other than the liver, they can cause severe systemic side effects. We believe that we have identified an approach to orally administer omega interferon for delivery to the diseased liver in a targeted and specific fashion. Laboratory feasibility testing for this approach has begun. The initial new chemical structures have been synthesized, and biological activity testing has commenced.

- PURSUING DEVELOPMENT OF A LONG-TERM INJECTABLE DEPOT FORM FOR EASIER USE. We also intend to pursue development of a long-term injectable form of omega interferon that would release omega interferon at a steady controlled rate for many weeks or months with a single injection. We believe that a three to six month form of omega interferon would offer significant advantages over all other injectable interferons. This effort will require enabling technology to which we are seeking to acquire rights.

- PURSUING COMBINATION THERAPIES INCORPORATING OMEGA INTERFERON. We have evaluated several non-interferon molecules that could be administered in combination with one or more of our formulations of omega interferon. We have initiated preliminary discussions with potential partners, but there can be no guarantee that any of these discussions will lead to an agreement regarding combination therapy.

BIOMED 101

OVERVIEW

We are developing Biomed 101 for the reduction of IL-2 toxicity in cancer patients. IL-2, or interleukin-2, is an approved anticancer agent that is effective in the treatment of patients with metastatic kidney cancer or metastatic melanoma. In the United States and Europe, there are approximately 500,000 patients who have been diagnosed with metastatic melanoma and another 250,000 with metastatic kidney cancer. IL-2 is the primary treatment for these diseases. However, IL-2 use is limited because of its systemic toxicity, which is sometimes life-threatening or even fatal. A therapeutic intervention that would reduce the side effects of IL-2 and permit more effective anticancer doses to be used would, we believe, represent an important clinical advance.

APPLICATION OF OUR ALGORITHMS

In Phase I trials using daily dosing of this molecule in normal volunteers, Searle observed that some patients responded to continuous dosing with mild, reversible but definite evidence of liver irritation. In addition, Searle observed during manufacturing that two different forms of the drug could be

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produced and that there was sometimes difficulty in controlling which form was manufactured. Accordingly, Searle stopped development for its target clinical use, inflammatory bowel disease, which would have required daily administration of the drug for months or years.

Using our DEALS algorithms, we identified this molecule, which we have designated Biomed 101, as a molecule which inhibited a cellular factor that we believed was central to IL-2 induced toxicity. We therefore hypothesized that this drug could be useful in improving the treatment of cancer patients who receive IL-2. In addition, we determined that Biomed 101 had significant amounts of preclinical and Phase I clinical data that we believed would be useful in our redirected development program for this molecule. Furthermore, for our new use, we recognized that we would be able to change the dosing regimen to avoid continuous daily administration of the drug, thereby minimizing the risk of inducing adverse effects on the liver. Finally, we believed that a modification of the manufacturing process was feasible and that this modification would result in the reproducible production of the desired form of the drug.

Based on this information, we acquired exclusive worldwide rights to Biomed 101 in the fields of cancer and immunology from Searle in December 1997, as further described under "--Licensing Agreements."

DEVELOPMENT STATUS

During 1998 we conducted animal testing for the proposed new use and successfully modified the manufacturing process. We filed an IND with the FDA in 1998 and, with the new manufacturing process, initiated Phase Ib clinical testing in 1999 at the University of California, Los Angeles in patients with metastatic kidney cancer. We are administering Biomed 101 orally at different dose levels to groups of patients being treated with intravenous IL-2.

BIOMED 536

We are studying Biomed 536 for the treatment of hormone resistant tumors with Jenapharm & Co. KG, a subsidiary of Schering AG. Jenapharm has demonstrated activity of this molecule in the field of fertility control. We have identified potential uses in the treatment of hormone resistant breast and prostate cancers and have formulated a patent strategy. In January 2000, we signed an option agreement with Jenapharm regarding Biomed 536, as described further under "--Licensing Agreements."

BIOMED 081

We are studying Biomed 081 for improving tumor radiotherapy. Biomed 081, which we believe is not subject to composition-of-matter patent protection in the United States or Europe, has been studied in Japan in patients with cardiovascular disease. Using our DEALS algorithms, we identified a possible alternative use in the field of cancer. We have independently synthesized Biomed 081 and have initiated preclinical pharmacology testing for the alternative use. We are now studying Biomed 081 for its potential use in changing the resistance of tumors to radiation therapy. If the results are positive, we intend to file a new use patent for this molecule in anticipation of beginning formal clinical development.

OTHER PRODUCTS

We continue to apply the DEALS algorithms to identify additional drug development opportunities. As warranted, we will synthesize other molecules for preclinical testing in various applications to confirm

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hypotheses. If results are positive, we intend to file new patent applications where appropriate and, if necessary or desirable, enter into negotiations to obtain rights to develop such products. We are currently studying one molecule for an oncology indication for which we have filed a new use patent application and are negotiating with a third party to acquire other patent rights to this molecule.

LICENSING AGREEMENTS

We have entered into the following significant licensing arrangements with respect to our product candidates:

SCHERING AG

In February 1999, we entered into an agreement with Schering AG to obtain exclusive worldwide license rights to atamestane in the field of treatment of breast cancer. Schering AG agreed to provide us with access to historical data and its remaining bulk drug inventory and to collaborate with us to improve manufacturing processes and to develop a source of commercial supply. In exchange, we paid Schering AG an initial fee and agreed to make milestone payments based on the success of our development program. In addition, we will be required to pay Schering AG royalties on commercial sales by us or our marketing partners.

We have formed a joint development committee with Schering AG to provide collaborative oversight of our atamestane development program. While the committee is responsible for overseeing the development program, we have the right to make the final decision on all matters pertaining to the development program, except for human safety matters, which may be decided by an independent panel of experts. Schering AG has agreed to assist in manufacturing process development and has the right to elect to become our source of commercial supply. Based on the results of our first Phase III clinical trial, Schering AG also has options to co-promote atamestane with us in the United States and to obtain exclusive marketing rights to atamestane for markets outside the United States. If Schering AG exercises these options, it will assume responsibility for all further development activities, reimburse us for development costs that we have incurred prior to exercise of these options and make additional payments to us upon product approval. In addition, if Schering AG exercises these options, we will receive a royalty from Schering AG on sales outside the United States and a share of profits from joint commercialization in the United States. Prior to the earlier of February 1, 2001 and the delivery to Schering AG of a final Phase III clinical trial report, Schering AG also has the right to reacquire rights to atamestane on specified terms in the event that Dr. Mark Moran, our Chief Executive Officer and President, is no longer involved in the development of atamestane in a managerial or clinical advisory capacity (other than as a result of death or disability) and a successor to Dr. Moran that is reasonably acceptable to Schering AG is not engaged within six months thereafter.

The agreement generally may be terminated by either party to the agreement only in the event of an uncured material breach by, or as a result of the insolvency of, the other party. Under the license agreement, Schering AG is generally not precluded from developing other products that might compete with atamestane.

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BOEHRINGER INGELHEIM INTERNATIONAL GMBH

In July 1998, we entered into an agreement with Boehringer Ingelheim to acquire exclusive license rights to omega interferon outside the United States for all diseases except multiple sclerosis. An affiliate of Boehringer Ingelheim has agreed to manufacture and supply omega interferon for development and commercialization by us.

We are aware of two US patents held by Genentech that relate to the composition of matter of omega interferon. Boehringer Ingelheim has license rights to these US patents, but does not have the right to grant sublicenses without the consent of Genentech. As a result, we will not be able to commercialize omega interferon in the United States without Boehringer Ingelheim unless Genentech consents to a sublicense or otherwise permits us to access its US patent rights. If Boehringer Ingelheim elects not to collaborate with us on the commercialization of omega interferon, it has agreed to use its best reasonable efforts to secure the required consent of Genentech and to grant us a sublicense to these rights.

Pursuant to the Boehringer Ingelheim agreement, Boehringer Ingelheim agreed to provide us with access to its historical development data and bulk drug and finished drug product sufficient for our currently planned Phase I and Phase II studies. We paid Boehringer Ingelheim an initial fee and agreed to make additional milestone payments based on the success of our development program. Boehringer Ingelheim has also agreed to collaborate with us in the development of production process improvements and to produce and supply us with drug product for use in late-stage clinical trials and for commercialization. The transfer price for commercial supplies will include compensation to Boehringer Ingelheim for the licenses it has granted to us as well as compensation for its manufacturing activities.

For markets other than Asia, Boehringer Ingelheim has a right to review clinical results from our development program and to pursue negotiations with us in the event it desires to commercialize omega interferon. Subject to this obligation and Boehringer Ingelheim's right to object to particular marketing partners on specified grounds, we are free to commercialize the product ourselves or sublicense it to third parties on terms that are no more favorable to our sublicensee than the terms, if any, that Boehringer Ingelheim offered to us.

The agreement generally may be terminated by either party to the agreement only in the event of an uncured material breach by, or as a result of the insolvency of, the other party. Under the license agreement, Boehringer Ingelheim is generally not precluded from developing other products that might compete with omega interferon.

G.D. SEARLE & CO.

In December 1997, we entered into an agreement with Searle to acquire exclusive worldwide license rights to Biomed 101 for all indications in the fields of oncology and immunology. Searle agreed to provide us with access to its historical data and two kilograms of bulk drug supplies, which we believe are sufficient to conduct the Phase I and Phase II studies that we have proposed. We paid Searle an initial fee and agreed to make additional milestone payments based on the progress of our development program. We will also pay royalties to Searle based on sales by us or a marketing partner. Searle has a right to review clinical results from our development program and to pursue good faith negotiations with us if it desires to commercialize Biomed 101. Subject to this obligation, we are free to commercialize the product ourselves or sublicense it to third parties on terms that are no more favorable to our sublicensee than the terms, if any, that Searle offered to us.

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The agreement generally may be terminated by either party to the agreement only in the event of an uncured material breach by, or as a result of the insolvency of, the other party. Under the agreement, Searle is generally not precluded from developing other products that might compete with Biomed 101.

JENAPHARM & CO. KG

In January 2000, we signed an option agreement with Jenapharm regarding possible co-development of Biomed 536 for new uses in the field of cancer. The option expires on December 31, 2001 and gives us the exclusive right to negotiate an agreement with Jenapharm covering the further clinical development and commercialization of Biomed 536. We are now conducting preclinical studies in tumor models using drug supplied to us by Jenapharm. If the results of these studies are positive, we intend to enter into negotiations for a licensing agreement with Jenapharm on terms to be agreed to by both parties. We expect that any licensing agreement that we may enter into with Jenapharm will provide that Jenapharm will be responsible for development and commercialization of Biomed 536 outside North America and that we will be responsible for these activities in North America.

MANUFACTURING

As part of each of our product development programs, we review the manufacturing process and, where appropriate, modify the manufacturing process in an effort to reduce cost, ensure quality or support new formulations. Currently, we do not anticipate building or operating our own manufacturing facilities. All manufacturing activities with respect to drugs utilized in our research and development efforts are currently conducted under our direction, and we anticipate that this will be the case in the future. We seek to contract with qualified third-party manufacturers for the production of our products. This will enable us to devote our financial resources to the acquisition and development of products rather than to the capital intensive aspects of maintaining a regulatory compliant manufacturing infrastructure. Each of the third-party manufacturers with whom we contract is registered with the FDA as a drug manufacturer and is subject to periodic FDA inspection for compliance with the FDA's current good manufacturing practices, or "cGMP," standards. Our current manufacturing arrangements with respect to products under development are set forth below.

ATAMESTANE

Under our agreement with Schering AG, if Schering AG elects to become our supplier of atamestane, synthesis of bulk drug for development and commercialization would be performed at the Schering AG facility in Bergkamen, Germany. Clinical supplies for our US studies are produced from bulk drug at Patheon, Inc. in Mississauga, Ontario, Canada. Packaging, storage, and distribution of clinical supplies is performed by Omnicare Pharmaceutics, Inc. of Ft. Washington, Pennsylvania. Analytical and stability testing is conducted by Boston Analytical Laboratories of Salem, New Hampshire. We acquired approximately 670 kilograms of pure atamestane from Schering AG's existing inventory, which we believe will be sufficient for our planned Phase III trials.

We believe that we will be able to benefit from favorable changes in the cost of key components in the synthesis of atamestane, which will lower the cost of goods for atamestane. In addition, we acquired from Schering AG the rights to new process patents for manufacturing atamestane that reduce the number of steps to synthesize atamestane. We believe that, when implemented, these new processes should lower our cost of producing atamestane.

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OMEGA INTERFERON

In July 1998, we entered into a manufacturing agreement with a subsidiary of Boehringer Ingelheim for the manufacture of omega interferon. Clinical supplies of omega interferon have been manufactured by a subsidiary of Boehringer Ingelheim at facilities in Vienna, Austria and can also be manufactured at Boehringer Ingelheim Pharma KG in Biberach, Germany. Packaging, storage, and distribution of clinical supplies is performed by Omnicare Pharmaceutics, Inc. of Ft. Washington, Pennsylvania. Analytical and stability testing is conducted by Panlabs, Inc. of Bothell, Washington. We have initiated a program of process improvements designed to meet newly emerging manufacturing standards for genetically engineered products while lowering the cost of producing omega interferon.

BIOMED 101

New bulk drug is synthesized by SERES Laboratories, Inc. of Santa Rosa, California. Manufacturing of clinical supplies, packaging, storage, and distribution is performed by Omnicare Pharmaceutics, Inc. of Ft. Washington, Pennsylvania. Analytical and stability testing is conducted by ALPHA Chemical and Biological Laboratories, Inc. of Petaluma, California. We have made improvements to the manufacturing process that we believe have increased the reliability of the process while lowering the cost of producing Biomed 101.

INTELLECTUAL PROPERTY

We have obtained intellectual property rights to our drug candidates primarily through our license agreements. These rights consist of issued patents, patent applications, manufacturing trade secrets and know-how. The issued patents to which we have licenses relate to composition of matter and manufacturing processes.

We have rights to one US and related foreign patents granted with respect to atamestane covering composition of matter. These patents will expire, unless extended, in 2004. We also have rights to three manufacturing process patents relating to atamestane that have been granted in multiple foreign countries expiring between 2012 and 2014 and for which US patent office action is still pending. In addition, we have rights to a fourth patent application regarding a manufacturing process for atamestane, for which patent office action is pending in the United States and in foreign jurisdictions. We have also filed a patent application relating to the process of determining therapeutically appropriate combinations of estrogen receptor blockers and inhibitors of estrogen synthesis. With respect to our proposed atamestane combination therapy, we are aware of issued US and foreign patents also relating generally to combination therapies for the treatment of breast cancer and to which we do not have rights. We believe that a large pharmaceutical company controls the rights to this patent. If this company were to make a claim of infringement against us and if we were found to infringe a valid patent, we could incur substantial damages and be required either to seek a license or to discontinue commercialization efforts.

For omega interferon, we have rights to one foreign patent related to the composition of matter that has been granted in multiple countries that will expire between 2002 and 2013. We are aware of two US patents held by Genentech that relate to the composition of matter of omega interferon. Boehringer Ingelheim has license rights to these US patents under which we believe omega interferon can be marketed in the United States in the event Boehringer Ingelheim, our licensor and manufacturer of omega interferon, elects to commercialize omega interferon with us. Boehringer Ingelheim does not have the right to sublicense these license rights without the consent of Genentech. As a result, we will not be able to commercialize omega interferon in the United States without Boehringer Ingelheim unless Genentech consents to a sublicense or otherwise permits us to access its US patent rights. If Boehringer Ingelheim elects not to enter into a commercialization agreement with us, it has agreed to

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use its best reasonable efforts to grant us a sublicense to these rights and to secure the required consent of Genentech. In addition, we are aware of a US patent issued to Berlex Laboratories Incorporated relating to the manufacture of interferons in mammalian cells. This patent may cover the methods of manufacturing omega interferon that we use. We are currently in discussions with Berlex regarding a license under this patent. However, we cannot assure you that we can successfully secure a license on reasonable terms, if at all.

For Biomed 101, we have rights to one US and related foreign patents and patent applications covering composition of matter that, without patent term extension, will expire in 2007 or 2008. We have also filed a patent application relating to the use of Biomed 101 for reducing the toxicity caused by treatment with IL-2.

We actively seek to create new intellectual property for each of our drug candidates that we have licensed from others. In this regard, we have filed new method-of-use patent applications for atamestane and Biomed 101 as described above, and for one other product for which we are in active negotiations. If our efforts to develop a new oral form of omega interferon are successful, we also plan to file new patent applications covering claims related to composition of matter, formulation and use. We also believe that we may be able to extend patent protection for our products according to provisions of 35 U.S.C. 156, which were created under the Drug Price Competition and Patent Term Restoration Act of 1984.

Under the Drug Price Competition and Patent Term Restoration Act, certain US product patents or use patents may be extended for up to five years. The extension is available only under certain circumstances and is intended to compensate the patent holder for the time required for FDA regulatory review of the product. The benefits of the Drug Price Competition and Patent Term Restoration Act are available only to the first approved use of the active ingredient in the drug product and may be applied only to one patent per drug product. This law also establishes a period following FDA approval of certain new drug applications during which other sponsors may not submit an abbreviated new drug application for the same drug. Although we believe this protection may be useful for certain of our potential products, we cannot assure you that we will be able to take advantage of legal provisions governing either patent term extension or market exclusivity.

In addition to seeking the protection of patents and licenses, we also rely on trade secrets to maintain our competitive position. We rely solely on trade secrets to protect our DEALS algorithms. It is our practice to enter into confidentiality agreements with employees, consultants, partners, potential partners and licensees. We also require employees, academic collaborators and consultants to enter into agreements to assign intellectual property rights to us. However, we cannot assure you that these measures will provide meaningful protection for our trade secrets in case of the unauthorized disclosure or use of such information.

We cannot assure you that others will not obtain patents claiming aspects similar to those covered by the patents or applications we own or license or that the patents of others will not have an adverse effect on our ability to do business. We believe that obtaining foreign patents may be, in some cases, more difficult than obtaining domestic patents. We believe that this is true because of differences in patent laws. In addition, the protection provided by foreign patents, once they are obtained, may be weaker than that provided by domestic patents. Consequently, we recognize that our patent position may be stronger in the United States than abroad.

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COMPETITION

There is intense competition in the pharmaceutical products market. There are many companies, including pharmaceutical and biotechnology companies, that engage in the development of products for some of the applications being pursued by us. Moreover, products currently exist in the market that will compete directly with the products that we are seeking to develop. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do. Accordingly, they may succeed in discovering and developing competing products more rapidly than we do, and these pharmaceutical products may be safer, more effective or less costly than any that may be developed by us and our collaborative partners.

Competitors may also prove more adept at marketing competing products than we will. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Academic institutions, governmental agencies and other public and private research organizations also conduct clinical development, seek patent protection and establish collaborative arrangements for the development of pharmaceutical products. We will face competition based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. We cannot assure you that our competitors will not:

-   develop more safe and effective products;

- obtain patent protection or intellectual property rights that limit our or our collaborative partners' ability to commercialize products that may be developed; or

-   commercialize products earlier than we will.

The industry in which we compete is characterized by extensive research and development efforts and rapid technological progress. Developments occur and are expected to continue to occur at a rapid pace. We cannot assure you that discoveries or commercial developments by our competitors will not render some or all of our potential products obsolete or non-competitive. If this occurs, it would have a materially adverse effect on our business. Our competitive position also depends on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement development and marketing plans, obtain patent protection and secure adequate capital resources.

GOVERNMENTAL REGULATION

The production and marketing of our products and our research and development activities are subject to comprehensive regulation by various federal, state and local authorities in the United States and by governmental authorities of other countries. In particular, the FDA exercises regulatory authority over the development, testing, formulation, manufacture, labeling, storage, record keeping, quality control, advertising and promotion of our products in the United States. Failure to comply with applicable FDA or other applicable requirements may result in criminal prosecution, civil penalties, recall or seizure of products, partial or total suspension of production or withdrawal of a product from the market.

A new drug may not be marketed in the United States until it has been rigorously tested by the sponsor and then approved by the FDA. The drug may then be marketed only with or for the specific

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indications, uses, formulation, dosage forms and strengths approved by the FDA.
Similar requirements are imposed by foreign regulators. The steps required before a drug may be marketed in the United States include:

-   preclinical laboratory and animal tests;

- submission to the FDA of an IND exemption, which must become effective before human clinical trials may commence;

-   human clinical trials to establish the safety and efficacy of the drug;

- the submission of a detailed New Drug Application, referred to as an "NDA," or Biologics License Application, referred to as a "BLA," to the FDA; and

- FDA approval of the NDA or BLA. In addition to obtaining FDA approval for each product, each domestic establishment where the drug is to be manufactured must be registered with the FDA.

Domestic manufacturing establishments must comply with cGMP standards and are subject to periodic inspections by the FDA. Foreign manufacturing establishments also must comply with cGMP and are subject to periodic inspection by the FDA or by local authorities under agreement with the FDA.

Preclinical tests include laboratory evaluation of product chemistry and animal studies to assess the potential safety and efficacy of the product. Products must be formulated according to cGMP, and preclinical tests must be conducted by laboratories that comply with FDA regulations regarding current good laboratory practice. The results of preclinical tests are submitted to the FDA as part of an IND, which must become effective before the sponsor may conduct clinical trials in human subjects. Unless the FDA requests additional information or objects to an IND, the IND becomes effective 30 days following its receipt by the FDA.

Clinical trials involve the administration of the investigational drug to patients. Clinical trials typically are conducted in three phases, which generally are conducted sequentially, and test for safety, side effects, dosage tolerance, metabolism and clinical pharmacology. With respect to anticancer and certain antiviral agents, early testing typically is done with small groups of patients that have proved unresponsive to other forms of therapy. Phase I testing typically takes one year to complete. Phase II involves tests in a larger but still limited patient population to determine the efficacy of the drug for specific indications, to determine optimal dosage and to identify possible side effects and safety risks. Phase II testing for an indication typically takes from one and one-half to two and one-half years to complete. If a drug proves to be efficacious in Phase II evaluations, expanded Phase III trials are undertaken to evaluate the overall risks and benefits of the drug in relationship to the treated disease in light of other available therapies. Phase III studies generally take from two and one-half to five years to complete. However, we cannot assure you that Phase I, Phase II or Phase III testing will be completed successfully within any specified time, if at all. All sponsors of clinical trials conducted under a US IND are required to submit annual reports regarding the status of development for any investigational drug. In addition, sponsors are required to submit reports regarding adverse events occurring during the course of product development that otherwise meet specific criteria described in federal regulations. If the FDA decides at any time that patients are being exposed to a significant health risk, the FDA may require the modification, suspension or termination of trials. We believe that we have submitted all required reports, and the FDA has not required any changes to our trials as a result of these reports.

The results of the preclinical studies and clinical trials are submitted to the FDA as part of an NDA or BLA. The NDA or BLA also includes information pertaining to the chemistry, formulation, activity and manufacture of the drug and each component of the final product, as well as details relating to the

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sponsoring company. The NDA or BLA review process takes more than two years on average to complete, although reviews of treatments for cancer and other life-threatening diseases may be accelerated. However, the process may take substantially longer if the FDA has questions or concerns about a product. In general, the FDA requires at least two adequate and well-controlled clinical studies demonstrating efficacy in order to approve an NDA. The FDA may request, however, additional information, such as long-term toxicity studies or other studies relating to product safety. Notwithstanding the submission of such data, the FDA ultimately may decide that the application does not satisfy its regulatory criteria for approval. Finally, the FDA may require additional clinical tests following NDA or BLA approval.

In 1988, the FDA issued regulations intended to expedite the development, evaluation and marketing of new therapeutic products to treat life-threatening and severely debilitating illnesses for which no satisfactory alternative therapies exist. These regulations provide for early consultation between the sponsor and the FDA in the design of both preclinical studies and clinical trials. We cannot assure you that any of our current or future product candidates, if eligible, will be approved for marketing at all or, if approved for marketing, will be approved for marketing sooner than would be otherwise expected. Regulatory approval granted under these regulations may be restricted by the FDA as necessary to ensure the safe use of the drug. In addition, post-marketing clinical studies may be required. If drugs do not perform satisfactorily in such post-marketing clinical studies, the products would likely be required to be withdrawn from the market.

Although we may benefit from the previous development efforts of our licensors, our drug development efforts will require the commitment of substantial resources to conduct the preclinical development and clinical trials necessary to bring such compounds to market. Drug research and development by its nature is uncertain. There is a risk of delay or failure at any stage, and the time required and cost involved in successfully accomplishing our objectives cannot be predicted.

The FDA also may require post-marketing testing and surveillance to monitor the product and its continued compliance with regulatory requirements. Upon approval, a drug may only be marketed for the approved indications in the approved dosage forms and at the approved levels. Adverse experiences with the product must be reported to the FDA. Among the requirements for product approval is the requirement that prospective manufacturers conform to the FDA's cGMP standards, which also must be observed at all times following approval. Accordingly, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to ensure compliance with cGMP standards. Failure to so comply subjects the manufacturer to possible FDA action, such as the suspension of manufacturing or product seizure or recall. Product approvals may also be withdrawn if compliance with regulatory standards is not maintained or if problems concerning safety or efficacy of the product are discovered following approval.

The Prescription Drug User Fee Act of 1992 was enacted to expedite FDA review and approval of new drugs by providing the FDA additional funds through the imposition of user fees. The Act imposes three kinds of user fees on manufacturers of prescription drugs:

- a one-time fee for each single-source prescription drug application submitted on or after September 1, 1992;

- an annual fee for each establishment that produces single-source prescription drugs; and

-   an annual fee for each single-source prescription drug product marketed.

We will also be subject to foreign regulatory requirements governing clinical trials, manufacturing of products, marketing of products and product approvals. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be

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obtained prior to the commencement of marketing of the product in those countries. The approval process varies from country to country and the time required may be longer or shorter than that required for FDA approval.

Health care reform, if enacted, could result in significant change in the financing and regulation of the health care business. We are unable to predict whether such changes will be enacted or, if enacted, whether there will be an effect of such changes on the future operation of our business. Changes affecting drug pricing, drug reimbursement, prescription benefits and levels of reimbursement for drugs, among other changes, could have a material adverse effect on us.

Pursuant to the Orphan Drug Act, the FDA may designate a drug intended to treat a "rare disease or condition" as an "orphan drug." A "rare disease or condition" is one that affects fewer than 200,000 people in the United States. A rare disease or condition is also one that affects more than 200,000 people but for which the cost of development and distribution of the drug will not be recovered from sales of the drug in the United States. Upon approval of an NDA for an orphan drug, such drug may be eligible for exclusive marketing rights in the United States for seven years. Orphan drugs may also be eligible for federal income tax credits for certain clinical trial expenses. We believe that Biomed 101 may be eligible for orphan drug designation, but we have not yet determined whether to apply; and we cannot assure you that this product would receive orphan drug status. Moreover, the Orphan Drug Act could be repealed, amended or reinterpreted adversely. Therefore, we cannot assure you as to the precise scope of protection that may be afforded by orphan drug status in the future.

The activities of our vendors involve the controlled use of potentially harmful biological materials as well as hazardous materials and chemicals. They are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. In the event of contamination or injury, although our vendors are primarily responsible for compliance with environmental laws at their facilities, we could potentially be held liable for damages that result. These damages could be significant.

EMPLOYEES

As of September 30, 2000, we had 16 employees, 13 of whom are engaged in research and development activities, and 10 of whom have one or more advanced degrees. None of our employees is covered by a collective bargaining agreement. We believe our relations with our employees are good. In addition, we oversee and direct, via contracts, a development staff of more than 80 people who are employed by our licensors and vendors.

FACILITIES

Our facilities consist of approximately 6,000 square feet of office space in Alameda, California that is leased to us until April 2004.

LEGAL PROCEEDINGS

We are not a party to any legal proceedings.

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SCIENTIFIC ADVISORS

We utilize scientists and physicians to advise us on scientific and medical matters. The following individuals are scientific advisors to us:

NAME                                           CURRENT POSITION
--------------------------------------------------------------------------------------------
Robert Figlin, MD*...........................  Professor of Medicine, UCLA Medical Center,
                                               University of California, Los Angeles,
                                               California
Wolfram Samlowski, MD........................  Professor of Medicine, University of Utah
Raymond Taetle, MD...........................  Clinical Professor of Medicine, University of
                                               Arizona, Tucson, Arizona
John Thompson, MD............................  Associate Professor of Medicine, University
                                               of Washington School of Medicine, Seattle,
                                               Washington
Willis Maddrey, MD...........................  Executive Vice President for Clinical
                                               Affairs, Professor of Medicine, The
                                               University of Texas Southwestern Medical
                                               Center at Dallas, Dallas, Texas
John McHutchison, MD*........................  Head, Liver Transplant Unit, Scripps
                                               Institute, La Jolla, California
Avidan Neumann, PhD..........................  Professor of Medicine, Bar-Ilan University,
                                               Ramat Gan, Israel
Myron Tong, MD, PhD..........................  Huntington Memorial Hospital, Pasadena,
                                               California

If advisors are clinical investigators for us, there is no compensation for their advisory activities. If advisors are not serving as clinical investigators, we provide a daily honorarium of $1,500 to $2,000, limited to $20,000 annually.

---------

*  Investigator in our clinical trials.

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MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information regarding our executive officers and directors as of September 30, 2000.

NAME                                               AGE      POSITION
----------------------------------------------------------------------------------------------------
Mark Moran, MD..........................         52         Chief Executive Officer, President and
                                                            Director
Peter J. Langecker, MD, PhD.............         49         Vice President of Clinical Affairs and
                                                            Chief Medical Officer
Curtis L. Scribner, MD..................         49         Vice President of Regulatory Affairs and
                                                            Chief Regulatory Officer
Hana Berger, PhD........................         55         Vice President of Chemical Development
                                                            and Manufacturing
James M. Ahlers.........................         36         Senior Director of Finance and
                                                            Operations
Brian G. Atwood.........................         47         Chairman of the Board of Directors
Jean Deleage, PhD.......................         60         Director
Paul Nicholson, MB, FFPM................         62         Director
Arnold L. Oronsky, PhD..................         60         Director
Debra Yu, MD............................         35         Director

MARK MORAN, MD, founded BioMedicines and has served as our President, Chief Executive Officer and a director since we commenced operations in March 1997. From April 1995 to February 1997, Dr. Moran was President, Chief Executive Officer and a director of Ansan Pharmaceuticals, Inc., a biotechnology company. Dr. Moran was employed by Glycomed Inc., a pharmaceutical company, as Vice President of Operations from July 1994 to April 1995, and Vice President of Medical Affairs from October 1991 to July 1994. From August 1986 to
October 1991, Dr. Moran was employed by G.D. Searle & Co., a pharmaceutical company, as Associate Director, Director, and then Sr. Director of Clinical Research. Prior to joining Searle, Dr. Moran was an Assistant Professor of Medicine at the Stanford University School of Medicine. Dr. Moran is also currently appointed as Clinical Associate Professor of Medicine at the University of California, San Francisco. Dr. Moran holds an MD from Washington University School of Medicine, an MBA from the Kellogg Graduate School of Management at Northwestern University and a BS in mathematics from the University of Oklahoma.

PETER J. LANGECKER, MD, PHD, has served as our Vice President of Clinical Affairs and Chief Medical Officer since October 1999. From July 1997 to September 1999, Dr. Langecker served as Vice President of Clinical Affairs of Sugen, Inc., a biotechnology company. From July 1995 to July 1997,
Dr. Langecker served as Vice President of Clinical Research of Coulter Pharmaceutical, Inc., a biotechnology company, and from March 1992 to July 1995 he served as Director of Clinical Research, Oncology, at Schering-Plough Corp., an international pharmaceutical company. Dr. Langecker received an MD and a PhD in medical sciences from the University of Munich.

CURTIS L. SCRIBNER, MD, has served as our Vice President of Regulatory Affairs since January 2000. From November 1997 to January 2000, he was Senior Consultant at Quintiles Consulting, a clinical research organization. From October 1995 to November 1997, he was the Deputy Director, Office of Blood Research and Review, Center for Biologics Evaluation and Research, US Food and Drug Administration. From November 1992 to October 1995, Dr. Scribner was the Deputy Director of the Division of Blood Applications, Office of Blood Research and Review, Center for Biologics Evaluation

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and Research, US Food and Drug Administration. Dr. Scribner holds a BA in biology from Grinnell College, an MD from the University of Colorado School of Medicine and an MBA from the University of Maryland.

HANA BERGER, PHD, has served as our Vice President of Chemical Development and Manufacturing since October 1999. From May 1999 to October 1999, Dr. Berger served as a consultant to us. From January 1997 to April 1999, Dr. Berger served as Senior Vice President of Regulatory Affairs of SangStat Medical Corporation, a biotechnology company, and as Vice President of Regulatory Affairs of SangStat Medical Corporation from April 1994 to January 1997. Dr. Berger holds an MS degree in chemical engineering in pharmaceutical sciences and technology from the Slovak Institute of Technology and a PhD in organic chemistry from the Feinberg Graduate School at the Weizmann Institute of Science in Rehovoth, Israel.

JAMES M. AHLERS has served as our Senior Director of Finance and Operations since March 2000. From June 1999 to March 2000, Mr. Ahlers served as a consultant to us. From December 1994 to January 1996 and from December 1997 to June 1999, Mr. Ahlers was Director of Finance and Administration of Titan Pharmaceuticals Inc., a pharmaceutical company. From January 1996 to
December 1997, he served as Director of Finance and Operations of Ansan Pharmaceuticals, Inc., a pharmaceutical company. Mr. Ahlers holds a BS in accounting from the University of San Francisco.

BRIAN G. ATWOOD has served as our chairman of the board of directors since August 1997. Mr. Atwood is a Managing Director at Versant Ventures, a venture capital firm. From 1995 to 1997, Mr. Atwood was a Venture Partner at Brentwood Venture Capital, and Mr. Atwood became a General Partner at Brentwood Venture Capital in 1998. From December 1993 to May 1995, Mr. Atwood served as President and Chief Executive Officer of Glycomed Incorporated, a biotechnology company. From July 1988 to November 1993, Mr. Atwood also served as Vice President of Operations of Glycomed Incorporated. From January 1986 to June 1987, Mr. Atwood was a director at Perkin-Elmer/Cetus Instrument Systems, a joint venture formed by Perkin-Elmer Corp. and Cetus Corporation. Mr. Atwood received his BA in biology from the University of California, Irvine, and MS in ecology from the University of California, Davis, and received his MBA from the Harvard Business School.

JEAN DELEAGE, PHD, has served as one of our directors since April 1999.
Dr. Deleage is a founding member of Alta Partners, a venture capital firm, which was formed in January 1996. Currently, Dr. Deleage is a Managing Director at Alta Partners. Dr. Deleage is also a Vice President of Burr, Egan, Deleage & Co., a venture capital company, a position he has held since 1979. Dr. Deleage was the founder of Sofinnova, a venture capital organization in Paris, France, and in 1976 formed Sofinnova, Inc., a US subsidiary of Sofinnova. Dr. Deleage has been a director of ACLARA BioSciences, Inc., a microfluidics company, since January 1999, and a director at Flamel Technologies, a polymer engineering company, since August 1990. Dr. Deleage received an MA in electrical engineering from Ecole Superieure d'Electricite. He received a PhD in economics from the Sorbonne. He has received the ORDRE NATIONAL DU MERITE and the Legion of Honor from the French government.

PAUL NICHOLSON, MB, FFPM, has served as one of our directors since July 1999. From 1991 until his retirement in May 1999, Dr. Nicholson served as Senior Vice President for Worldwide Development for SmithKline Beecham, a healthcare company. From 1985 to 1991, Dr. Nicholson served as Senior Vice President of Medical Research for G.D. Searle, a pharmaceutical company, and from 1980 to 1985, he also served as European Medical Director for G.D. Searle.
Dr. Nicholson is a Fellow of the Faculty of Pharmaceutical Medicine of the Royal College of Physicians, London and Chairman of the

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Board of Trustees of the Royal Botanic Garden, Edinburgh. He is also a non-executive director of Cambridge Antibody Technology plc and British Biotechnology plc. Dr. Nicholson received his medical degree from Durham University, Newcastle upon Tyne.

ARNOLD L. ORONSKY, PHD, has served as one of our directors since April 1999.
Dr. Oronsky has served as chairman of the board of directors of Coulter Pharmaceuticals since February 2000 and as a director of Corixa Corporation since December 1994, both biotechnology companies. From March 1995 to May 1996, Dr. Oronsky served as the President and Chief Executive Officer of Coulter Pharmaceuticals. From December 1993 to the present, Dr. Oronsky has been a General Partner at InterWest Partners, a venture capital firm. From June 1977 to December 1993, Dr. Oronsky served as the Vice President for discovery research at the Lederle Laboratories, a division of the American Cyanamid Company, a biotechnology company. Dr. Oronsky holds a PhD in immunology from Columbia University College of Physicians & Surgeons and a BA in history from New York University.

DEBRA YU, MD, has served as one of our directors since August 1997. Since
March 1999, Dr. Yu has served as a Managing Director of Bay City Capital, a merchant banking firm focused on life sciences companies. Since March 1999, Dr. Yu has also served as acting President and Chief Executive Officer of Molecular Applications Group, a bioinformatics data analysis company. Dr. Yu has served on the board of directors of Permanente Company, a biotechnology company, since December 1999 and Xenogen Corporation, a biotechnology company, since January 1998. From October 1995 until January 1999, Dr. Yu was a General Partner at Delphi Ventures, a venture fund focusing on the health care industry. From March 1992 until October 1995, Dr. Yu was a consultant at McKinsey & Co. Dr. Yu holds a BA in molecular biology from Princeton University and an MD from Harvard University.

Our President and Chief Executive Officer, Dr. Mark Moran, and our Vice President of Chemical Development and Manufacturing, Dr. Hana Berger, are husband and wife. Except for this relationship, there are no family relationships among any of our directors or executive officers.

BOARD COMPOSITION

We currently have authorized six directors. Upon the completion of this offering, the terms of office of our directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2001; Class II, whose terms will expire at the annual meeting of stockholders to be held in 2002; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2003. The Class I directors are Debra Yu and Arnold L. Oronsky, the Class II directors are Brian G. Atwood and Jean Deleage and the Class III directors are Paul Nicholson and Mark Moran. At each annual meeting of stockholders after the initial classification, directors shall be elected for a full term of three years to succeed the directors whose terms expired at that annual meeting. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control or management of our company.

BOARD COMMITTEES

AUDIT COMMITTEE

The audit committee meets with our independent auditors to review the results of the annual audit and discuss the financial statements, recommends to the board of directors the independent auditors to be

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retained and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The audit committee is composed of three non-employee directors: Mr. Atwood, Dr. Deleage and Dr. Yu.

COMPENSATION COMMITTEE

The compensation committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under our stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the board of directors may delegate. The compensation committee is composed of two non-employee directors:
Mr. Atwood and Dr. Yu.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1999, our compensation committee consisted of Mr. Atwood and Dr. Yu. None of the members of our compensation committee was at any time during 1999 one of our officers or employees. No member of our compensation committee and none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

COMPENSATION OF DIRECTORS

We do not provide cash compensation to members of our board of directors for serving on our board of directors or for attendance at committee meetings. Members of our board of directors are reimbursed for some expenses in connection with attendance at board and committee meetings. Directors are eligible to participate in our stock option plans. See "Employee Benefits Plans" for a description of these plans. In July 1999, Dr. Nicholson received an option to purchase 20,000 shares of our common stock at an exercise price of $0.225 per share. Dr. Nicholson exercised his option in full upon the receipt of this grant by delivery to us of cash plus a promissory note in the amount of $4,480. Four thousand of these shares vested on July 20, 1999, and the remaining 16,000 vest in equal monthly amounts over 48 months. In September 1998, Mr. Atwood received an option to purchase 35,000 shares of our common stock at an exercise price of $0.10 per share. Mr. Atwood exercised this option in full for cash in January 1999, subject to repurchase of unvested shares. Of these shares, 14,000 shares vested on September 22, 1998, and the remaining 21,000 vest in equal amounts over 36 months.

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EXECUTIVE COMPENSATION

The following table sets forth the total compensation paid for the year ended December 31, 1999 to our Chief Executive Officer. No salary (including bonus) of any executive officer, except for Dr. Moran, exceeded $100,000 in 1999.

SUMMARY COMPENSATION
--------------------------------------------------------------------------------

                                                                                          LONG TERM
                                                                      ANNUAL             COMPENSATION
                                                                   COMPENSATION             RESTRICTED
NAME AND PRINCIPAL POSITION                                        SALARY       BONUS     STOCK AWARDS
------------------------------------------------------------------------------------------------------
Dr. Mark Moran .............................................  $  240,000          --    1,000,000(1)
  Chief Executive Officer, President
  and Director

------------

(1) THE SHARES WERE GRANTED UNDER A RESTRICTED STOCK PURCHASE AGREEMENT, DATED NOVEMBER 23, 1999, AT A PURCHASE PRICE OF $0.225 PAID BY A PROMISSORY NOTE IN THE AMOUNT OF $112,500. WE HAVE AN OPTION TO REPURCHASE THESE SHARES AT THE PURCHASE PRICE OF THE SHARES TOGETHER WITH INTEREST AT A RATE OF 6.0% PER ANNUM. OUR REPURCHASE RIGHTS LAPSE UPON ACHIEVEMENT OF MILESTONES, AS
   FOLLOWS: (A) 250,000 SHARES UPON CLOSING OF AN AGREEMENT FOR THE ACQUISITION OF A PRODUCT CANDIDATE FROM A THIRD PARTY; (B) 250,000 SHARES UPON ENTERING AN AGREEMENT FOR A PRODUCT CANDIDATE WHICH HAS BEEN INDEPENDENTLY ASSESSED TO HAVE POTENTIAL ANNUAL SALES REVENUE OF $50 MILLION; (C) 100,000 SHARES UPON FILING OF A US IND OR EQUIVALENT FOREIGN FILING FOR ALTERNATIVE FORMULATION OR DELIVERY SYSTEMS FOR OUR PRODUCT CANDIDATES; (D) 100,000 SHARES UPON INITIATION OF A CLINICAL TRIAL TO EXPAND THE USE OF A PRODUCT CANDIDATE;
   (E) 150,000 SHARES UPON OBTAINING POSITIVE DATA FROM TRIALS; (F) 50,000 SHARES UPON FILING OF A PATENT APPLICATION CLAIMING AN INVENTION BY
   DR. MORAN INDIVIDUALLY OR JOINTLY WITH OTHERS; AND (G) 250,000 SHARES UPON COMPLETION OF A PUBLIC OFFERING OF OUR COMMON STOCK BEFORE FEBRUARY 15, 2003, AFTER WHICH THE VALUATION OF OUR COMPANY IS AT LEAST $120 MILLION. AS OF SEPTEMBER 30, 2000, 100,000 OF THESE SHARES HAVE BEEN RELEASED FROM OUR REPURCHASE OPTION. WE HAVE NOT PAID AND DO NOT INTEND TO PAY IN THE FORESEEABLE FUTURE DIVIDENDS ON SUCH RESTRICTED STOCK.

OPTION GRANTS IN LAST FISCAL YEAR, OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

We did not grant any stock options to our Chief Executive Officer in 1999. Our Chief Executive Officer did not exercise any options to purchase our capital stock in 1999, and as of December 31, 1999, he did not hold any unexercised options to purchase our capital stock.

EMPLOYEE BENEFIT PLANS

1998 STOCK OPTION PLAN

On September 22, 1998, our 1998 Stock Option Plan was adopted by our board of directors and was approved by our stockholders. The plan will terminate simultaneously with the effectiveness of this offering. The terms of the plan are described below.

SHARE RESERVE

A total of 731,000 shares of our common stock was reserved for issuance under the 1998 Incentive Stock Option Plan.

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ADMINISTRATION

Our board administers the 1998 Stock Option Plan. Our board, however, may delegate this authority to a committee of one or more board members. The board or a committee of the board has the authority to construe, interpret and amend the 1998 Stock Option Plan as well as to determine the terms of an option.

Our board may amend or modify the 1998 Stock Option Plan at any time. However, no amendment or modification shall adversely affect the rights and obligations with respect to outstanding options unless the holder consents to that amendment or modification. Our board of directors, in connection with its adoption of our 2000 Equity Incentive Plan described below, determined that upon the closing of this offering no further options will be granted under our 1998 Stock Option Plan.

ELIGIBILITY

The 1998 Stock Option Plan permits us to grant stock options to our employees, directors and consultants or to those of certain of our affiliates. A stock option may be an incentive stock option, or ISO, within the meaning of
Section 422 of the Internal Revenue Code, or a nonstatutory stock option, or NSO.

STOCK OPTION PROVISIONS GENERALLY

In general, the duration of a stock option granted under the 1998 Stock Option Plan cannot exceed ten years. The exercise price of an ISO cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of an NSO cannot be less than 85% of the fair market value of the common stock on the date of grant. An ISO may be transferred only on death, but an NSO may be transferred as permitted in an individual stock option agreement.

ISOs may be granted only to our employees, including those of certain affiliates. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to which ISOs are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. An ISO granted to a person who at the time of grant owns or is deemed to own more than 10% of the total combined voting power of us or any of our affiliates must have a term of no more than five years and an exercise price that is at least 110% of fair market value at the time of grant.

EFFECT ON STOCK OPTIONS OF CERTAIN CORPORATE TRANSACTIONS

If we dissolve or liquidate, then outstanding stock options will terminate immediately prior to such dissolution or liquidation. However, we treat outstanding stock options differently in the following situations:

- a sale, lease or other disposition of all or substantially all of our assets;

-   a merger or consolidation in which we are not the surviving corporation; or

- a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property.

Under any of the situations listed above, if the surviving entity determines not to assume or substitute for these stock options, the vesting of stock options held by persons whose service with us or our affiliates has not already terminated will accelerate in full prior to such corporate transaction.

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OTHER PROVISIONS

If there is a transaction or event which changes our stock that does not involve our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend or stock split, the board will appropriately adjust the class and the maximum number of shares subject to the 1998 Stock Option Plan.

2000 EQUITY INCENTIVE PLAN

In October 2000, our board of directors adopted our 2000 Equity Incentive Plan.

SHARE RESERVE

A total of 2,000,000 shares of our common stock have been reserved for issuance under the 2000 Equity Incentive Plan. On January 1 of each year, commencing with January 1, 2002, the share reserve will increase by the lowest of:

- 2% of our total outstanding common stock (on a fully diluted, as converted basis) at the time of the increase;

-   1,500,000 shares; or

-   an amount less than that above as determined by our board.

When a stock award expires or is terminated before it is exercised, the shares not acquired pursuant to the stock award again become available for issuance under the 2000 Equity Incentive Plan.

ADMINISTRATION

Our board administers the 2000 Equity Incentive Plan. Our board, however, may delegate this authority to a committee of one or more board members. The board or a committee of the board has the authority to construe, interpret and amend the 2000 Equity Incentive Plan as well as to determine the terms of an option.

Our board may amend or modify the 2000 Equity Incentive Plan at any time. However, no amendment or modification shall adversely affect the rights and obligations with respect to stock awards unless the holder consents to that amendment or modification. In addition, our board may, if required or desirable, seek the approval of our stockholders to:

- increase the maximum number of shares issuable under incentive stock options under the 2000 Equity Incentive Plan or the rate at which shares are added to the reserve of the 2000 Equity Incentive Plan (except for permissible adjustments in the event of certain changes in our capitalization);

-   materially modify the eligibility requirements for participation; or

-   materially increase the benefits accruing to participants.

ELIGIBILITY

The 2000 Equity Incentive Plan permits us to grant stock awards to our employees, directors and consultants or to those of certain of our affiliates. A stock award may be an incentive stock option, or ISO, within the meaning of the term in Section 422 of the Internal Revenue Code, a nonstatutory stock option, or NSO, a right to purchase restricted stock, or a restricted stock bonus.

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SECTION 162(m) LIMIT

Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for compensation paid to the chief executive officer or any of the four highest compensated officers (excluding the chief executive officer) in a taxable year to the extent that the compensation of that officer exceeds $1 million. To prevent options granted under the 2000 Equity Incentive Plan from being included in this compensation, in any calendar year the board may not grant options under the 2000 Equity Incentive Plan to an employee covering an aggregate of more than 1,000,000 shares.

STOCK OPTION PROVISIONS GENERALLY

In general, the duration of a stock option granted under the 2000 Equity Incentive Plan cannot exceed ten years. The exercise price of an ISO cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of an NSO cannot be less than 85% of the fair market value of the common stock on the date of grant. An ISO may be transferred only on death, but an NSO may be transferred as permitted in an individual stock option agreement.

ISOs may be granted only to our employees, including those of certain affiliates. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to which ISOs are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. An ISO granted to a person who at the time of grant owns or is deemed to own more than 10% of the total combined voting power of us or any of our affiliates must have a term of no more than five years and an exercise price that is at least 110% of fair market value at the time of grant.

PROVISIONS OF OTHER STOCK AWARDS GENERALLY

The board or a committee of the board determines the purchase price of other stock awards, which for nonstatutory stock options and stock purchase awards cannot be less than 85% of the stock's fair market value at the time of grant. Stock bonuses, however, may be awarded in consideration of past services without additional payment. Shares that we sell or award under the 2000 Equity Incentive Plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule. The board or committee, however, may accelerate the vesting of restricted stock.

EFFECT ON STOCK AWARDS OF CERTAIN CORPORATE TRANSACTIONS

If we dissolve or liquidate, then outstanding stock awards will terminate immediately prior to such dissolution or liquidation. However, we treat outstanding stock awards differently in the following situations:

- a sale, lease or other disposition of all or substantially all of our assets,

-   a merger or consolidation in which we are not the surviving corporation, or

- a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property.

Under any of the situations listed above, if the surviving entity determines not to assume or substitute for these stock awards, the vesting of stock awards held by persons whose service with us or our affiliates has not already terminated will accelerate in full prior to such corporate transaction.

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OTHER PROVISIONS

If there is a transaction or event which changes our stock that does not involve our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend or stock split, the board will appropriately adjust the class and the maximum number of shares subject to the 2000 Equity Incentive Plan, the maximum number of shares available for ISOs, and the Section 162(m) limit.

PLAN TERMINATION

The 2000 Equity Incentive Plan will terminate in October 2010 unless the board of directors terminates it sooner.

2000 EMPLOYEE STOCK PURCHASE PLAN

In October 2000, our board of directors adopted the 2000 Employee Stock Purchase Plan.

SHARE RESERVE

The 2000 Employee Stock Purchase Plan authorizes the issuance of 300,000 shares of our common stock pursuant to purchase rights granted to eligible employees. In addition, on January 1 of each year, commencing with January 1, 2002 and ending on January 1, 2010, the share reserve will increase by the lowest of:

-   0.5% of our outstanding shares on a fully-diluted basis;

-   200,000 shares; or

-   an amount less than that above as determined by our board.

ELIGIBILITY

The 2000 Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of the term in Section 423 of the Internal Revenue Code. The purchase plan provides a means by which eligible employees may purchase our common stock through payroll deductions. We implement the purchase plan by offerings of purchase rights to eligible employees. Generally, all of our employees may participate in the offerings under the 2000 Employee Stock Purchase Plan. However, no employee may participate in the 2000 Employee Stock Purchase Plan if immediately after we grant the employee a purchase right, the employee has voting power over 5% or more of our outstanding capital stock.

OFFERINGS

The board of directors has the authority to set the terms of an offering. It may specify offerings of up to 27 months where common stock is purchased for accounts of participating employees at a price per share equal to the lower of:

-   85% of the fair market value of a share on the first day of this offering;
    or

-   85% of the fair market value of a share on the purchase date.

The first offering will begin on the effective date of this initial public offering, and we will offer shares registered on a Form S-8 registration statement. The fair market value of the shares on the first date of this offering will be the price per share at which our shares are first sold to the public as specified in the final prospectus with respect to our initial public offering. Otherwise, fair market value generally means the closing sales price (rounded up where necessary to the nearest whole cent) for these shares (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market on the last trading day prior to the relevant determination date, as reported in The Wall Street Journal.

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The board of directors may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

- 85% of the fair market value of a share on the day they acquire purchase rights under the purchase plan; or

-   85% of the fair market value of a share on the purchase date.

The board of directors has determined that participating employees may authorize payroll deductions of up to 20% of their earnings for the purchase of stock under the 2000 Employee Stock Purchase Plan. These employees may end their participation in the offering at any time up to 10 days before a purchase date. Their participation ends automatically on termination of their employment.

OTHER PROVISIONS

A participant's right to purchase our stock under the 2000 Employee Stock Purchase Plan, plus any other purchase plans established by us and by our affiliates, is limited. It may accrue at a rate of no more than $25,000 of the fair market value of our stock for each calendar year in which the purchase rights are outstanding. We determine the fair market value of our stock, for the purpose of this limitation, as of the first day of the offering.

In the event of certain corporate transactions, the board of directors may provide that the successor corporation either will assume or replace outstanding purchase rights. Alternatively, the board may shorten the ongoing offering period and provide that our stock will be purchased for the participants immediately before the corporate transaction.

SHARES ISSUED

The 2000 Employee Stock Purchase Plan will not be effective until this public offering of our stock. Therefore, as of the date hereof, no shares of common stock have been purchased under the purchase plan.

PLAN TERMINATION

The 2000 Employee Stock Purchase Plan has no set termination date but the board may terminate the purchase plan at any time after the end of an offering.

401(k) PLAN

In January 2000, our board of directors adopted a tax-qualified employee savings plan under Section 401(k) of the Internal Revenue Code covering our employees. Pursuant to the 401(k) plan, eligible employees may elect to reduce their current compensation by up to the lesser of 25% of their annual compensation or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. In addition, eligible employees may make rollover contributions to the 401(k) plan from a tax-qualified retirement plan. The 401(k) plan is intended to qualify under Section 401(a) of the Code, so that contributions by employees or our company to the 401(k) plan, and income earned on the 401(k) plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by our company, if any, will be deductible by our company when made.

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EMPLOYMENT AGREEMENTS AND CHANGE-OF-CONTROL ARRANGEMENTS

On August 14, 1997, we entered into an employment agreement with Dr. Mark Moran, our President and Chief Executive Officer. The employment agreement provides for base compensation of $200,000 per year. On November 23, 1999, the employment agreement was amended to increase the base compensation to $240,000 per year with a bonus of up to $25,000 in 1999. On May 26, 2000, our board of directors approved a salary increase for Dr. Moran to a base compensation of $275,000 per year. Dr. Moran received a bonus in the amount of $50,000 on May 26, 2000 and an option to purchase 100,000 shares of our common stock at $0.225 per share which he exercised early with a promissory note in the amount of $22,400. Under
Dr. Moran's employment agreement, 200,000 shares of the 1,000,000 shares of common stock acquired by Dr. Moran on August 14, 1997 are vested shares, and the remaining 800,000 shares are subject to a right of repurchase by us. The repurchase option allows us to repurchase the shares at the original purchase price within 60 days of termination of employment. Our option to repurchase these shares lapses in equal monthly allotments over a 48-month period commencing on September 1, 1997.

Upon a change of control of our company, 50% of the shares that are then subject to repurchase are immediately released from our repurchase option if Dr. Moran is retained as an employee of the surviving entity at the same or greater level of responsibility and compensation, and 100% of these shares are released if he is not so retained. If Dr. Moran is terminated without cause, then Dr. Moran is entitled to severance pay of 12 months base salary and benefits for 12 months following termination. In addition, upon termination without cause, as of September 30, 2000, up to 216,917 shares of Dr. Moran's common stock subject to repurchase by us would automatically vest. The agreement provided that the interest under the $50,000 promissory note described below will be forgiven through November 23, 1999. In the event of an initial public offering or a change in control, we will forgive up to $162,500 of the unpaid principal balance of the outstanding loans made by us to Dr. Moran in connection with his purchase of our capital stock, and we will make a "tax gross up" payment to Dr. Moran equal to 94% of the principal amount forgiven, provided Dr. Moran is an employee as of the closing date of the applicable transaction. As of September 30, 2000, the aggregate outstanding principal amount of Dr. Moran's loans was $184,900.

Dr. Moran purchased 500,000 shares of our common stock at a price of $0.10 per share under a stock purchase agreement dated November 23, 1998. The purchase price was payable by a promissory note in the amount of $50,000. We have the right to repurchase these shares at the purchase price of the shares together with interest at a rate of 6.0% per annum. The shares are released from our repurchase option as follows: 20% of shares earned upon achievement of milestones vest immediately, and 80% of shares earned upon achievement of milestones vest in equal monthly installments over a 48-month period commencing on September 1, 1997. The milestones to be achieved under this vesting schedule include the completion of clinical trials, approval of INDs and NDAs and establishment of licensing arrangements. As of September 30, 2000, 306,250 of these 500,000 shares have been released from our repurchase option.

We sold an additional 500,000 shares of common stock to Dr. Moran at a purchase price of $0.225 per share under a stock purchase agreement dated November 23, 1999. The purchase price was payable by a promissory note in the amount of $112,500. As of September 30, 2000, 100,000 of these shares have vested upon the achievement of performance milestones. The remaining 400,000 shares vest in fixed amounts upon successful completion of clinical trials, filing of INDs, filing of patent applications, the establishment of licensing arrangements and the completion of a public offering of our stock.

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We entered into an employment agreement with Dr. Peter J. Langecker, our Vice
President of Clinical Affairs and Chief Medical Officer, on September 3, 1999. This agreement provides for base compensation of $231,000 per year with a cash bonus of up to 20% of his base salary. We have agreed to provide Dr. Langecker an additional $15,000 for relocation costs. We have also granted him an option to purchase 130,000 shares of common stock at a price of $0.225 per share. The options with respect to 80,000 shares vest based upon the passage of time, as follows: 1/4th of the option shares will vest on the first anniversary of date of grant and the remaining shares vest thereafter in 36 equal monthly installments. The time-vested options become immediately vested and exercisable as to 50% of the options upon a change in control of our company, except that if Dr. Landecker is not offered a position of substantially the same responsibility following a change in control, the time-vested options will become immediately vested and exercisable as to 100% of the options. The options with respect to 50,000 shares vest based upon the achievement of certain performance goals, including, the filing of INDs, initiation of Phase III testing, filing or approval of NDAs, filing of patent applications, development and identification of new products and establishment of licensing arrangements. The performance-vested options become immediately vested and exercisable as to 50% of the options upon the equivalent of a US IND filing, initiation of phase III testing, or marketing application approval, with an additional 50% vesting when the related event occurs in the United States.

We entered into an employment agreement with Dr. Hana Berger, our Vice President of Chemical Development and Manufacturing, on September 3, 1999. This agreement provides for base compensation of $195,000 per year with a cash bonus of up to 20% of her base salary. We granted Dr. Berger an option to purchase 130,000 shares of common stock at a price of $0.225 per share. The options with respect to 90,000 shares vest based upon the passage of time, as follows: 1/4th of the option shares will vest on the first anniversary of date of grant and the remaining shares vest thereafter in 36 equal monthly installments. The options with respect to 40,000 shares vest based upon the achievement of certain performance goals, including the filing of INDs, initiation of Phase III testing, approval of NDAs, filing of patent applications, development and identification of new products and establishment of licensing arrangements. If Dr. Berger is terminated without good cause, she will receive 3 months severance and benefits if her employment was for less than 12 months prior to termination, 6 months severance and benefits if employment was between 12 and 24 months, and 9 months severance and benefits if employment was for greater than 24 months. In addition, vesting of the time-vested options accelerate by 3 months if her employment prior to termination was for less than 12 months, by six months if her employment was between 12 and 24 months, and by 9 months if her employment was for more than 24 months. Further, shares that vest automatically upon performance of milestones may vest following her employment, if the milestone is achieved within the 9-month period following her termination.

We entered into an employment agreement with Dr. Curtis L. Scribner, our Vice President of Regulatory Affairs, on November 23, 1999. This agreement provides for base compensation of $195,000 per year with a cash bonus of up to 20% of his base salary. We paid Dr. Scribner a one time moving expense allowance of $20,000 and a signing bonus of $40,000. We loaned Dr. Scribner $105,000 at an interest rate of 7.75% per year to provide financing for the purchase of a home in California. Dr. Scribner subsequently paid back this loan in full in June 2000. In addition, we granted Dr. Scribner an option to purchase 130,000 shares of common stock at a price of $0.225 per share. The options with respect to 80,000 shares vest based upon the passage of time, as follows: 1/4th of the option shares will vest on the first anniversary of date of grant and the remaining shares vest thereafter in 36 equal monthly installments. The time-vested options become immediately vested and exercisable as to 50% of the options upon a change in control of our company, except that if Dr. Scribner is not offered a position of substantially the same responsibility following a change in control, the

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time-vested options will become immediately vested and exercisable as to 100% of the options. The options with respect to 50,000 shares vest based upon the achievement of certain performance goals, including filing of INDs, initiation of Phase III testing, approval of NDAs, filing of patent applications, development and identification of new products, invention of products for which a patent is issued and establishment of licensing arrangements. The performance-vested options become immediately vested and exercisable as to 50% of the options upon the equivalent of a US IND filing, initiation of phase III testing, or marketing application approval, with an additional 50% vesting when the related event occurs in the United States.

We entered into an employment agreement with James M. Ahlers, our Senior Director of Finance and Operations, on May 14, 1999. This agreement provides for base compensation of $130,000 per year with a one-time signing bonus of $12,000. We granted Mr. Ahlers an option to purchase 60,000 shares of common stock at a price of $0.225 per share. The option with respect to these shares vests based upon the passage of time, as follows: 1/4th of the options shares will vest on the first anniversary of the date of grant and the remaining shares vest thereafter in 36 monthly installments. The time-vested options becomes immediately vested and exercisable as to 50% of the option upon a change in control of our company, at the discretion of our board of directors if Mr. Ahlers is not offered a position of substantially the same responsibility following a change in control. The option with respect to 4,000 shares becomes immediately vested and exercisable in the event that our company raises at least $20 million in a private financing within two years of Mr. Ahlers' employment. The option with respect to 6,000 shares becomes immediately vested and exercisable in the event our company completes a successful public offering.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Under this provision, a director of a corporation will not be personally liable for monetary damages for breach of that director's fiduciary duties except for:

- any breach of the director's duty of loyalty to the company or to its stockholders;

- acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

- unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

-   any transaction from which a director derives an improper personal benefit.

Our bylaws provide that we must indemnify our directors and executive officers and may indemnify our officers, employees and other agents to the fullest extent not prohibited by law. Our bylaws also permit us to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of his or her status or service as a director, officer, employee or other agent of BioMedicines upon an undertaking by him or her to repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

We intend to enter into separate indemnification agreements with our directors and officers. These agreements will require us to, among other things, indemnify the director or officer against expenses, including attorney's fees, judgements, fines and settlements paid by the individual in connection with any action, suit or proceeding arising out of the individual's status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any

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proceeding against him or her individually with respect to which he or she may be entitled to indemnification by us. We believe that our certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors' and officers' liability insurance.

At present we are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

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RELATED PARTY TRANSACTIONS

SALES OF SECURITIES

The following is a summary of transactions since September 1997 to which we have been a party in which the amount involved exceeded $60,000 and in which any executive officers, directors or 5% stockholders had or will have a direct or indirect material interest, other than compensation arrangements which are described under "Management."

- In August 1998, we sold an aggregate of 1,000,000 shares of Series A preferred stock at a price of $1.00 per share.

- In April 1999, we sold an aggregate of 5,368,889 shares of Series B preferred stock at a price of $2.25 per share.

- In September 2000, we sold an aggregate of 4,834,606 shares of Series C preferred stock at a price of $7.86 per share.

The following persons or entities purchased securities in the amounts set forth in the chart below.

                                                         COMMON
PURCHASER(1)                                              STOCK    SERIES A    SERIES B    SERIES C
---------------------------------------------------------------------------------------------------
DIRECTORS AND EXECUTIVE OFFICERS
Mark Moran, MD, MBA(2)............................    2,100,000          --          --          --
James M. Ahlers(3)................................       60,000          --          --          --
Peter J. Langecker, MD, PhD.......................      130,000          --          --          --
Hana Berger, PhD(4)...............................      130,000          --          --          --
Curtis L. Scribner, MD, MBA(5)....................      130,000          --          --          --
Brian G. Atwood, MBA(6)...........................       35,000          --          --          --
Paul Nicholson, MB, BS, FFPM(7)...................       20,000          --          --          --

PRINCIPAL STOCKHOLDERS
Alta California Partners II, L.P.(8)..............           --          --   1,541,305     314,098
Alta Embarcadero Partners II, LLC(8)..............           --          --      14,251       3,968
Brentwood Affiliates Fund, L.P.(9)................           --      20,000      44,444          --
Brentwood Associates VII, L.P(9)..................           --     480,000   1,066,667     318,066
Delphi BioInvestments IV, L.P.(10)................           --      10,100      22,444         643
Delphi Ventures IV, L.P.(10)......................           --     489,900   1,088,667      31,164
InterWest Investors VI, L.P.(11)..................           --          --      47,289       9,669
InterWest Partners VI, L.P.(11)...................           --          --   1,508,266     308,397
Pictet Global Sector Fund Biotech.................           --          --          --     890,500
Bay City Capital Fund II, L.P.(10)................           --          --          --     298,480
Bay City Capital Fund II Coinvestment Fund,
  L.P.(10)........................................           --          --          --      19,520

OTHER TRANSACTION INFORMATION
Price per share...................................  $0.02-$0.23       $1.00       $2.25       $7.86

---------

 (1) SEE "PRINCIPAL STOCKHOLDERS" FOR MORE DETAIL ON SHARES HELD BY THESE PURCHASERS.

 (2) IN NOVEMBER 1998, DR. MORAN PURCHASED 500,000 SHARES AT A PRICE OF $0.10 PER SHARE BY DELIVERING A $50,000 PROMISSORY NOTE WHICH BEARS INTEREST AT A RATE OF 6.0% PER ANNUM. ACCRUED INTEREST ON THIS NOTE IN THE AMOUNT OF $3,000 HAS BEEN FORGIVEN AS PART OF DR. MORAN'S COMPENSATION FOR 1999. ADDITIONAL INTEREST ACCRUED ON THIS LOAN MAY BE FORGIVEN AT THE

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                                                                              63

RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

     DISCRETION OF THE BOARD OF DIRECTORS BASED ON DR. MORAN'S ANNUAL PERFORMANCE. IN NOVEMBER 1999, DR. MORAN PURCHASED 500,000 SHARES OF COMMON STOCK AT A PURCHASE PRICE OF $0.225 PER SHARE BY DELIVERING TO US A $112,500 PROMISSORY NOTE WHICH BEARS INTEREST AT A RATE OF 6.0% PER ANNUM. IN MAY 2000, DR. MORAN PURCHASED 100,000 SHARES OF COMMON STOCK AT A PURCHASE PRICE OF $0.225 PER SHARE BY DELIVERING TO US A $22,400 PROMISSORY NOTE WHICH BEARS INTEREST AT A RATE OF 6.4% PER ANNUM. THE PRINCIPAL AMOUNT OF THESE LOANS PLUS ALL ACCRUED INTEREST WILL BE FORGIVEN UPON THE CLOSING OF THIS OFFERING.

 (3) MR. AHLERS EXERCISED OPTIONS TO PURCHASE 60,000 SHARES OF COMMON STOCK, IN PART BY DELIVERING A PROMISSORY NOTE IN THE AMOUNT OF $13,440. THIS NOTE BEARS INTEREST AT A RATE OF 6.8% PER ANNUM.

 (4) DR. BERGER EXERCISED OPTIONS TO PURCHASE 130,000 SHARES OF COMMON STOCK, IN PART BY DELIVERING A PROMISSORY NOTE IN THE AMOUNT OF $29,120. THIS NOTE BEARS INTEREST AT A RATE OF 6.2% PER ANNUM.

 (5) DR. SCRIBNER EXERCISED OPTIONS TO PURCHASE 130,000 SHARES OF COMMON STOCK, IN PART BY DELIVERING A PROMISSORY NOTE IN THE AMOUNT OF $29,120. THIS NOTE BEARS INTEREST AT A RATE OF 6.8% PER ANNUM.

 (6) IN 1999, MR. ATWOOD EXERCISED AN OPTION TO PURCHASE 35,000 SHARES OF COMMON STOCK BY DELIVERING TO US $3,500.

 (7) IN 1999, DR. NICHOLSON EXERCISED AN OPTION TO PURCHASE 20,000 SHARES OF COMMON STOCK, IN PART BY DELIVERING TO US A PROMISORY NOTE IN THE AMOUNT OF $4,480. THIS NOTE BEARS INTEREST AT A RATE OF 6.2% PER ANNUM.

 (8) DR. JEAN DELEAGE, ONE OF OUR DIRECTORS, IS A MANAGING DIRECTOR OF ALTA PARTNERS. DR. DELEAGE DISCLAIMS BENEFICIAL OWNERSHIP OF THE 1,873,622 SHARES OWNED BY ALTA CALIFORNIA PARTNERS II, L.P. AND ALTA EMBARCADERO PARTNERS II, LLC EXCEPT TO THE EXTENT OF HIS PECUNIARY INTEREST.

 (9) MR. BRIAN ATWOOD, ONE OF OUR DIRECTORS, IS A GENERAL PARTNER OF BRENTWOOD VENTURE CAPITAL, BUT NOT OF ANY OF THE BRENTWOOD FUNDS INVESTED IN OUR COMPANY.

 (10) DR. DEBRA YU, ONE OF OUR DIRECTORS, WAS A GENERAL PARTNER AT DELPHI VENTURES. DR. YU CURRENTLY HAS A SPECIAL LIMITED PARTNERSHIP INTEREST IN DELPHI VENTURES ONLY WITH RESPECT TO INVESTMENT IN OUR COMPANY. DR. YU IS A MEMBER OF BAY CITY CAPITAL MANAGEMENT II, LLC, THE GENERAL PARTNER OF THE TWO BAY CITY FUNDS REFERRED TO ABOVE. DR. YU DISCLAIMS BENEFICIAL OWNERSHIP OF THE 2,142,918 SHARES OWNED BY DELPHI VENTURES, DELPHI BIO INVESTMENTS IV, L.P. AND DELPHI VENTURES IV, L.P. AND THE 318,000 SHARES OWNED BY BAY CITY CAPITAL FUND II, L.P. AND BAY CITY CAPITAL COINVESTMENT FUND, L.P. EXCEPT TO THE EXTENT OF HER PECUNIARY INTEREST.

 (11) DR. ARNOLD ORONSKY, ONE OF OUR DIRECTORS, IS A GENERAL PARTNER OF INTERWEST PARTNERS.

REGISTRATION RIGHTS AGREEMENT

We have entered into an agreement with our preferred stockholders and Dr. Moran in connection with their investment in our company, pursuant to which they will have registration rights with respect to their shares of common stock following this offering. This agreement also provided these investors with information rights and a right of first refusal on subsequent sales of our capital stock, which information rights and right of first refusal will terminate upon the closing of this offering. Upon completion of this offering, all shares of our preferred stock will be automatically converted into an equal number of shares of common stock.

--------------------------------------------------------------------------------
64

RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

VOTING AGREEMENT

We have entered into an agreement with Dr. Moran, Delphi Ventures IV, L.P., Delphi BioInvestments IV, L.P., Brentwood Associates Venture Partners II, LLC, InterWest Partners VI, L.P., InterWest Investors VI, L.P. and the holders of our Series C preferred stock, pursuant to which the parties agreed to vote their shares to elect the following persons to our board of directors: Dr. Moran; one designee of the Delphi entities; one designee of the Brentwood entities; one designee of Alta California Partners II, L.P.; one designee of the InterWest entities; and one designee of the holders of Series C preferred stock. These rights to designate nominees for director are conditioned upon continuing to hold at least 500,000 shares of our capital stock (1,000,000 shares in the case of the Series C holders). The initial designee of the Brentwood entities is Brian Atwood, the initial designee of the Alta entities is Jean Deleage, the initial designee of the InterWest entities is Arnold Oronsky, and the initial designee of the holders of Series C preferred stock is Debra Yu. There is currently no designee for the Delphi entities. The voting agreement will terminate upon the closing of this offering.

OTHER TRANSACTIONS

In 1999, Dr. Hana Berger, our Vice President of Chemical Development and Manufacturing and spouse of Dr. Moran, received $107,000 for her services as a consultant to us prior to her employment with us.

In January 2000, we loaned Dr. Curtis Scribner $105,000 at a rate of interest of 7.75% per year to provide financing for the purchase of a home in California. Dr. Scribner subsequently paid back this loan in full in June 2000. Under the terms of the loan, any accrued interest would be forgiven monthly while he remained as an employee. We received repayment of the principal amount of the loan.

In September 1999, to assist with the purchase of a home, we offered Dr. Peter Langecker a loan for up to $300,000 at the prevailing fixed-rate, first mortgage rate. Under the term of the loan, interest payments would be forgiven based on satisfactory performance. Up to $100,000 of the principal amount would be forgiven over a five-year period of continuous employment. Any unpaid principal balance would be due upon the earlier of (i) 60 days after Dr. Langecker voluntarily ceases to be a full-time employee or is dismissed with cause,
(ii) the sale of the home purchased with the loan or (iii) a declaration of bankruptcy by Dr. Langecker. The loan would be secured by a second mortgage on Dr. Langecker's home. In January 2000, Dr. Langecker received a bonus of $30,000 for waiving his rights to this loan.

We have entered into employment arrangements with some of our executive officers as described in "Management--Employment Agreements and Change of Control Agreements."

We intend to enter indemnification agreements with directors and officers as described in "Management--Limitations of Liability and Indemnification of Officers and Directors."

All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of our board of directors, including a majority of the independent and disinterested directors.

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                                                                              65

--------------------------------------------------------------------------------

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock as of September 30, 2000, and as adjusted to reflect the completion of this offering by:

-   each person or group who beneficially owns more than 5% of our common stock;

- our executive officer listed in the compensation table under "Management--Executive Compensation;"

-   each of our directors; and

-   all of our directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of September 30, 2000 and not subject to repurchase as of that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options or warrants, but are not deemed outstanding for calculating the percentage of any other person. Applicable percentage ownership in the following table is based on 15,001,494 shares of common stock outstanding as of September 30, 2000, after giving effect to the conversion of all outstanding shares of preferred stock into common stock upon the closing of the offerings. Unless otherwise indicated, the address of each of the named individuals is: c/o BioMedicines, Inc., 1301 Marina Village Parkway, Suite 200, Alameda, California 94501.

                                                                  NUMBER OF
                                                                     SHARES      PERCENT OWNED      PERCENT OWNED
                                                               BENEFICIALLY         BEFORE THE          AFTER THE
BENEFICIAL OWNERS                                                     OWNED           OFFERING           OFFERING
-----------------------------------------------------------------------------------------------------------------
DIRECTORS AND EXECUTIVE OFFICERS
Mark Moran, MD, MBA(1)......................................    2,230,000                 14.9%
Brian G. Atwood(2)..........................................       35,000                    *
Jean Deleage, PhD(3)........................................    1,873,622                 12.5%
Paul Nicholson, MB, FFPM(4).................................       20,000                    *
Arnold L. Oronsky, PhD(5)...................................    1,873,621                 12.5%
Debra Yu, MD(6).............................................      318,000                    *
All directors and officers as a group (10 persons)(7).......    6,800,243                 45.3%

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66

PRINCIPAL STOCKHOLDERS
--------------------------------------------------------------------------------

                                                                  NUMBER OF
                                                                     SHARES      PERCENT OWNED      PERCENT OWNED
                                                               BENEFICIALLY         BEFORE THE          AFTER THE
BENEFICIAL OWNERS                                                     OWNED           OFFERING           OFFERING
-----------------------------------------------------------------------------------------------------------------
FIVE PERCENT STOCKHOLDERS
Entities affiliated with Brentwood Venture Capital(8).......    2,429,177                 16.2%
  11150 Santa Monica Blvd.
  Suite 1200
  Los Angeles, CA 90025
Entities affiliated with Alta Partners(9)...................    1,873,622                 12.5%
  One Embarcadero Center
  Suite 4050
  San Francisco, CA 94111
Entities affiliated with InterWest Partners(10).............    1,873,621                 12.5%
  3000 Sand Hill Road
  Bldg. 3, Suite 255
  Menlo Park, CA 94025
Entities affiliated with Delphi Ventures(11)................    2,142,918                 14.3%
  3000 Sand Hill Road
  Bldg. 1, Suite 135
  Menlo Park, CA 94025
Pictet Global Sector Fund Biotech...........................      890,500                  5.9%
  Bd Georges-Favon 29
  CH-1204 Geneva, Switzerland

------------

  * REPRESENTS BENEFICIAL OWNERSHIP OF LESS THAN ONE PERCENT.

 (1) INCLUDES 130,000 SHARES HELD BY HIS WIFE, DR. HANA BERGER, AND INCLUDES 861,250 SHARES SUBJECT TO REPURCHASE BY US. DR. MORAN DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD BY DR. BERGER.

 (2) CONSISTS OF 35,000 SHARES OF COMMON STOCK DIRECTLY HELD BY MR. ATWOOD, OF WHICH 5,250 SHARES ARE SUBJECT TO REPURCHASE BY US. DOES NOT INCLUDE 2,429,177 SHARES IDENTIFIED IN FOOTNOTE 8. MR. ATWOOD IS A PARTNER OF BRENTWOOD VENTURE CAPITAL BUT NOT OF FUNDS REFERRED TO IN FOOTNOTE 8.

 (3) CONSISTS SOLELY OF SHARES IDENTIFIED IN FOOTNOTE 9. DR. DELEAGE IS A MANAGING DIRECTOR OF ALTA PARTNERS AND DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SHARES EXCEPT TO THE EXTENT OF HIS PECUNIARY INTEREST IN THEM.

 (4) INCLUDES 10,677 SHARES SUBJECT TO REPURCHASE BY US.

 (5) CONSISTS SOLELY OF SHARES IDENTIFIED IN FOOTNOTE 10. DR. ORONSKY IS A GENERAL PARTNER AT INTERWEST PARTNERS AND DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SHARES EXCEPT TO THE EXTENT OF HIS PECUNIARY INTEREST IN THEM.

 (6) CONSISTS OF 298,480 SHARES OWNED BY BAY CITY CAPITAL II, L.P. AND
     19,520 SHARES OWNED BY BAY CITY CAPITAL COINVESTMENT FUND, L.P. DR. YU IS A MANAGING DIRECTOR OF BAY CITY CAPITAL AND ALSO A MEMBER OF BAY CITY CAPITAL MANAGEMENT II, LLC, THE GENERAL PARTNER OF THESE BAY CITY FUNDS. DR. YU DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SHARES EXCEPT TO THE EXTENT OF HER PECUNIARY INTEREST IN THEM.

 (7) INCLUDES 4,295,243 SHARES OF COMMON STOCK HELD BY ENTITIES AFFILIATED WITH DIRECTORS OR EXECUTIVE OFFICERS. SEE FOOTNOTES ABOVE. ALSO INCLUDES 1,086,199 SHARES SUBJECT TO A RIGHT OF REPURCHASE BY US.

 (8) CONSISTS OF 2,344,733 SHARES HELD BY BRENTWOOD ASSOCIATES VII, L.P. AND 84,444 SHARES HELD BY BRENTWOOD AFFILIATES FUND, L.P. BRENTWOOD VII VENTURES L.P. IS THE GENERAL PARTNER OF EACH OF THESE FUNDS.

 (9) CONSISTS OF 1,855,403 SHARES HELD BY ALTA CALIFORNIA PARTNERS II, L.P. AND 18,219 SHARES HELD BY ALTA EMBARCADERO PARTNERS II, LLC. DR. JEAN DELEAGE IS A MANAGING DIRECTOR OF ALTA PARTNERS AND DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SHARES EXCEPT TO THE EXTENT OF HIS PECUNIARY INTEREST IN THEM.

 (10) CONSISTS OF 1,816,663 SHARES HELD BY INTERWEST PARTNERS VI, L.P. AND 56,958 SHARES HELD BY INTERWEST INVESTORS VI, L.P. DR. ORONSKY IS A GENERAL PARTNER AT INTERWEST PARTNERS AND DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SHARES EXCEPT TO THE EXTENT OF HIS PECUNIARY INTEREST IN THEM.

 (11) CONSISTS OF 2,102,145 SHARES HELD BY DELPHI VENTURES IV, L.P. AND 40,773 SHARES HELD BY DELPHI BIOINVESTMENTS IV, L.P.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

DESCRIPTION OF CAPITAL STOCK

Upon the closing of the offering, our authorized capital stock will consist of 75,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

COMMON STOCK

As of September 30, 2000, there were 15,001,494 shares of common stock outstanding that were held of record by 46 stockholders, after giving effect to the conversion of all of our outstanding preferred stock into an equivalent number of common stock upon completion of this offering. There will be shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after September 30, 2000) after giving effect to the sale of the shares of common stock offered by us in this offering.

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued in this offering will be fully paid and nonassessable.

PREFERRED STOCK

Upon the closing of this offering, our certificate of incorporation will authorize 5,000,000 shares of preferred stock. Our board of directors will have the authority, without further action by the stockholders, to issue the preferred stock, in one or more series, and to determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of any series. Any or all of these rights may be greater than the rights of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders. For example, the board of directors could issue preferred stock that has the power to prevent a change of control transaction. The issuance of preferred stock with voting and conversion rights may adversely affect the voting powers of the holders of common stock, including the loss of voting control to others and may adversely affect the likelihood that such holders will receive dividend payments and payments upon liquidation. We have no present plan to issue any shares of preferred stock.

REGISTRATION RIGHTS

Upon completion of this offering, holders of an aggregate of 14,103,494 shares of common stock will be entitled to rights to register these shares under the Securities Act as provided in our Amended and Restated Investors' Rights Agreement, dated September 12, 2000. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, the holders

--------------------------------------------------------------------------------
68

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

of these shares are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of shares to be included in the registration and in some cases, including in connection with this offering, exclude these shares entirely. In addition, the holders of these shares may require us, at our expense and on not more than two occasions at any time beginning six months from the date of the closing of the offerings, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration. We may, in certain circumstances, defer such registrations and any underwriters in connection with these registrations have the right, subject to certain limitations, to limit the number of shares included in these registrations. Further, the holders may require us at our expense, but limited to twice per year, to register their shares on Form S-3 when this form becomes available to us.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CHARTER PROVISIONS

Until November 2000, we are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

- prior to that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

- upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and by employee stock plans in which shares held subject to the plan will be tendered in a tender or exchange offer; or

- on or subsequent to that date, the business combination is approved by our board of directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Section 203 defines "business combination" to include:

- any merger or consolidation involving the corporation and the interested stockholder;

- any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

- subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

- any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

- the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

--------------------------------------------------------------------------------

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

On the closing of this offering, our certificate of incorporation and bylaws will include a number of provisions that may deter or impede hostile takeovers or changes of control or management. These provisions include:

- our board is classified into three classes of directors as nearly equal in size as possible with staggered three-year terms;

- the authority of our board to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of these shares, without stockholder approval;

- all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent; and

- special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer or the board.

These provisions may have the effect of delaying or preventing a change of control.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is              .

NATIONAL MARKET LISTING

We intend to apply for listing of our common stock on the Nasdaq National Market under the trading symbol "BIOS."

--------------------------------------------------------------------------------
70

--------------------------------------------------------------------------------

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the possibility of such sales occurring, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Based on the number of shares outstanding at September 30, 2000, after this
offering we will have              outstanding shares of common stock, assuming
no exercise of the underwriters' over-allotment option and no exercise of outstanding options after September 30, 2000. Of these shares, all of the shares being offered hereby are freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates as that term is defined in Rule 144 of the Securities Act. The
remaining              shares of common stock held by existing stockholders are
restricted and may first be sold, subject to the lock-up agreements described below, as follows:

NUMBER OF SHARES                 DATE
---------------------------------------------------------------------------------------------
                                 On the date of this prospectus
                                 At 90 days from the date of this prospectus
                                 At various times after 90 days from the date of this
                                 prospectus

Restricted securities may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

Our officers and directors and substantially all of our stockholders have entered into lock-up agreements pursuant to which they have agreed, subject to limited exceptions, not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus without the prior written consent of UBS Warburg LLC. UBS Warburg LLC may, at any time and without notice, waive any of the terms of the lock-up. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless these sales meet the conditions and restrictions of Rules 144 or 701 as described below. As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

-   1% of the then-outstanding shares of common stock, or approximately shares based on the number of shares to be outstanding immediately after this offering; or

- the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the SEC.

Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about us.

In addition, a person (or persons whose shares are aggregated) who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding a sale, and who has beneficially

--------------------------------------------------------------------------------

SHARES ELIGIBLE FOR FUTURE SALE
--------------------------------------------------------------------------------

owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering. The foregoing summary of Rule 144 is not intended to be a complete description.

Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisors prior to the date we become subject to the reporting requirements of the Exchange Act. To be eligible for resale under Rule 701, shares must have been issued pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of the offering). Securities issued in reliance on Rule 701 are restricted securities and, subject to the lock-up agreements described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and by affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements. The foregoing summary of Rule 701 is not intended to be a complete description.

We intend to file a registration statement under the Securities Act to register the shares of common stock available for issuance pursuant to our 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan. Shares issued pursuant to these plans after the effective date of such registration statement will be available for sale in the open market and, for our affiliates, subject to the conditions and restrictions of Rule 144. As of September 30, 2000, options to purchase a total of 16,500 shares of common stock were outstanding.

For a description of certain rights of our existing stockholders to require us to register their common stock under the Securities Act, see "Description of capital stock--Registration Rights."

--------------------------------------------------------------------------------
72

--------------------------------------------------------------------------------

UNDERWRITING

We will enter into an underwriting agreement with the underwriters named below concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, U.S. Bancorp Piper Jaffray Inc. and Pacific Growth Equities, Inc. are the representatives of the underwriters.

UNDERWRITERS                                                        NUMBER OF SHARES
------------------------------------------------------------------------------------
UBS Warburg LLC.............................................
U.S. Bancorp Piper Jaffray Inc..............................
Pacific Growth Equities, Inc................................
                                                              ----------------------
    Total...................................................
                                                              ======================

If the underwriters sell more shares than the total number set forth in the table able, the underwriters have a 30-day option to buy from us up to an
additional       shares at the initial public offering price less the
underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase the shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to
an additional       shares.

                                                              NO EXERCISE   FULL EXERCISE
-----------------------------------------------------------------------------------------
Per share...................................................   $              $
    Total...................................................   $              $

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $          .

Share sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $          per share from the initial public offering price. Any of
these securities dealers may resell any shares purchased from the underwriters
to other brokers or dealers at a discount of up to $          per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect sales to discretionary sales to exceed 5% of the total shares of common stock to be offered.

We, our directors, officers and our stockholders have agreed, subject to limited exceptions, with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any of our common stock or securities convertible into or exchangeable for shares of our common stock during the period beginning on the date of this prospectus continuing through the date 180 days after the date of this prospectus without the prior written consent of UBS Warburg LLC.

The underwriters have reserved for sale, at the initial public offering price,
up to              shares of our common stock being offered for sale to our
friends and selected persons. At the discretion of our management, other parties, including our employees, may participate in our reserved share

--------------------------------------------------------------------------------

UNDERWRITING
--------------------------------------------------------------------------------

program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares in this offering.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives of the underwriters. The principal factors to be considered by the representatives and us in determining the initial public offering price include:

- the information set forth in this prospectus and otherwise available to the representatives;

-   the history and the prospects for the industry in which we compete;

-   the ability of our management;

- our prospects for future earnings, the present state of our development, and our current financial position;

- the general condition of the securities markets at the time of this offering; and

- the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market place of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected by the underwriters on the Nasdaq National Market, in the over-the-counter market or otherwise.

--------------------------------------------------------------------------------
74

UNDERWRITING
--------------------------------------------------------------------------------

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments that the underwriters may be required to make in respect thereof.

Persons and entities affiliated with Pacific Growth Equities, Inc., one of the representatives of the underwriters in this offering, hold a total of 13,333 shares of our Series B preferred stock, which will convert into an aggregate of 13,333 shares of our common stock in connection with this offering. The
Series B preferred stock was purchased in April 1999 at a price of $2.25 per share, for an aggregate purchase price of approximately $30,000.

--------------------------------------------------------------------------------

UNDERWRITING
--------------------------------------------------------------------------------

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Cooley Godward LLP, Palo Alto, California and for the underwriters by Dewey Ballantine LLP, New York, New York. As of the date of this prospectus, an investment partnership of Cooley Godward LLP beneficially owns an aggregate of 22,222 shares of our common stock and holds an option to purchase an additional 15,000 shares of our common stock.

CHANGE IN INDEPENDENT AUDITORS

Effective December 1999, Ernst & Young LLP was engaged as our independent auditors and replaced PricewaterhouseCoopers LLP who were dismissed as our independent auditors on the same date. Prior to and as of Ernst & Young LLP's appointment, there were no disagreements with our former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of our former auditors, would have caused them to make reference thereto in any of their reports. The former accountants issued unqualified opinions on our financial statements as of and for the years ended December 31, 1998 and 1997 and for each of the periods from inception (June 28, 1995) to December 31, 1998 and 1997. The former accountants' reports are not included in this prospectus. Prior to December 1999, we had not consulted with Ernst & Young LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including, exhibits, schedules and amendments) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. Whenever a reference is made in this prospectus to any contract, or other document of ours, the reference is qualified in all respects by such contract or document filed as part of the registration statement. You should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

You may read and copy all or any portion of the registration statement or any other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's Website located at www.sec.gov.

--------------------------------------------------------------------------------
76

--------------------------------------------------------------------------------

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file periodic reports, proxy statements and other information with the SEC.

We intend to provide our stockholders with annual reports containing financial statements audited by our independent public accountants and to make available to our stockholders quarterly reports containing unaudited financial data for the first three fiscal quarters of each fiscal year.

This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

INDEX TO FINANCIAL STATEMENTS

                                                                  PAGE
----------------------------------------------------------------------
Report of Independent Auditors..............................    F-2

Audited Financial Statements
Balance Sheets..............................................    F-3
Statements of Operations....................................    F-4
Statement of Redeemable Convertible Preferred Stock and
  Stockholders' Equity (Net Capital Deficiency).............    F-5
Statements of Cash Flows....................................    F-6
Notes to Financial Statements...............................    F-7

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
BioMedicines, Inc.

We have audited the accompanying balance sheets of BioMedicines, Inc. (a development stage company) as of December 31, 1998 and 1999, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1999, and for the period from inception (June 28, 1995) to December 31, 1999 (not separately presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioMedicines, Inc. (a development stage company) at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, and for the period from inception (June 28, 1995) to December 31, 1999 (not separately presented herein), in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Palo Alto, California
April 21, 2000

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

BALANCE SHEETS

                                                                                                            PRO FORMA
                                                                                                        STOCKHOLDERS'
                                                            DECEMBER 31,                                    EQUITY AT
                                                     --------------------------      SEPTEMBER 30,      SEPTEMBER 30,
                                                            1998           1999               2000               2000
                                                                                       (UNAUDITED)        (UNAUDITED)
---------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents........................  $   906,796   $ 3,730,641      $ 36,226,180
  Short-term investments...........................      100,075     5,957,285         5,759,363
  Prepaid expenses and other current assets........       53,799       195,862           548,703
                                                     -----------   -----------      ------------

Total current assets...............................    1,060,670     9,883,788        42,534,246

Long-term investments..............................           --       998,950         1,473,270
Property and equipment, net........................        7,430       193,409           183,552
Deposits and other assets..........................           --        37,611            37,611
                                                     -----------   -----------      ------------
                                                     $ 1,068,100   $11,113,758      $ 44,228,679
                                                     ===========   ===========      ============
LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL
  DEFICIENCY)
Current liabilities:
  Accounts payable.................................  $    75,390   $   100,622      $     49,810
  Accrued compensation.............................       16,815        25,701            36,734
  Other accrued liabilities........................           --       169,429           683,350
                                                     -----------   -----------      ------------

Total current liabilities..........................       92,205       295,752           769,894

Commitments

Redeemable convertible preferred stock, $0.001 par
  value; 2,000,000 and 8,264,444 shares authorized
  at December 31, 1998 and 1999, respectively (none
  at September 30, 2000), issuable in series;
  2,000,000 and 7,368,888 shares issued and
  outstanding at December 31, 1998 and 1999,
  respectively (none at September 30, 2000)
  (aggregate liquidation preference of $2,000,000
  and $14,080,000 at December 31, 1998 and 1999,
  respectively)....................................    2,000,000    14,080,000                --

Stockholders' equity (net capital deficiency):
  Convertible preferred stock, $0.001 par value;
   12,203,494 shares authorized at September 30,
   2000 (12,203,494 shares pro forma), issuable in
   series; 12,203,494 shares issued and outstanding
   at September 30, 2000 (none pro forma)
   (aggregate liquidation preference of $52,080,000
   at September 30, 2000)..........................           --            --            12,203       $         --
  Common stock; $0.001 par value; 8,000,000,
   12,000,000, and 16,000,000 shares authorized in
   1998, 1999, and September 30, 2000, respectively
   (16,000,000 shares pro forma); 1,500,000,
   2,127,000, and 2,798,000 shares issued and
   outstanding in 1998, 1999, and September 30,
   2000, respectively (15,001,494 shares pro
   forma)..........................................        1,500         2,127             2,798             15,001
  Additional paid-in capital.......................       66,190     3,252,058        58,470,433         58,470,433
  Notes receivable from stockholders...............      (50,000)     (167,000)         (281,975)          (281,975)
  Deferred stock-based compensation................           --      (787,417)       (1,498,563)        (1,498,563)
  Deficit accumulated during the development
   stage...........................................   (1,041,795)   (5,561,762)      (13,246,111)       (13,246,111)
                                                     -----------   -----------      ------------       ------------
Total stockholders' equity (net capital
  deficiency)......................................   (1,024,105)   (3,261,994)       43,458,785       $ 43,458,785
                                                     -----------   -----------      ------------       ============
                                                     $ 1,068,100   $11,113,758      $ 44,228,679
                                                     ===========   ===========      ============

See accompanying notes.

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS

                                                                                                       PERIOD FROM
                                                                       NINE MONTHS ENDED                 INCEPTION
                                YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,          (JUNE 28, 1995) TO
                        ----------------------------------------   --------------------------        SEPTEMBER 30,
                              1997            1998          1999          1999           2000                 2000
                                                                   (UNAUDITED)   (UNAUDITED)       (UNAUDITED)
------------------------------------------------------------------------------------------------------------------
Operating expenses:
  Research and
   development........  $  81,344      $ 732,349     $ 2,183,619   $1,394,906    $  3,144,484      $  6,141,796
  General and
   administrative.....    114,309        165,546         467,845      318,511         577,923         1,332,352
  Stock-based
   compensation (see
   Note A)............         --             --       2,268,378    1,120,745       4,556,572         6,824,950
                        ---------      ---------     -----------   -----------   ------------      ------------
Loss from
  operations..........   (195,653)      (897,895)     (4,919,842)  (2,834,162)     (8,278,979)      (14,299,098)

Other income, net.....     17,552         40,930         399,875      245,432         594,630         1,052,987
                        ---------      ---------     -----------   -----------   ------------      ------------
Net loss..............   (178,101)      (856,965)     (4,519,967)  (2,588,730)     (7,684,349)      (13,246,111)
Deemed dividend on
  Series C convertible
  preferred stock.....         --             --              --           --     (10,361,989)      (10,361,989)
                        ---------      ---------     -----------   -----------   ------------      ------------
Net loss attributable
  to common
  stockholders........  $(178,101)     $(856,965)    $(4,519,967)  $(2,588,730)  $(18,046,338)     $(23,608,100)
                        =========      =========     ===========   ===========   ============      ============

Net loss per common
  share, basic and
  diluted.............  $   (0.83)     $   (2.22)    $     (5.44)  $    (3.35)   $     (15.00)
                        =========      =========     ===========   ===========   ============
Shares used in
  computing basic and
  diluted net loss per
  share...............    213,889        386,611         831,506      772,518       1,203,039
                        =========      =========     ===========   ===========   ============
Pro forma net loss per
  share, basic and
  diluted
  (unaudited).........                               $     (0.70)                $      (2.03)
                                                     ===========                 ============
Shares used in
  computing pro forma
  net loss per share
  (unaudited).........                                 6,464,699                    8,875,355
                                                     ===========                 ============

Note A: Stock-based compensation relates to the following:

Research and
  development.........  $      --      $      --     $ 1,212,649   $  576,707    $  2,549,806      $  3,762,455
General and
  administrative......         --             --       1,055,729      544,038       2,006,766         3,062,495
                        ---------      ---------     -----------   -----------   ------------      ------------
                        $      --      $      --     $ 2,268,378   $1,120,745    $  4,556,572      $  6,824,950
                        =========      =========     ===========   ===========   ============      ============

See accompanying notes.

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
--------------------------------------------------------------------------------

FOR THE PERIOD FROM INCEPTION (JUNE 28, 1995) TO DECEMBER 31, 1999 AND (UNAUDITED) THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                               REDEEMABLE CONVERTIBLE
                                                                                          CONVERTIBLE PREFERRED     COMMON
                                                                   PREFERRED STOCK                STOCK              STOCK
                                                              -------------------------   ----------------------   ---------
                                                                  SHARES         AMOUNT       SHARES     AMOUNT       SHARES
----------------------------------------------------------------------------------------------------------------------------
Issuance of common stock to founder for cash at $0.00651 per
  share in June through December 1995.......................          --   $         --           --    $    --    1,000,000
Net loss and comprehensive loss.............................          --             --           --         --           --
                                                              ----------   ------------   ----------    -------    ---------
  Balance at December 31, 1995..............................          --             --           --         --    1,000,000
Capital contributed by founders in January through December
  1996......................................................          --             --           --         --           --
Net loss and comprehensive loss.............................          --             --           --         --           --
                                                              ----------   ------------   ----------    -------    ---------
  Balance at December 31, 1996..............................          --             --           --         --    1,000,000
Capital contributed by founder in January through December
  1997......................................................          --             --           --         --           --
Issuance of Series A redeemable convertible preferred stock
  in August 1997 for cash at $1.00 per share................   1,000,000      1,000,000           --         --           --
Net loss and comprehensive loss.............................          --             --           --         --           --
                                                              ----------   ------------   ----------    -------    ---------
  Balance at December 31, 1997..............................   1,000,000      1,000,000           --         --    1,000,000
Issuance of Series A redeemable convertible preferred stock
  in August 1998 for cash at $1.00 per share................   1,000,000      1,000,000           --         --           --
Restricted stock purchase in November 1998 in exchange for a
  note receivable, at $0.10 per share.......................          --             --           --         --      500,000
Net loss and comprehensive loss.............................          --             --           --         --           --
                                                              ----------   ------------   ----------    -------    ---------
  Balance at December 31, 1998..............................   2,000,000      2,000,000           --         --    1,500,000
Issuance of Series B redeemable convertible preferred stock
  in April 1999 for cash at $2.25 per share.................   5,368,888     12,080,000           --         --           --
Exercise of stock options in 1999 in exchange for cash, at
  $0.10-$0.225 per share....................................          --             --           --         --      107,000
Restricted stock purchase in November 1999 in exchange for a
  note receivable, at $0.225 per share......................          --             --           --         --      500,000
Exercise of stock options in 1999 in exchange for a note
  receivable, at $0.225 per share...........................          --             --           --         --       20,000
Deferred stock-based compensation related to stock
  options...................................................          --             --           --         --           --
Amortization of deferred stock-based compensation...........          --             --           --         --           --
Compensation expense related to restricted stock granted to
  an officer of the Company.................................          --             --           --         --           --
Net loss and comprehensive loss.............................          --             --           --         --           --
                                                              ----------   ------------   ----------    -------    ---------
Balance at December 31, 1999................................   7,368,888   $ 14,080,000           --    $    --    2,127,000
Issuance of common stock upon exercise of stock options for
  notes receivable and cash at $0.225 per share
  (unaudited)...............................................          --             --           --         --      675,000
Stock repurchased upon termination (unaudited)..............          --             --           --         --       (4,000)
Issuance of Series C convertible preferred stock in
  September 2000 for cash at $7.86 per share, net of
  $2,414,121 of issuance costs (unaudited)..................          --             --    4,834,606      4,835           --
Issuance of stock options to consultants for services
  rendered (unaudited)......................................          --             --           --         --           --
Elimination of redemption rights of redeemable convertible
  preferred stock (unaudited)...............................  (7,368,888)   (14,080,000)   7,368,888      7,368           --
Deferred stock-based compensation (unaudited)...............          --             --           --         --           --
Amortization of deferred stock-based compensation
  (unaudited)...............................................          --             --           --         --           --
Compensation expense related to restricted stock granted to
  an officer of the Company (unaudited).....................          --             --           --         --           --
Net loss and comprehensive loss (unaudited).................          --             --           --         --           --
                                                              ----------   ------------   ----------    -------    ---------
Balance at September 30, 2000 (unaudited)...................          --   $         --   12,203,494    $12,203    2,798,000
                                                              ==========   ============   ==========    =======    =========

                                                                          ADDITIONAL        DEFERRED      RECEIVABLE
                                                              --------       PAID-IN     STOCK-BASED            FROM
                                                               AMOUNT        CAPITAL    COMPENSATION     STOCKHOLDERS
-----------------------------------------------------------------------------------------------------------------------
Issuance of common stock to founder for cash at $0.00651 per
  share in June through December 1995.......................   $1,000    $     5,510     $        --       $      --
Net loss and comprehensive loss.............................       --             --              --              --
                                                               ------    -----------     -----------       ---------
  Balance at December 31, 1995..............................    1,000          5,510              --              --
Capital contributed by founders in January through December
  1996......................................................       --          4,250              --              --
Net loss and comprehensive loss.............................       --             --              --              --
                                                               ------    -----------     -----------       ---------
  Balance at December 31, 1996..............................    1,000          9,760              --              --
Capital contributed by founder in January through December
  1997......................................................       --          6,930              --              --
Issuance of Series A redeemable convertible preferred stock
  in August 1997 for cash at $1.00 per share................       --             --              --              --
Net loss and comprehensive loss.............................       --             --              --              --
                                                               ------    -----------     -----------       ---------
  Balance at December 31, 1997..............................    1,000         16,690              --              --
Issuance of Series A redeemable convertible preferred stock
  in August 1998 for cash at $1.00 per share................       --             --              --              --
Restricted stock purchase in November 1998 in exchange for a
  note receivable, at $0.10 per share.......................      500         49,500              --         (50,000)
Net loss and comprehensive loss.............................       --             --              --              --
                                                               ------    -----------     -----------       ---------
  Balance at December 31, 1998..............................    1,500         66,190              --         (50,000)
Issuance of Series B redeemable convertible preferred stock
  in April 1999 for cash at $2.25 per share.................       --             --              --              --
Exercise of stock options in 1999 in exchange for cash, at
  $0.10-$0.225 per share....................................      107         13,593              --              --
Restricted stock purchase in November 1999 in exchange for a
  note receivable, at $0.225 per share......................      500        112,000              --        (112,500)
Exercise of stock options in 1999 in exchange for a note
  receivable, at $0.225 per share...........................       20          4,480              --          (4,500)
Deferred stock-based compensation related to stock
  options...................................................       --      1,048,949      (1,048,949)             --
Amortization of deferred stock-based compensation...........       --             --         261,532              --
Compensation expense related to restricted stock granted to
  an officer of the Company.................................       --      2,006,846              --              --
Net loss and comprehensive loss.............................       --             --              --              --
                                                               ------    -----------     -----------       ---------
Balance at December 31, 1999................................   $2,127    $ 3,252,058     $  (787,417)      $(167,000)
Issuance of common stock upon exercise of stock options for
  notes receivable and cash at $0.225 per share
  (unaudited)...............................................      675        151,200              --        (114,975)
Stock repurchased upon termination (unaudited)..............       (4)          (896)             --              --
Issuance of Series C convertible preferred stock in
  September 2000 for cash at $7.86 per share, net of
  $2,414,121 of issuance costs (unaudited)..................       --     35,581,047              --              --
Issuance of stock options to consultants for services
  rendered (unaudited)......................................       --        146,674              --              --
Elimination of redemption rights of redeemable convertible
  preferred stock (unaudited)...............................       --     14,072,632              --              --
Deferred stock-based compensation (unaudited)...............       --      1,745,366      (1,745,366)             --
Amortization of deferred stock-based compensation
  (unaudited)...............................................       --             --       1,034,220              --
Compensation expense related to restricted stock granted to
  an officer of the Company (unaudited).....................       --      3,522,352              --              --
Net loss and comprehensive loss (unaudited).................       --             --              --              --
                                                               ------    -----------     -----------       ---------
Balance at September 30, 2000 (unaudited)...................   $2,798    $58,470,433     $(1,498,563)      $(281,975)
                                                               ======    ===========     ===========       =========

                                                                   DEFICIT           TOTAL
                                                               ACCUMULATED    STOCKHOLDERS'
                                                                DURING THE     EQUITY (NET
                                                               DEVELOPMENT         CAPITAL
                                                                     STAGE     DEFICIENCY)
-----------------------------------------------------------------------------------------------------------------------
Issuance of common stock to founder for cash at $0.00651 per
  share in June through December 1995.......................  $         --     $     6,510
Net loss and comprehensive loss.............................        (3,086)         (3,086)
                                                              ------------     -----------
  Balance at December 31, 1995..............................        (3,086)          3,424
Capital contributed by founders in January through December
  1996......................................................            --           4,250
Net loss and comprehensive loss.............................        (3,643)         (3,643)
                                                              ------------     -----------
  Balance at December 31, 1996..............................        (6,729)          4,031
Capital contributed by founder in January through December
  1997......................................................            --           6,930
Issuance of Series A redeemable convertible preferred stock
  in August 1997 for cash at $1.00 per share................            --              --
Net loss and comprehensive loss.............................      (178,101)       (178,101)
                                                              ------------     -----------
  Balance at December 31, 1997..............................      (184,830)       (167,140)
Issuance of Series A redeemable convertible preferred stock
  in August 1998 for cash at $1.00 per share................            --              --
Restricted stock purchase in November 1998 in exchange for a
  note receivable, at $0.10 per share.......................            --              --
Net loss and comprehensive loss.............................      (856,965)       (856,965)
                                                              ------------     -----------
  Balance at December 31, 1998..............................    (1,041,795)     (1,024,105)
Issuance of Series B redeemable convertible preferred stock
  in April 1999 for cash at $2.25 per share.................            --              --
Exercise of stock options in 1999 in exchange for cash, at
  $0.10-$0.225 per share....................................            --          13,700
Restricted stock purchase in November 1999 in exchange for a
  note receivable, at $0.225 per share......................            --              --
Exercise of stock options in 1999 in exchange for a note
  receivable, at $0.225 per share...........................            --              --
Deferred stock-based compensation related to stock
  options...................................................            --              --
Amortization of deferred stock-based compensation...........            --         261,532
Compensation expense related to restricted stock granted to
  an officer of the Company.................................            --       2,006,846
Net loss and comprehensive loss.............................    (4,519,967)     (4,519,967)
                                                              ------------     -----------
Balance at December 31, 1999................................  $ (5,561,762)    $(3,261,994)
Issuance of common stock upon exercise of stock options for
  notes receivable and cash at $0.225 per share
  (unaudited)...............................................            --          36,900
Stock repurchased upon termination (unaudited)..............            --            (900)
Issuance of Series C convertible preferred stock in
  September 2000 for cash at $7.86 per share, net of
  $2,414,121 of issuance costs (unaudited)..................            --      35,585,882
Issuance of stock options to consultants for services
  rendered (unaudited)......................................            --         146,674
Elimination of redemption rights of redeemable convertible
  preferred stock (unaudited)...............................            --      14,080,000
Deferred stock-based compensation (unaudited)...............            --              --
Amortization of deferred stock-based compensation
  (unaudited)...............................................            --       1,034,220
Compensation expense related to restricted stock granted to
  an officer of the Company (unaudited).....................            --       3,522,352
Net loss and comprehensive loss (unaudited).................    (7,684,349)     (7,684,349)
                                                              ------------     -----------
Balance at September 30, 2000 (unaudited)...................  $(13,246,111)    $43,458,785
                                                              ============     ===========

See accompanying notes.

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS

                                                                                                                      PERIOD FROM
                                                                                        NINE MONTHS ENDED               INCEPTION
                                                YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,           (JUNE 28, 1995)
                                        ----------------------------------------   ---------------------------   TO SEPTEMBER 30,
                                               1997          1998           1999           1999           2000               2000
                                                                                    (UNAUDITED)    (UNAUDITED)        (UNAUDITED)
---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net loss..............................  $ (178,101)   $ (856,965)   $ (4,519,967)  $(2,588,730)   $(7,684,349)     $(13,246,111)
Adjustments to reconcile net loss to
  net cash used in operating
  activities:
  Depreciation and amortization.......         439         1,554          26,817        13,989         41,943            70,753
  Noncash charges related to
   stock-based compensation...........          --            --       2,268,378     1,120,745      4,556,572         6,824,950
  Changes in operating assets and
   liabilities:
    Prepaid expenses and other current
     assets...........................     (59,455)        5,656        (142,063)     (313,043)      (352,841)         (548,703)
    Deposits and other assets.........          --            --         (37,611)      (37,611)            --           (37,611)
    Accounts payable..................       6,940        68,450          25,232       (66,217)       (50,812)           49,810
    Accrued liabilities...............      15,733         1,082         178,315       409,429        524,954           720,084
                                        ----------    ----------    ------------   -----------    -----------      ------------
Net cash used in operating
  activities..........................    (214,444)     (780,223)     (2,200,899)   (1,461,438)    (2,964,533)       (6,166,828)

INVESTING ACTIVITIES
Acquisition of property and
  equipment...........................      (3,541)       (5,882)       (212,796)     (173,020)       (32,086)         (254,305)
Purchase of available for sale
  securities..........................    (500,557)     (100,075)    (10,956,160)   (6,995,140)    (7,261,398)      (18,818,190)
Maturities of available for sale
  securities..........................     100,000       400,557       4,100,000     2,100,000      6,985,000        11,585,557
                                        ----------    ----------    ------------   -----------    -----------      ------------
Net cash provided by (used in)
  investing activities................    (404,098)      294,600      (7,068,956)   (5,068,160)      (308,484)       (7,486,938)

FINANCING ACTIVITIES
Net proceeds from issuance of
  preferred stock.....................   1,000,000     1,000,000      12,080,000    12,080,000     35,732,556        49,812,556
Net proceeds from issuance of common
  stock...............................          --            --          13,700         8,300         36,000            56,210
Capital contributions from founders...       6,930            --              --            --             --            11,180
                                        ----------    ----------    ------------   -----------    -----------      ------------
Net cash provided by financing
  activities..........................   1,006,930     1,000,000      12,093,700    12,088,300     35,768,556        49,879,946
                                        ----------    ----------    ------------   -----------    -----------      ------------

Net increase in cash and cash
  equivalents.........................     388,388       514,377       2,823,845     5,558,702     32,495,539        36,226,180
Cash and cash equivalents at beginning
  of period...........................       4,031       392,419         906,796       906,796      3,730,641                --
                                        ----------    ----------    ------------   -----------    -----------      ------------
Cash and cash equivalents at end of
  period..............................  $  392,419    $  906,796    $  3,730,641   $ 6,465,498    $36,226,180      $ 36,226,180
                                        ==========    ==========    ============   ===========    ===========      ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Issuance of restricted stock for notes
  receivable..........................  $       --    $   50,000    $    112,500   $        --    $        --      $    162,500
                                        ==========    ==========    ============   ===========    ===========      ============
Issuance of equity instruments for
  services in connection with
  preferred stock financing...........  $       --    $       --    $         --   $        --    $   146,674      $    146,674
                                        ==========    ==========    ============   ===========    ===========      ============
Exercise of stock options for notes
  receivable..........................  $       --    $       --    $      4,500   $        --    $   114,975      $    119,475
                                        ==========    ==========    ============   ===========    ===========      ============
Deferred stock-based compensation.....  $       --    $       --    $  1,048,949   $   302,178    $ 1,745,366      $  2,794,315
                                        ==========    ==========    ============   ===========    ===========      ============

See accompanying notes.

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

(INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BioMedicines, Inc. (the "Company") was incorporated in Delaware in June 1995. The Company is a biopharmaceutical company that acquires and develops chemical and biological drug products in the areas of cancer, immunology and infectious disease. The Company identifies alternative or improved development strategies for drug candidates in which other companies have previously made substantial investments in clinical or other developmental activities.

Operations substantially commenced in February 1997 and have consisted principally of the acquisition and development of initial products, raising capital, establishing facilities, and recruiting personnel. Accordingly, the Company is considered to be in the development stage. The Company expects increasing losses over the next several years as development efforts continue. The Company plans to meet its capital requirements primarily through issuances of equity securities, and in the longer term, revenue from product sales and services. If financing arrangements contemplated by management are not realized, the Company may have to seek other sources of capital or reevaluate its operating plans.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION

The financial information at September 30, 2000 and for the nine months ended September 30, 1999 and 2000 is unaudited but, in the opinion of management, has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for such periods. Results for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for any subsequent period.

UNAUDITED PRO FORMA INFORMATION

If the Company's initial public offering ("IPO") as described in Note 9 is consummated, all of the preferred stock outstanding will automatically be converted into common stock. The unaudited pro forma stockholders' equity at September 30, 2000 has been adjusted for the assumed conversion of preferred stock outstanding at September 30, 2000.

CASH, CASH EQUIVALENTS, AND INVESTMENTS

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Investments not classified as cash equivalents with maturities of less than twelve months are considered to be short-term investments; investments with maturities greater than twelve months are considered to be long-term investments.

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH, CASH EQUIVALENTS, AND INVESTMENTS (CONTINUED)
The Company invests its excess cash primarily in deposits with banks and short-term and medium-term highly-rated marketable debt securities. These investments primarily include corporate notes, money market funds, and government securities.

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such determination as of each balance sheet date. Through September 30, 2000, the Company has classified its entire investment portfolio as available-for-sale. Available-for-sale securities are carried at fair value with unrealized gains and losses reported as a component of accumulated other comprehensive income. Unrealized gains and losses have not been material, and have, therefore, not been shown separately. The estimated fair value amounts have been determined by the Company using available market information.

The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in other income, net. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities, if any, are also included in other income, net. The Company has not sold any investments prior to maturity and therefore has not realized any gains or losses on its investments to date. The cost of securities sold is based on the specific identification method. Interest and dividends are included in other income, net.

The following is a summary of the fair value of available-for-sale securities:

                                                              DECEMBER 31,
                                                       ---------------------------   SEPTEMBER 30,
                                                              1998            1999            2000
                                                                                       (UNAUDITED)
--------------------------------------------------------------------------------------------------
Money market funds...................................  $   704,446   $   2,538,930    $30,487,963
Corporate debt securities............................      300,067       7,606,284     12,698,553
                                                       -----------   -------------    -----------
Total................................................  $ 1,004,513   $  10,145,214    $43,186,516
                                                       ===========   =============    ===========

Above amounts are included in the following:

                                                            DECEMBER 31,
                                                     --------------------------   SEPTEMBER 30,
                                                            1998           1999            2000
                                                                                    (UNAUDITED)
-----------------------------------------------------------------------------------------------
Cash equivalents...................................  $  904,438    $ 3,188,979     $35,953,883
Investments:
  Short-term.......................................     100,075      5,957,285       5,759,363
  Long-term........................................          --        998,950       1,473,270
                                                     ----------    -----------     -----------
                                                     $1,004,513    $10,145,214     $43,186,516
                                                     ==========    ===========     ===========

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments, including cash and cash equivalents, accounts payable, accrued liabilities and accrued compensation are carried at cost, which management believes approximates fair value given their short-term nature.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to credit risk consist of interest-bearing investments. The Company maintains cash, cash equivalents and investments with various major financial institutions. The Company performs both periodic evaluations of its investments and the relative credit standing of these financial institutions and limits the amount of credit exposure with any one institution.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets (generally three to five years). Leasehold improvements are amortized over the shorter of the term of the lease or the estimated useful lives of the assets.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses consist of costs incurred for internal, subcontracted and collaborative research and development activities. These costs include direct and research-related overhead expenses and are expensed as incurred. The Company has entered into several agreements for subcontracted research at other organizations. These agreements are generally cancelable upon thirty days written notice and may be extended by mutual consent of both parties. Costs to acquire the right to develop, market, and manufacture technologies which are utilized in research and development and which have no alternative future use are expensed when incurred.

INCOME TAXES

The Company uses the liability method for income taxes, whereby deferred income taxes are provided on items recognized for financial reporting purposes over different periods than for income tax purposes. Valuation allowances are provided when the expected realization of tax assets does not meet a more-likely-than-not criteria.

COMPREHENSIVE INCOME

As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes rules for the reporting and display of comprehensive income and its components in the financial statements. SFAS 130 requires unrealized gains and losses on the Company's available-for-sale securities to be included in comprehensive income or loss. As unrealized gains and losses on the Company's available-for-sale securities have not been material to date, net loss approximates comprehensive loss for all periods presented.

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. Through
September 30, 2000, there have been no such losses.

STOCK-BASED COMPENSATION

As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock option grants and to disclose the pro forma effect of SFAS 123 (see
Note 7). Options granted to nonemployees are accounted for using the Black-Scholes method, and in accordance with Emerging Issues Task Force Consensus No. 96-18 ("EITF 96-18") the options are subject to periodic revaluation over their vesting terms.

NET LOSS PER SHARE

Basic and diluted net loss per common share are presented in conformity with the Statement of Financial Accounting Standards No. 128, "Earnings Per Share"
("SFAS 128"), for all periods presented. Following the guidance given by the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of an initial public offering must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

In accordance with SFAS 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Pro forma basic and diluted net loss per common share has been computed as described above, and also gives effect to the conversion of the convertible preferred stock which will automatically convert to common stock immediately prior to the completion of the Company's initial public offering (using the if-converted method) from the original date of issuance.

The Company has excluded all convertible preferred stock, outstanding stock options, and shares subject to repurchase from the calculation of diluted loss per common share because all such securities are antidilutive for all periods presented. Such securities, had they been dilutive, would have been included in the computations of diluted net loss per share.

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NET LOSS PER SHARE (CONTINUED)
The following table presents the calculation of basic and diluted and pro forma basic and diluted net loss per share:

                                                YEARS ENDED                      NINE MONTHS ENDED
                                               DECEMBER 31,                        SEPTEMBER 30,
                                  ---------------------------------------   ---------------------------
                                        1997           1998          1999          1999            2000
                                                                                    (UNAUDITED)
-------------------------------------------------------------------------------------------------------
Net loss........................  $(178,101)      $(856,965)  $(4,519,967)  $(2,588,730)    $(7,684,349)
Deemed dividend on Series C
  convertible preferred stock
  (see Note 6)..................         --              --            --            --     (10,361,989)
                                  ---------    ------------   -----------   -----------   -------------
Net loss attributable to common
  stockholders..................  $(178,101)      $(856,965)  $(4,519,967)  $(2,588,730)   $(18,046,338)
                                  =========    ============   ===========   ===========   =============
Basic and diluted
  weighted-average shares:
  Weighed-average shares of
   common stock outstanding.....    533,333       1,083,333     1,658,000     1,567,000       2,659,667
  Less: weighted-average shares
   subject to repurchase........   (319,444)       (696,722)     (826,494)     (794,482)     (1,456,628)
                                  ---------    ------------   -----------   -----------   -------------
  Weighted-average shares used
   in computing basic and
   diluted net loss per share...    213,889         386,611       831,506       772,518       1,203,039
                                  =========    ============   ===========   ===========   =============
Basic and diluted net loss per
  share.........................     $(0.83)         $(2.22)       $(5.44)       $(3.35)        $(15.00)
                                  =========    ============   ===========   ===========   =============

Pro forma:
  Net loss attributable to
   common stockholders..........  $(178,101)      $(856,965)  $(4,519,967)  $(2,588,730)   $(18,046,338)
                                  =========    ============   ===========   ===========   =============

  Shares used above.............    213,889         386,611       831,506       772,518       1,203,039
  Pro forma adjustment to
   reflect weighted effect of
   assumed conversion of
   convertible preferred stock
   (unaudited)..................    380,822       1,380,822     5,633,193     5,048,270       7,672,316
                                  ---------    ------------   -----------   -----------   -------------
  Shares used in computing pro
   forma basic and diluted net
   loss per share (unaudited)...    594,711       1,767,433     6,464,699     5,820,788       8,875,355
                                  =========    ============   ===========   ===========   =============
  Pro forma basic and diluted
   net loss per share
   (unaudited)..................     $(0.30)         $(0.48)       $(0.70)       $(0.44)         $(2.03)
                                  =========    ============   ===========   ===========   =============

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) SEGMENT REPORTING

Effective in January 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. The Company has determined that it operates in only one segment. Accordingly, the adoption of this statement had no impact on the Company's financial statements.

EFFECT OF NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") as amended by SFAS 137 and SFAS 138, which will be effective for the year ending December 31, 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company believes the adoption of SFAS 133 will not have a material effect on its financial statements, since it currently does not engage in hedging activities and holds no derivative financial instruments.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition. The adoption of SAB 101 had no significant impact on the Company's revenue recognition policy.

In March 2000, the FASB issued Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB 25," which contains rules to clarify the applications of APB 25. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of FIN 44 did not have a material impact on the Company's operating results or financial position.

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

2. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                                DECEMBER 31,
                                                            --------------------   SEPTEMBER 30,
                                                                1998        1999            2000
                                                                                     (UNAUDITED)
------------------------------------------------------------------------------------------------
Furniture and office equipment............................   $9,423    $192,256      $224,342
Leasehold improvements....................................       --      29,963        29,963
                                                             ------    --------      --------
                                                              9,423     222,219       254,305
Less accumulated depreciation.............................   (1,993)    (28,810)      (70,753)
                                                             ------    --------      --------
Property and equipment, net...............................   $7,430    $193,409      $183,552
                                                             ======    ========      ========

3. COMMITMENTS

FACILITY LEASE

On December 1, 1998, the Company entered into a noncancelable operating lease for a facility in Alameda, California for the period from May 1999 to April 2004. Rent expense amounted to approximately $84,000 for the year ended December 31, 1999 and $96,000 for the nine months ended September 30, 2000.

Future minimum lease payments under noncancelable operating leases are as follows:

YEAR ENDED DECEMBER 31,
2000................................................        $128,316
2001................................................         131,636
2002................................................         134,960
2003................................................         138,276
2004................................................          46,460
                                                            --------
                                                            $579,648
                                                            ========

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS
ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

3. COMMITMENTS (CONTINUED)

LICENSE AGREEMENTS

The Company has licensed certain technologies and products under development from third parties. The license arrangements generally provide the Company with access to the licensor's historical product data and certain quantities of bulk drug inventory. In consideration for the licenses, the Company has made initial license payments of $400,000 in the aggregate through September 30, 2000. The Company is also required to make payments upon the achievement of certain development milestones, as defined in the related agreements, that could aggregate up to $10.6 million (of which a $100,000 milestone was paid and expensed in 1998). The Company pays substantially all of the development expenses for the licensed technologies and product candidates and is generally required to pay royalties on commercial sales, if any. The Company anticipates that any revenue received for licensed products will be recognized when earned. The most significant of these arrangements are discussed below.

In December 1997, the Company entered into an agreement with G.D. Searle & Co. to acquire exclusive worldwide rights to Biomed 101 for all indications in the fields of oncology and immunology. Pursuant to the license agreement, the Company has granted Searle the right to negotiate with it for commercialization rights relating to Biomed 101, prior to the Company negotiating with any other third party for these rights.

In July 1998, the Company entered into an agreement with Boehringer Ingelheim International GmbH to acquire exclusive license rights to omega interferon outside the United States for all diseases except multiple sclerosis. Additionally, the Company has granted Boehringer Ingelheim the right to negotiate with it for commercialization rights relating to omega interferon prior to the Company negotiating with any other third party for these rights.

In February 1999, the Company entered into an agreement with Schering AG to obtain exclusive worldwide license rights to atamestane in the field of treatment of breast cancer. The Company has granted Schering AG an option to co-promote atamestane in the United States and an option to exclusively license atamestane for commercialization outside of the United States.

4. RELATED PARTY NOTES RECEIVABLE

In November 1998, and 1999, the Company entered into full-recourse loan agreements with an officer of the Company who is a principal stockholder. The officer borrowed an aggregate of $162,500 for the purchase of the Company's common stock. This loan amount bears interest at 6% per annum and is repayable in two installments, November 2003 ($50,000) and November 2004 ($112,500). These loans have been collateralized by 1,000,000 shares of common stock. Interest on these loans may be forgiven at the discretion of the Board of Directors, and the principal amount of these loans to this officer together with all accrued interest is forgivable upon the closing of an initial public offering or in the event the Company gets acquired. In addition, this officer borrowed an additional $22,400 upon the exercise of stock options to purchase 100,000 shares of stock. This loan bears interest at 6.4% per annum and is due in May 2005. The loan of $22,400 is not forgivable.

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS
ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

4. RELATED PARTY NOTES RECEIVABLE (CONTINUED)
During the year ended December 31, 1999 and the nine months ended September 30, 2000, the Company had also issued common stock to employees and Directors in exchange for full recourse promissory notes in the aggregate of $4,480 and $92,575, respectively. These promissory notes accrue interest at rates between 6.2% and 6.8% with principal repayment due on the fifth anniversary of the date of each note.

5. CONVERTIBLE PREFERRED STOCK

At December 31, 1999, there were 2,000,000 shares of Series A and 5,368,888 shares of Series B convertible preferred stock issued and outstanding, each of which carried redemption rights. In connection with the issuance of 4,834,606 shares of Series C preferred stock in September 2000 (see Note 6), the redemption rights of the Series A and Series B redeemable convertible preferred stock were eliminated (all other rights, preferences and privileges of the Series A and Series B convertible preferred stock were not modified). Accordingly, the Series A and Series B convertible preferred stock has been reclassified to stockholders' equity in the September 30, 2000 balance sheet.

All series of preferred stock are convertible at the stockholders' option at any time into common stock on a one-for-one basis, subject to adjustment for antidilution. Each series of preferred stock shall be automatically converted into common stock, at the then applicable conversion price, (i) upon the date when a majority of stockholders of the affected series shall so elect,
(ii) with respect to the Series A and Series B preferred, upon the closing of a firmly underwritten public offering with aggregate offering proceeds exceeding $10,000,000 and an offering price of at least $5.00 per share (appropriately adjusted for any stock splits, stock dividends, or similar events), or
(iii) with respect to Series C preferred, upon the closing of a firmly underwritten public offering with aggregate offering proceeds exceeding $20,000,000 and an offering price of at least $11.50 per share (appropriately adjusted for any stock splits, stock dividends, or similar events).

The holders of the Series A, B and C convertible preferred stock are entitled to receive dividends at the rate of $0.08, $0.20 and $0.71, respectively, per share per year. Such dividends are payable if and when declared by the board of directors, and are not cumulative. These dividends are to be paid in advance of distributions to common stockholders. No dividends have been declared to date.

In the event of any liquidation, dissolution, or winding up of the Company, holders of Series A, B and C convertible preferred stock are entitled to a liquidation preference of $1.00, $2.25 and $7.86 per share, respectively (as adjusted for any stock dividends, combinations, or splits), plus any declared but unpaid dividends on such shares, over holders of common shares.

The holders of the convertible preferred stock are entitled to the number of votes they would have upon conversion of their preferred shares into common stock.

Prior to September 2000, the holders of at least a majority of the outstanding Series A and Series B redeemable convertible preferred stock had the right at any time on or before July 13, 2005 or April 26, 2006, respectively, to require the Company to redeem the redeemable convertible preferred

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS
ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

5. CONVERTIBLE PREFERRED STOCK (CONTINUED) stock by paying in cash a sum equal to the original purchase price of the redeemable convertible preferred stock plus any declared and unpaid dividends. At December 31, 1999, the redemption value was $2,000,000 for the Series A stock and $12,080,000 for the Series B stock.

The authorized, issued and outstanding Series A, B, and C shares of convertible preferred stock (Series A and B redeemable convertible preferred stock as of December 31, 1998 and 1999) were as follows:

                                                                  DECEMBER 31, 1998
                                                       ----------------------------------------
                                                                          SHARES      AGGREGATE
                                                            SHARES    ISSUED AND    LIQUIDATION
                                                        AUTHORIZED   OUTSTANDING     PREFERENCE
-----------------------------------------------------------------------------------------------
Series A.............................................   2,000,000     2,000,000    $ 2,000,000
                                                       ==========    ==========    ===========

                                                                  DECEMBER 31, 1999
                                                       ----------------------------------------
                                                                          SHARES      AGGREGATE
                                                            SHARES    ISSUED AND    LIQUIDATION
                                                        AUTHORIZED   OUTSTANDING     PREFERENCE
-----------------------------------------------------------------------------------------------
Series A.............................................   2,000,000     2,000,000    $ 2,000,000
Series B.............................................   6,264,444     5,368,888     12,080,000
                                                       ----------    ----------    -----------
                                                        8,264,444     7,368,888    $14,080,000
                                                       ==========    ==========    ===========

                                                                  SEPTEMBER 30, 2000
                                                                     (UNAUDITED)
                                                       ----------------------------------------
                                                                          SHARES      AGGREGATE
                                                            SHARES    ISSUED AND    LIQUIDATION
                                                        AUTHORIZED   OUTSTANDING     PREFERENCE
-----------------------------------------------------------------------------------------------
Series A.............................................   2,000,000     2,000,000    $ 2,000,000
Series B.............................................   5,368,888     5,368,888     12,080,000
Series C.............................................   4,834,606     4,834,606     38,000,000
                                                       ----------    ----------    -----------
                                                       12,203,494    12,203,494    $52,080,000
                                                       ==========    ==========    ===========

6. SERIES C BENEFICIAL CONVERSION

In September, 2000, the Company completed a private placement for the sale of 4,834,606 shares of Series C convertible preferred stock resulting in gross proceeds of $38,000,000 or $7.86 per share. At the date of issuance, the Company believed the per share price of $7.86 represented the fair value of the preferred stock. Subsequent to the commencement of the Company's initial public offering process, it reevaluated the fair value of its common stock. Accordingly, the increase in fair value has resulted in a beneficial conversion feature, in accordance with Emerging Issues Task Force Consensus No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features," of $10,400,000, that has

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS
ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

6. SERIES C BENEFICIAL CONVERSION (CONTINUED) been recorded as a deemed dividend to preferred stockholders in 2000. The Company recorded the deemed dividend at the date of issuance by an offsetting charge and credit to additional paid-in capital, without any effect on total stockholders' equity.

7. STOCKHOLDERS' EQUITY

RESTRICTED STOCK PURCHASE

During 1995, the Company issued 1,000,000 shares of common stock to an officer of the Company. In August 1997, upon the first issuance of Series A preferred stock, the officer signed a restricted stock purchase agreement under which 800,000 of the shares became subject to repurchase by the Company (the "1997 Agreement"). The Company's repurchase right lapses ratably over the 48-month period from the date of the 1997 Agreement. In November 1998, the Company issued an additional 500,000 shares of common stock to the same officer pursuant to a restricted stock purchase agreement, under which the shares become eligible for vesting upon the achievement of certain milestones. Following the achievement of a milestone, the Company's repurchase rights as to 20% of the shares identified with such milestone lapse immediately. The Company's repurchase rights with respect to the remaining 80% of the shares identified with such milestone lapse over the 48-month period retroactive to August 1997.

In November 1999, the Company issued another 500,000 shares of common stock to the same officer pursuant to a restricted stock purchase agreement under which the Company had repurchase rights with respect to 400,000 shares. The Company's repurchase rights lapse upon the achievement of certain milestones. All milestones relate to specific research and development accomplishments, except for one for which the Company's repurchase right on 250,000 shares of common stock lapses upon the closing of an initial public offering. For restricted stock subject to milestones, to the extent that the fair value of the Company's common stock exceeds the issuance price of the shares on the date the milestones are achieved, such amount will be accounted for as compensation expense. During 1999, the Company had recorded $2,006,846 in stock-based compensation. For the nine months ended September 30, 2000, the Company recorded $3,522,352 in stock-based compensation. No milestones were achieved during the nine months ended September 30, 2000.

Both the November 1998 and 1999 restricted stock transactions were consummated through the issuance of full-recourse notes to the Company (as described in Note 4), which are forgivable upon the closing of an initial public offering. Due to this performance-based forgiveness feature, the Company is subject to the provisions of EITF 95-16 and is required to apply variable accounting on these restricted shares vested until the earlier of either the triggering of the performance feature or the board approving early forgiveness of the amount due. For the year ended December 31, 1999 and for the nine months ended
September 30, 2000, additional stock-based compensation expense of $1,068,102 and $3,050,755, respectively, was recorded. These amounts have been included in the stock-based compensation expense previously presented above.

At December 31, 1998 and 1999 and September 30, 2000, 962,400, 983,333, and
777,083 shares, respectively, of common stock under these agreements were subject to repurchase.

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

7. STOCKHOLDERS' EQUITY (CONTINUED)

1998 STOCK OPTION PLAN

In 1998, the Company authorized the 1998 Stock Option Plan (the "Plan") under which the board of directors may issue incentive stock options to employees, including officers and members of the board of directors who are also employees, and nonqualified stock options to employees, officers, directors, consultants, and advisors of the Company. Under the Plan, incentive options to purchase the Company's common shares may be granted to employees at prices not lower than fair value at the date of grant, as determined by the board of directors. Nonqualified options may be granted to key employees, including directors and consultants, at prices not lower than 85% of fair value at the date of grant (110% in certain cases), as determined by the board of directors. Options have a term of ten years. Generally, options granted are immediately exercisable. Shares issued pursuant to the exercise of an unvested option are subject to the Company's right of repurchase which lapse over periods specified by the board of directors, generally four years from the date of grant.

As of September 30, 2000, a total of 1,450,000 shares of common stock have been authorized for issuance under the 1998 Plan.

Activity under the Plan is as follows:

                                                                          OPTIONS OUTSTANDING
                                                                         ---------------------
                                                                                     WEIGHTED-
                                                                                       AVERAGE
                                                                                      EXERCISE
                                                                SHARES      NUMBER   PRICE PER
                                                             AVAILABLE   OF SHARES       SHARE
----------------------------------------------------------------------------------------------
Shares authorized..........................................    700,000         --         --
Options granted............................................    (12,000)    12,000     $0.100
Options canceled...........................................     12,000    (12,000)    $0.100
                                                             ---------   --------
Balance at December 31, 1998...............................    700,000         --         --
Shares authorized..........................................  1,000,000         --         --
Options granted............................................   (396,500)   396,500     $0.225
Options exercised..........................................         --    (44,000)    $0.225
                                                             ---------   --------
Balance at December 31, 1999...............................  1,303,500    352,500     $0.225
Reduction of shares authorized (unaudited).................   (250,000)        --         --
Option granted (unaudited).................................   (324,000)   324,000     $0.225
Options exercised (unaudited)..............................         --   (675,000)    $0.225
                                                             ---------   --------
Balance at September 30, 2000 (unaudited)..................    729,500      1,500     $0.225
                                                             =========   ========

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

7. STOCKHOLDERS' EQUITY (CONTINUED)

1998 STOCK OPTION PLAN (CONTINUED)
Details of the Company's stock options under the Plan by exercise price is as follows:

                       DECEMBER 31, 1999
---------------------------------------------------------------
                      OPTIONS OUTSTANDING
---------------------------------------------------------------
                                       WEIGHTED-
                                         AVERAGE      WEIGHTED-
                         NUMBER OF     REMAINING        AVERAGE
EXERCISE               OUTSTANDING   CONTRACTUAL       EXERCISE
PRICE                      OPTIONS          LIFE          PRICE
---------------------------------------------------------------
$0.225                   352,500        9.75          $0.225

               SEPTEMBER 30, 2000 (UNAUDITED)
------------------------------------------------------------
                    OPTIONS OUTSTANDING
------------------------------------------------------------
                                       WEIGHTED-
                                         AVERAGE   WEIGHTED-
                         NUMBER OF     REMAINING     AVERAGE
                       OUTSTANDING   CONTRACTUAL    EXERCISE
EXERCISE PRICE             OPTIONS          LIFE       PRICE
------------------------------------------------------------
$0.225                    1,500         10.00       $0.225

The 1998 Stock Option Plan allows for early exercise of stock options granted, and as of December 31, 1999 and September 30, 2000 there were 38,334 and 677,230 shares subject to repurchase at $0.225 per share, respectively. Generally, the Company's right of repurchase lapses over four years. As a performance incentive, the Company has attached either milestones or vesting accelerators to certain option grants. Under certain arrangements, the employee has to meet a specific performance milestone in order to commence vesting. Options that commence vesting only upon achievement of milestones will be valued at the date such milestones are achieved and to the extent that the fair value of the Company's common stock exceeds the issuance price of the shares on the date the milestones are achieved, such amount will be accounted for as compensation expense. As of December 31, 1999 and September 30, 2000, the Company has 68,000 options and 117,500 options (of which 101,000 options were exercised early), respectively, subject to milestone-based vesting. As of December 31, 1999 and September 30, 2000, the Company has 50,000 options and 62,000 options that were early exercised, respectively, which vest upon a specified date but are subject to accelerated vesting under certain circumstances. Upon an employee meeting a condition, the Company will recognize any remaining unamortized deferred stock compensation related to the number of options that accelerate.

As of September 30, 2000, the Company has granted options to purchase 98,000 shares of common stock at $0.10 per share outside of the 1998 Stock Option Plan, of which 15,000 options are outstanding and 83,000 have been early exercised, subject to repurchase at $0.10 per share.

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

7. STOCKHOLDERS' EQUITY (CONTINUED)

1998 STOCK OPTION PLAN (CONTINUED)
For the nine months ended September 30, 2000, the Company granted 15,000 fully vested common stock options to consultants in exchange for services rendered for the Series C preferred stock financing. In accordance with SFAS 123, the fair value assigned to these options, as determined using the Black-Scholes valuation model, was approximately $146,674. This amount was offset against the gross proceeds derived from Series C preferred stock issuance.

The weighted-average fair value of options granted in 1998 and 1999 and the nine months ended September 30, 2000 was $0.02, $0.06, and $0.06, respectively.

STOCK COMPENSATION

The Company recorded deferred compensation in accordance with APB No. 25 in connection with certain stock option grants, net of forfeitures, of $1,048,949 in 1999 representing the difference between the exercise price and the fair value of the Company's common stock as determined by management in light of the Company's planned initial public offering and the expected initial public offering price per share. An additional $1,745,366 of deferred compensation was recorded for the nine months ended September 30, 2000. Deferred compensation is included as a reduction of stockholders' equity and is being amortized to expense on a graded vesting method. The Company amortized deferred compensation of $261,532 in 1999. Amortization of deferred compensation for the nine months ended September 30, 1999 and 2000 was $54,448 and $1,034,220, respectively. The remaining deferred compensation at September 30, 2000 was $1,498,563, which will be amortized as follows: $279,590 for the three months ending December 31, 2000, $732,915 for the year ending December 31, 2001, $359,231 for the year ending December 31, 2002, $108,685 for the year ending December 31, 2003, and $18,142 for the year ending December 31, 2004.

Pro forma net loss information is required by Statement of Financial Accounting Standards No. 123, ("SFAS 123"), which also requires that the information be determined as if the Company has accounted for its employee stock-based awards under the fair value method of that Statement. The fair value of these awards was estimated at the date of grant using the minimum value method option pricing model for employees, with the following weighted average assumptions for 1999 and 2000, respectively: a risk-free interest rate of 5.5% and 6.0%; a dividend yield of 0%; and a weighted average expected life of five years.

The effect of applying SFAS 123 to the Company's stock option awards did not result in pro forma net loss that was materially different from historical amounts reported (pro forma net loss, in thousands, as of December 31, 1999 and for the nine-months ended September 30, 2000 was $4,521 and $7,692, respectively). Future pro forma net income (loss) results may be materially different from actual amounts reported. The pro forma effect of SFAS 123 will not be fully reflected until 2001.

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

7. STOCKHOLDERS' EQUITY (CONTINUED)
RESERVED SHARES

At September 30, 2000, the Company has reserved shares of common stock for future issuance as follows:

Conversion of convertible preferred
  stock..................................                 12,203,494
1998 Stock Option Plan...................                    731,000
Stock options outside of stock option
  plans..................................                     15,000
                                                          ----------
                                                          12,949,494
                                                          ==========

8. INCOME TAXES

No provision for income taxes exists due to operating losses with no current tax benefit.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are presented below:

                                                                         DECEMBER 31,
                                                                   1998          1999
-------------------------------------------------------------------------------------
Net operating loss carryforwards............................  $358,000    $1,048,000
Research and development credits............................    29,000        19,000
Other.......................................................     7,000        91,000
Valuation allowance.........................................  (394,000)   (1,158,000)
                                                              --------    ----------
                                                              $     --    $       --
                                                              ========    ==========

As of December 31, 1999, the Company had approximately $2,600,000 federal and state net operating loss carryforwards. These carryforwards will begin to expire in 2012 for federal income tax purposes and in 2005 for state tax purposes. Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by valuation allowances at December 31, 1998 and 1999.

Utilization of net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar provisions. The annual limitation may result in expiration of net operating loss and tax credit carryforwards before full utilization.

9. SUBSEQUENT EVENTS (UNAUDITED)

INITIAL PUBLIC OFFERING

In October 2000, the board of directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a

--------------------------------------------------------------------------------

BIOMEDICINES, INC.
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AT SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

9. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

INITIAL PUBLIC OFFERING (CONTINUED)
proposed initial public offering. If the offering contemplated by this prospectus is consummated, the preferred stock outstanding as of the closing date will automatically be converted into shares of the Company's common stock.

Concurrent with the closing of the Company's initial public offering, the Company will record stock-based compensation expense related to the 250,000 shares of restricted stock issued to an officer that become unrestricted and for the loans to that officer which will be forgiven upon the close of the Company's initial public offering.

2000 EMPLOYEE STOCK PURCHASE PLAN

In October 2000, the Company's board of directors adopted, subject to stockholder approval, its 2000 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 300,000 shares of the Company's common stock have been reserved for issuance under the Purchase Plan. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on January 1 of each year, commencing in 2002 and ending on January 1, 2010, equal to the lesser of 200,000 shares, 0.5% of the outstanding shares on the date of the annual increase or such amount as may be determined by the board. The Purchase plan permits eligible employees to purchase common stock at a discount through payroll deductions during defined offering periods. The price at which the stock is purchased is equal to the lower of 85% of the fair market value of the common stock on the first day of the offering or 85% of the fair market value of the Company's common stock on the purchase date. The initial offering period will commence on the effective date of the offering.

2000 EQUITY INCENTIVE PLAN

In October 2000, the Company's board of directors adopted, subject to stockholder approval, the 2000 Equity Incentive Plan, with a total of 2,000,000 shares of common stock for issuance thereunder. In addition, the Equity Incentive Plan provides for annual increases in the number of shares available for issuance under the Equity Incentive Plan on January 1 of each year, commencing in 2002 and ending on January 1, 2010, equal to the lesser of 1,500,000 shares, 2% of the outstanding shares on the date of the annual increase or such amount as may be determined by the board.

AMENDED CERTIFICATE OF INCORPORATION

In October 2000, the board of directors authorized, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation to increase the authorized stock of the Company to 87,203,494 shares, consisting of 75,000,000 shares of common stock and 12,203,494 shares of preferred stock. In addition, in October 2000, the board of directors authorized, subject to stockholder approval, the amendment and restatement of the Company's Certificate of Incorporation, to be filed immediately following the closing of the Company's initial public offering, to delete all references to the Series A, B and C preferred stock and to authorize 5,000,000 shares of undesignated preferred stock.

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F-22

                                     [LOGO]

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than the underwriting discounts payable by us, in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $15,180
NASD filing fee.............................................    6,250
Nasdaq National Market listing fee..........................     *
Blue sky fees and expenses..................................     *
Transfer agent and registrar fees...........................     *
Accounting fees and expenses................................     *
Legal fees and expenses.....................................     *
Printing and engraving costs................................     *
Miscellaneous expenses......................................     *
                                                              -------
    Total...................................................  $  *
                                                              =======

---------

*  To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

-   for any breach of duty of loyalty to us or to our stockholders;

- for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

- for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

- for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

We have entered into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require us to indemnify each director and officer for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of BioMedicines, arising out of the person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

(a) During the past three years, we have issued unregistered securities to a limited number of persons as described below:

    1) an aggregate of 1,000,000 shares of Series A preferred stock for an aggregate purchase price of $1,000,000 in August 1998 to Brentwood Affiliates Fund, L.P., Brentwood Associates VII, L.P., Delphi BioInvestments IV, L.P., Delphi Ventures IV, L.P.

    2) an aggregate of 5,368,888 shares of Series B preferred stock for an aggregate purchase price of $12,079,998 in April 1999 to Brentwood Associates VII, L.P., Brentwood Affiliates Fund, L.P. Delphi Ventures IV, L.P., Delphi BioInvestments IV, L.P., Alta California Partners II, L.P., Alta Embarcadero Partners II, LLC, InterWest Partners VI, L.P., InterWest Investors VI, L.P., Pacific Growth Equities, B.M., L.P. and GC & H Investments.

    3) an aggregate of 4,834,606 shares of Series C preferred stock for an aggregate purchase price of $38,000,003 in September 2000 to Alta California Partners II, L.P., Alta Embarcadero Partners II, LLC, Banio Unione De Credito, Bank Julius Baer & Co., Banque SCS Alliances SA, Bay City Capital Fund II Co-Investment Fund, L.P., Bay City Capital Fund II, L.P., Bim Azionario Globale, Bim Bilanciato, Pierangelo Bottinelli, Brentwood Associates VII, L.P., BSI SA, CBG Compagnie Bancaire Geneve, Centro International Handelsbank AG, Charter Ventures IV, L.P., Neal R. Cutler, M.D., Delphi BioInvestments IV, L.P., Delphi Ventures IV, L.P., Robert D. English, Esperia Performance Fund, Fidurhone, Fin-Sirio SRL, Garfin SPA, Philip and Sarah Howard, Interwest Investors VI, L.P., Interwest Partners VI, L.P., LGT Bank In Liechtenstein AG, Lombard Odier & Cie, Pictet Global Sector Fund Biotech, RBB Bank AG, Vienna, Swisspartners Investment Network, LTD, Trefoil SA, Triaxis Trust AG, Ursula Vollenweider.

    4) an aggregate of 500,000 shares of common stock at $0.10 per share in November 1998 to Mark Moran, M.D.

    5) an aggregate of 500,000 shares of common stock at $0.225 per share in November 1999 to S. Mark Moran, M.D.

    6) options to purchase 803,500 shares of common stock at a weighted average exercise price of $0.21 per share to officers, employees, consultants and directors. Of these options, options to purchase 83,000 shares were granted outside the plan and options to purchase 720,000 shares were granted pursuant to our 1998 Equity Incentive Plan. Of the options to purchase shares granted outside our 1998 Equity Incentive Plan, options to purchase 83,000 shares have been exercised. Of the options to purchase shares granted pursuant to the 1998 Equity Incentive Plan, options to purchase 719,000 shares have been exercised and 4,000 of these shares have been repurchased.

    7) options to purchase 15,000 shares of common stock at an exercise price of $0.225.

(b) There were no underwriters employed in with any of the transactions set forth in Item 15(a).

The issuances described in Items 15(a)(1) through (5) and (7) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such

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II-2

PART II
--------------------------------------------------------------------------------

transactions. All recipients had adequate access, through their relationships with us, to information about us, and represented to us that they were accredited investors. Each series of preferred stock will convert to common stock upon the closing of this offering on a one-for-one basis.

The granting of options and issuances of common stock upon exercise thereof or otherwise, to our directors, executives, employees and consultants as described in 15(a)(6) above, these grants and issuances were exempt from registration pursuant to Rule 701 promulgated under the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

       EXHIBIT
       NUMBER                                DESCRIPTION OF DOCUMENT
---------------------                        -----------------------
        1.1*               Form of Underwriting Agreement.
        3.1                Certificate of Incorporation of Registrant.
        3.2                Form of Amended and Restated Certificate of Incorporation of
                           the Registrant to be effective upon the closing of the
                           offering made pursuant to this registration statement.
        3.3                Bylaws of the Registrant.
        3.4                Form of Amended and Restated Bylaws of Registrant to be
                           effective upon the closing of the offering made pursuant to this registration statement.
        4.1*               Specimen Stock Certificate.
        4.2                Amended and Restated Investor Rights Agreement dated
                           September 12, 2000.
        5.1*               Opinion of Cooley Godward LLP.
       10.1                Form of Indemnity Agreement between the Registrant and its directors and officers.
       10.2                Form of 2000 Equity Incentive Plan, Form of 2000 Equity
                           Incentive Plan Stock Option Agreement, and Form of 2000
                           Equity Incentive Grant Notice and Notice of Exercise.
       10.3                Form of 2000 Employee Stock Purchase Plan and Form of
                           Offering Document.
       10.4**              License Agreement, by and between Schering
                           Aktiengesellschaft and the Registrant dated February 1999.
       10.5**              License Agreement, by and between G.D. Searle & Co. and the
                           Registrant dated December 1997.
       10.6**              License Agreement by and between Boehringer Ingelheim
                           International GmbH and the Registrant dated July 1998.
       10.7**              Amendment to License Agreement by and between Boehringer
                           Ingelheim International GmbH and the Registrant dated
                           February 21, 2000.
       10.8**              Research and Development Contract, by and between Boehringer
                           Ingelheim Pharma KG and the Registrant dated July 1998.
       10.9                Commercial Property Lease, by and between Alameda Real
                           Estate Investments and the Registrant dated December 1,
                           1998.
       10.10               Amendment to Commercial Property Lease, by and between
                           Alameda Real Estate Investment, as Lessor, and the
                           Registrant, as Lessee, dated June 1, 1999.
       10.11               Employment Agreement of Mark Moran, dated August 14, 1997.
       10.12               Amendment to Employment Agreement of Mark Moran, dated
                           November 23, 1999.
       10.13               Employment Agreement of Peter J. Langecker, dated September
                           4, 1999.
       10.14               Employment Agreement of Hana Berger, dated October 12, 1999.
       10.15               Employment Agreement of Curtis L. Scribner, dated November
                           25, 1999.
       10.16               Consulting Agreement between Hana Berger and the Registrant, dated May 1, 1999.
       10.17               Employment Agreement of James Ahlers, dated May 14, 1999,
                           and Amendment to Accounting Services and Operations
                           Agreement, dated August 17, 1999.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

       16.1                Letter regarding change in certifying accountant.
       23.1                Consent of Ernst & Young LLP, independent auditors.
       23.2*               Consent of Cooley Godward LLP (See Exhibit 5.1)
       24.1                Power of Attorney (contained on signature page).
       27.1                Financial Data Schedule.

---------

*  To be filed by amendment.

** Confidential treatment has been requested with respect to portions of this exhibit.

(b) FINANCIAL STATEMENT SCHEDULES

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

The registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, BioMedicines, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on the 3rd day of November 2000.

                                                     BIOMEDICINES, INC.

                                                     By: /s/ MARK MORAN, M.D.
                                                         --------------------------------------------
                                                         Mark Moran, M.D.
                                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark Moran and James M. Ahlers, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                                   TITLE                                 DATE
----------------------------------------------------------------------------------------------------
/s/ MARK MORAN
---------------------------------           Chief Executive Officer and Director  November 3, 2000
Mark Moran                                    (Principal Executive Officer)

/s/ JAMES M. AHLERS                         Senior Director, Finance &
---------------------------------             Operations (Principal Finance and   November 3, 2000
James M. Ahlers                               Accounting Officer)

/s/ BRIAN G. ATWOOD
---------------------------------           Director                              November 3, 2000
Brian G. Atwood

/s/ JEAN DELEAGE
---------------------------------           Director                              November 3, 2000
Jean Deleage

--------------------------------------------------------------------------------

SIGNATURE                                   TITLE                                 DATE
----------------------------------------------------------------------------------------------------
/s/ PAUL NICHOLSON
---------------------------------           Director                              November 3, 2000
Paul Nicholson

/s/ ARNOLD L. ORONSKY
---------------------------------           Director                              November 3, 2000
Arnold L. Oronsky

/s/ DEBRA YU
---------------------------------           Director                              November 3, 2000
Debra Yu

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

EXHIBIT INDEX

       EXHIBIT
       NUMBER                                DESCRIPTION OF DOCUMENT
---------------------                        -----------------------
        1.1*               Form of Underwriting Agreement.
        3.1                Certificate of Incorporation of Registrant.
        3.2                Form of Amended and Restated Certificate of Incorporation of
                           the Registrant to be effective upon the closing of the
                           offering made pursuant to this registration statement.
        3.3                Bylaws of the Registrant.
        3.4                Form of Amended and Restated Bylaws of Registrant to be
                           effective upon the closing of the offering made pursuant to this registration statement.
        4.1*               Specimen Stock Certificate.
        4.2                Amended and Restated Investor Rights Agreement dated
                           September 12, 2000.
        5.1*               Opinion of Cooley Godward LLP.
       10.1                Form of Indemnity Agreement between the Registrant and its directors and officers.
       10.2                Form of 2000 Equity Incentive Plan, Form of 2000 Equity
                           Incentive Plan Stock Option Agreement, and Form of 2000
                           Equity Incentive Grant Notice and Notice of Exercise.
       10.3                Form of 2000 Employee Stock Purchase Plan and Form of
                           Offering Document.
       10.4**              License Agreement, by and between Schering
                           Aktiengesellschaft and the Registrant dated February 1999.
       10.5**              License Agreement, by and between G.D. Searle & Co. and the
                           Registrant dated December 1997.
       10.6**              License Agreement between Boehringer Ingelheim International
                           GmbH and the Registrant dated July 1998.
       10.7**              Amendment to License Agreement by and between Boehringer
                           Ingelheim International GmbH and the Registrant dated
                           February 21, 2000.
       10.8**              Research and Development Contract, by and between Boehringer
                           Ingelheim Pharma KG and the Registrant dated July 1998.
       10.9                Commercial Property Lease, by and between Alameda Real
                           Estate Investments and the Registrant dated December 1,
                           1998.
       10.10               Amendment to Commercial Property Lease, by and between
                           Alameda Real Estate Investment, as Lessor, and the
                           Registrant, as Lessee, dated June 1, 1999.
       10.11               Employment Agreement of Mark Moran, dated August 14, 1997.
       10.12               Amendment to Employment Agreement of Mark Moran, dated
                           November 23, 1999.
       10.13               Employment Agreement of Peter J. Langecker, dated September
                           4, 1999.
       10.14               Employment Agreement of Hana Berger, dated October 12, 1999.
       10.15               Employment Agreement of Curtis L. Scribner, dated November
                           25, 1999.
       10.16               Consulting Agreement between Hana Berger and the Registrant, dated May 1, 1999.
       10.17               Employment Agreement of James Ahlers, dated May 14, 1999 and
                           Amendment to Accounting Services and Operations Agreement,
                           dated August 17, 1999.
       16.1                Letter regarding change in certifying accountant.
       23.1                Consent of Ernst & Young LLP, independent auditors.
       23.2*               Consent of Cooley Godward LLP (See Exhibit 5.1)
       24.1                Power of Attorney (contained on signature page).
       27.1                Financial Data Schedule.

---------

*  To be filed by amendment.

** Confidential treatment has been requested with respect to portions of this exhibit.